EXHIBIT 10.1

EXECUTION COPY

$75,000,000

CREDIT AGREEMENT

(EXIT)

among

TRICO MARINE ASSETS, INC.

and

TRICO MARINE OPERATORS, INC.,

each as a Borrower and a Guarantor,

TRICO MARINE SERVICES, INC.,

as a Guarantor,

TRICO MARINE INTERNATIONAL, INC.,

TRICO MARINE INTERNATIONAL HOLDINGS B.V.,

TRICO SUPPLY AS

and

the other Subsidiaries party hereto,

as Guarantors and/or Credit Parties,

the several Lenders from time to time parties hereto,

and

BEAR STEARNS CORPORATE LENDING INC.,

as Administrative Agent and as Revolving Credit Collateral Agent

and

The Bank of New York,

as Term Loan Collateral Agent

Dated as of February 21, 2005

BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

SECTION 1.DEFINITIONS	2

1.1.Defined Terms	2

1.2.Other Definitional Provisions	33

SECTION 2.AMOUNT AND TERMS OF COMMITMENTS; GENERAL PROVISIONS APPLICABLE TO LOANS	34

2.1.Commitments	34

2.2.Procedure for Borrowing	35

2.3.Repayment of Loans	35

2.4.Reduction and Termination of the Revolving Credit Commitments	36

2.5.Optional Prepayments	36

2.6.Mandatory Prepayments and Commitment Reductions	37

2.7.Conversion and Continuation Options	39

2.8.Limitations on Eurodollar Tranches	40

2.9.Interest Rates and Payment Dates	40

2.10.Fees	40

2.11.Computation of Interest and Fees	41

2.12.Inability to Determine Interest Rate	41

2.13.Pro Rata Treatment and Payments	41

2.14.Requirements of Law	44

2.15.Taxes	45

2.16.Indemnity	47

2.17.Change of Lending Office	48

2.18.Replacement of Lenders	48

2.19.Evidence of Debt	48

2.20.Illegality	49

2.21.Cash Collateralization of L/Cs	49

SECTION 3.REPRESENTATIONS AND WARRANTIES	50

3.1.Financial Condition	50

3.2.No Change	51

3.3.Corporate Existence; Compliance with Law	51

3.4.Power; Authorization; Enforceable Obligations	52

3.5.No Legal Bar	52

3.6.Litigation	52

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3.7.No Default	52

3.8.Ownership of Property; Liens	52

3.9.Intellectual Property	52

3.10.Taxes	53

3.11.Federal Regulations	53

3.12.Labor Matters	53

3.13.ERISA	53

3.14.Investment Company Act; Other Regulations	54

3.15.Subsidiaries	54

3.16.Use of Proceeds	54

3.17.Environmental Matters	54

3.18.Accuracy of Information, etc	55

3.19.Collateral Vessels; Other Vessels	56

3.20.Secured Obligations, Etc	56

3.21.Deposit Accounts; Control Accounts	57

3.22.Title; No Other Liens	57

3.23.Pledged Collateral	57

3.24.Anti-Terrorism Law	58

3.25.Mortgages	59

SECTION 4.CONDITIONS PRECEDENT	59

4.1.Conditions Precedent to Initial Loans	59

4.2.Conditions Precedent to Each Loan	66

SECTION 5.AFFIRMATIVE COVENANTS	66

5.1.Financial Statements	66

5.2.Reports; Certificates; Other Information	67

5.3.Payment of Taxes, Etc	68

5.4.Maintenance of Existence; Compliance	68

5.5.Maintenance of Property; Insurance; Collateral Vessel Registration and Flag	69

5.6.Inspection of Property; Books and Records; Discussions	70

5.7.Notices	70

5.8.Environmental Laws	71

5.9.Additional Collateral; Collateral Protection; Subsidiary Guarantors	71

5.10.Further Assurances; Cooperation	73

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5.11.Cash Collateral Account; Control Accounts; Blocked Accounts; Lockbox Accounts	74

5.12.[ Reserved ]	75

5.13.Restriction on Payment of Obligations Other than in the Ordinary Course of Business	75

5.14.Use of Loan Proceeds	75

5.15.Mortgages	75

5.16.Undertaking to Maximize Trico Supply Guaranty	75

SECTION 6.NEGATIVE COVENANTS	76

6.1.Limitation on Indebtedness	76

6.2.Liens	79

6.3.Fundamental Changes; Collateral Actions	81

6.4.Disposition of Property	81

6.5.Restricted Payments	82

6.6.Investments	83

6.7.Certain Payments; Modifications of Certain Debt Instruments and other Agreements	84

6.8.Transactions with Affiliates	85

6.9.Sales and Leasebacks	85

6.10.Hedge Agreements	85

6.11.Negative Pledge Clauses	85

6.12.Clauses Restricting Subsidiary Distributions	85

6.13.Lines of Business	86

6.14.Organizational Documents and Material Agreements	86

6.15.[ Reserved ]	86

6.16.[ Reserved ]	86

6.17.Limitation on Aggregate L/C Exposure	86

6.18.Limitation on Local Currency and Other Accounts, Etc	86

6.19.Terrorism Law; Anti-Money Laundering	86

6.20.Certain Ownership Requirements	87

6.21.Certain Limitations on Activities of Subsidiaries	87

6.22.Maximum Leverage Ratio	87

6.23.Minimum EBITDA	89

6.24.Limitation on Capital Expenditures, Etc	89

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6.25.Agreement re TMIH Subordinated Loan Agreement	90

SECTION 7.EVENTS OF DEFAULT	91

7.1.Events of Default	91

SECTION 8.THE AGENTS	93

8.1.Appointment	93

8.2.Delegation of Duties	94

8.3.Exculpatory Provisions	94

8.4.Reliance by Agents	94

8.5.Notice of Default	95

8.6.Non-Reliance on Agents and Other Lenders	95

8.7.Indemnification	96

8.8.Agent in Its Individual Capacity	96

8.9.Successor Administrative Agent	96

8.10.Agents Generally	97

8.11.The Lead Arranger	97

8.12.Withholding Taxes	97

SECTION 9.GUARANTY	97

9.1.The Guaranty	97

9.2.Nature of Liability	98

9.3.Independent Obligation	98

9.4.Authorization	98

9.5.Reliance	99

9.6.Subordination	99

9.7.Waiver	99

9.8.Limitation on Enforcement	100

9.9.Other Limitations	100

SECTION 10.SECURITY	101

10.1.Security	101

10.2.Perfection of Security Interests	105

10.3.Rights of Lender; Limitations on Lenders’ Obligations	106

10.4.Covenants of the Credit Parties with Respect to Collateral	107

10.5.Performance by Agents of the Credit Parties’ Obligations	111

10.6.Limitation on Duty in Respect of Collateral	112

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10.7.Remedies, Rights Upon Default	112

10.8.Agent Appointment as Attorney-in-Fact	114

10.9.Modifications	115

10.10.Intercreditor Agreement	116

SECTION 11.MULTIPLE OBLIGORS	116

11.1.Joint and Several Liability	116

11.2.Waivers	116

11.3.Full Knowledge	117

11.4.Deferral of Reimbursement	118

11.5.Rights of Contribution; Subordination	118

11.6.Lenders’ Disgorgement of Payments	118

SECTION 12.MISCELLANEOUS	118

12.1.Amendments and Waivers	118

12.2.Notices	120

12.3.No Waiver; Cumulative Remedies	121

12.4.Survival of Representations and Warranties	121

12.5.Payment of Expenses and Taxes; Indemnification	121

12.6.Successors and Assigns; Participations and Assignments	122

12.7.Adjustments; Set-off	125

12.8.Counterparts	125

12.9.Severability	125

12.10.Integration	126

12.11.GOVERNING LAW	126

12.12.Submission To Jurisdiction; Waiver	126

12.13.Acknowledgments	126

12.14.Releases of Guarantees and Liens	127

12.15.Confidentiality	127

12.16.WAIVERS OF JURY TRIAL	127

12.17.Delivery of Addenda	127

12.18.Joint and Several Liability; Postponement of Subrogation	127

12.19.Marshaling; Payments Set Aside	128

12.20.Certain Agreements Relating to TMIH	128

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EXHIBITS:

A	Form of Addendum
B	Form of Assignment and Acceptance
C	Form of Blocked Account Agreement
D	Form of Consent Agreement
E	Form of Control Account Agreement
F	Form of Supplemental Order
G	Form of Intercreditor Agreement
H	[Reserved]
I	Form of Lockbox Account Agreement
J	[Reserved]
K	[Reserved]
L	Form of Subordinated Intercompany Note
M	Trico Supply Intercreditor Agreement
N	Trico Supply Subordinated Indemnity
O-1	Form of Notice of Borrowing of Revolving Loans
O-2	Form of Notice of Borrowing of Term Loans
P	Form of Exemption Certificate
Q-1	Form of Term Loan Note
Q-2	Form of Revolving Credit Note
R	Form of Collateral Vessel Mortgage
S	Form of Solvency Certificate
T	Form of Closing Certificate
U-1	Form of Opinion of Counsel to the Credit Parties
U-2	Form of Opinion of Maritime and Louisiana Counsel to the Credit Parties
U-3	Form of Opinion of Cayman Islands counsel to Trico Marine International Limited
U-4	Form of Opinion of Nigeria counsel to Coastal Inland Marine Services Limited
U-5	Form of Opinion of Brazil Counsel to Trico Servicos Maritimos Limitada
U-6	Form of Opinion of Mexico Counsel to Servicios de Apoyo Maritimo de Mexico, S. de R.L. de C.V.
U-7	Form of Opinion of Norway Counsel to Trico Supply, Trico Shipping and the Company

U-8	Form of Opinion of Netherlands counsel to TMIH and the Company
U-9	Form of Opinion of UK counsel to Trico Supply (UK) Limited and Albyn Marine Limited
V	Form of Press Release
W	Form of Pledge Amendment

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SCHEDULES:

Schedule 1.1A	Releasable Collateral
Schedule 1.1B	Releasable Norway Vessels
Schedule 3.1(b)	Certain Disclosable Items
Schedule 3.4	Exceptions to Executions of Consents, Authorizations, Filings and Notices by the Initial Funding Date
Schedule 3.9	Material Intellectual Property of the Credit Parties
Schedule 3.13	Disclosure regarding Pension Plan Liabilities
Schedule 3.15	Name and Jurisdiction of Incorporation of Each Subsidiary of the Company and, as to Each Such Subsidiary, the Percentage of Each Class of Equity Interests Owned by Any Group Member
Schedule 3.19	Name, Flag, Registry, Area of Operation, Official Number, Registered Owner and Current Classification Status of Each Vessel and Tanker
Schedule 3.20	Exceptions to Collateral
Schedule 3.20A	Commercial Tort Claims
Schedule 3.21	Deposit Accounts, Securities Accounts and Commodities Accounts of Any Credit Party in Existence on the Date Hereof
Schedule 3.23	Certain Pledged Collateral
Schedule 3.25A	Offices in which Mortgages are to be Filed
Schedule 3.25B	Mortgaged Properties
Schedule 6.1(a)(viii)	Indebtedness Outstanding as of the Date Hereof
Schedule 6.2(f)	Liens Existing as of the Date Hereof
Schedule 6.6(h)	Investments Existing as of the Date Hereof
Schedule 7.1(m)	Maximum Aggregate Exposure in Respect of Certain Matters
Schedule 12.2	Addresses of the Borrowers, Agents and Guarantors
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CREDIT AGREEMENT, dated as of February 21, 2005, among TRICO MARINE ASSETS, INC., a Delaware corporation, as a Borrower and a Guarantor (“Trico Assets”), TRICO MARINE OPERATORS, INC., a Louisiana corporation, as a Borrower and a Guarantor (“Trico Operators”); TRICO MARINE SERVICES, INC., a Delaware corporation, as a Guarantor (the “Company”); TRICO MARINE INTERNATIONAL, INC., a Louisiana corporation (“TMI”), TRICO MARINE INTERNATIONAL HOLDINGS B.V., a Netherlands limited company (besloten vennootschap) (“TMIH”), TRICO SUPPLY AS, a Norway limited company (“Trico Supply”), and the other Subsidiaries (as defined below) of the Company listed on the signature pages hereof or becoming a signatory hereof from time to time by addendum as provided herein, as Guarantors and/or as Credit Parties; the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, the “Lenders”), whether by Addendum or Assignment and Acceptance; BEAR, STEARNS & CO. INC., as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”); BEAR STEARNS CORPORATE LENDING INC. (“Bear Stearns”), as administrative agent (in such capacity, the “Administrative Agent”) and as Revolving Credit Collateral Agent, and THE BANK OF NEW YORK, as Term Loan Collateral Agent.

RECITALS:

A.  On December 21, 2004, each of the Debtors (as defined herein) filed a voluntary petition for relief (collectively, the “Cases”) under chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

B.  The Debtors have continued to operate their respective businesses and manage their respective properties as debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code.

C.  The Borrowers have requested that the Lenders provide the Exit Facility (as defined herein) for the purposes specified in Section 5.14.

D.  Pursuant to this Agreement, the Lenders are making available to the Borrowers the Exit Facility and the Term Loans and Revolving Loans in an aggregate principal amount not to exceed $75,000,000.

E.  The proceeds of the Loans will be used (a) to repay the “Obligations” under and as defined in, and outstanding on the date hereof pursuant to, the DIP Credit Agreement, (b) to provide working capital for, and for other general corporate purposes of, the Borrowers and certain Guarantors, (c) to pay specified Claims contemplated by the Trico Plan and (d) to pay (i) all fees as provided under the Credit Documents and (ii) all professional fees and expenses incurred by the Lenders, in all cases subject to the terms of this Agreement.

F.  To provide guarantees and security for the repayment of the Loans and the payment of the other Obligations of the Borrowers and the Guarantors hereunder, the Borrowers and the Guarantors are providing to the Administrative Agent and the Lenders, pursuant to this Agreement and the other Credit Documents, inter alia, the following (each as more fully described herein):

a guarantee from each of the Guarantors of the due and punctual payment and performance of the Obligations; and

a perfected, first priority Lien on all property of the Borrowers and the Guarantors (to the extent provided for in the Credit Documents) that secures their Obligations hereunder.

G.  Each of the Guarantors has agreed to guarantee the Obligations of the Borrowers hereunder and each of the Borrowers and the Guarantors has agreed to secure its Obligations to the Lenders and the

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Agents with, inter alia, security interests in, and other Liens (as defined herein) on, all of its property and assets, whether real or personal, tangible or intangible, now existing or hereafter acquired or arising, all as more fully provided, and subject to the exceptions set forth, herein.

H.  The Lenders are willing to make available to the Borrowers such Loans upon the terms and subject to the conditions set forth herein.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.   DEFINITIONS

1.1.  Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Account” means any “account” as defined in Article 9 of the UCC, whether due or to become due, whether or not the right of payment has been earned by performance, and whether now owned or hereafter acquired or arising in the future.

“Account Debtor” has the meaning specified in Article 9 of the UCC.

“Accounts Receivable” means all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all of a Credit Party’s right, title and interest, if any, in any goods or other property giving rise to such right to payment, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, pledges and other Liens, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired, and all Collateral Support and Supporting Obligations related to the foregoing and all Accounts Receivable Records.

“Accounts Receivable Records” means (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Accounts Receivable, (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Accounts Receivable, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Accounts Receivable, whether in the possession or under the control of a Credit Party or any computer bureau or agent from time to time acting for a Credit Party or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith and amendments, supplements or other modifications thereto, notices to other creditors or lenders, and certificates, acknowledgments or other writings, including lien search reports from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto and (e) all other written, electronic or other non-written forms of information related in any way to the foregoing or any Accounts Receivable.

“Addendum” means an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the date hereof.

“Additional Extensions of Credit” has the meaning specified in Section 12.1.

“Additional Credit Facilities” has the meaning specified in Section 12.1.

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“Additional Pledged Collateral” means all Equity Interests of either (a) any Person that, after the date of this Agreement, as a result of any occurrence, becomes a direct or indirect Subsidiary of the Company or (b) any issuer of Pledged Stock, any Partnership, any LLC or any joint venture which Equity Interests are acquired by any Credit Party after the date hereof; all certificates or other instruments representing any of the foregoing; all Security Entitlements of any Credit Party in respect of any of the foregoing; all additional indebtedness from time to time owed to any Credit Party by any obligor on the Pledged Notes and the instruments evidencing such indebtedness; and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the foregoing. Additional Pledged Collateral may be General Intangibles or Investment Property.

“Administrative Agent” has the meaning specified in the preamble to this Agreement and together with its successors appointed pursuant to Section 8.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents” means, collectively, the Revolving Credit Collateral Agent, the Term Loan Collateral Agent, the Lead Arranger, any collateral agent for Lenders under any Additional Credit Facility and the Administrative Agent.

“Aggregate L/C Exposure” means, with respect to the Company and its Subsidiaries other than Trico Supply and Trico Shipping, at any time, the aggregate of (a) the amounts available to be drawn under all Group L/Cs and (b) all unreimbursed amounts drawn under Group L/Cs.

“Aggregate L/C Exposure Statement” means, for the Company and its Subsidiaries other than Trico Supply and Trico Shipping, and for any date of delivery thereof, a report, as at the end of the calendar month immediately preceding such date of delivery, of the Aggregate L/C Exposure.

“Agreement” means this Credit Agreement.

“Ancillary Collateral Documents” means, collectively, each Mortgage, each Collateral Vessel Mortgage, each Specified Hedge Agreement, each Lockbox Account Agreement, each Blocked Account Agreement, each Control Account Agreement, each Foreign Collateral Document, each other certificate, instrument or document that creates or perfects a Lien on any Collateral and each other certificate, instrument or document executed by a Credit Party and delivered to the Administrative Agent or any Collateral Agent or Lender pursuant to or in connection with any of the foregoing.

“Anti-Terrorism Laws” has the meaning specified in Section 3.24.

“Applicable Margin” means (a) for Eurodollar Loans, a rate per annum equal to 5.25% and (b) for Base Rate Loans, a rate per annum equal to 4.25% .

“Applicable Prepayment Premium” means, with respect to any voluntary or mandatory repayment or prepayment of Term Loans (or applicable portion thereof) to which it applies, a prepayment premium on the principal amount of Term Loans (or applicable portion thereof) repaid or prepaid equal to the percentage of the principal amount of Term Loans (or applicable portion thereof) so repaid or prepaid set

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forth in the chart below by reference to the period in which such repayment or prepayment is made (in the case of voluntary repayments or prepayments) or required to be made pursuant to this Agreement (in the case of mandatory repayments or prepayments to which such prepayment premium applies):

Relevant Period	Prepayment premium as a percentage of the principal amount of Term Loans amount so prepaid or repaid
On or prior to the second anniversary of the Initial Funding Date	3%
On or prior to the third anniversary of the Initial Funding Date, but after the second anniversary of the Initial Funding Date	2%
On or prior to the fourth anniversary of the Initial Funding Date, but after the third anniversary of the Initial Funding Date	1%

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Securities Intermediary” means a Securities Intermediary or commodity intermediary selected or approved by the Administrative Agent and with respect to which a Credit Party has delivered to the Administrative Agent an executed Control Account Agreement covering all Control Accounts at such intermediary.

“Asset Sale” has the meaning specified in Section 6.4.

“Assignee” has the meaning specified in Section 12.6(b).

“Assignment and Acceptance” means an Assignment and Acceptance, substantially in the form of Exhibit B.

“Available Cash” means, with respect to any Person, all cash, short term investments and other Cash Equivalents, excluding (a) amounts constituting proceeds of Asset Sales, Recovery Events, Debt Issuances or Equity Issuances, to the extent otherwise required to be applied to a mandatory prepayment of the Loans pursuant to Section 2.6 and (b) Restricted Cash.

“Available Credit” means, at any time, an amount equal to the excess, if any, of (a) the aggregate Revolving Credit Commitments in effect at such time over (b) the excess, if any, of (i) the Aggregate L/C Exposure at such time over (ii) the Maximum Existing L/C Exposure in effect at such time.

“Bankruptcy Code” means title 11, United States Code, as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having competent jurisdiction over the Cases.

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“Bankruptcy Rules” means collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended.

“Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) 3.00%. For purposes hereof, “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Reference Bank as its prime or base rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Bank in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans” means Loans the rate of interest applicable to which is based upon the Base Rate.

“Bear Stearns” has the meaning specified in the preamble to this Agreement.

“Benefitted Lender” has the meaning specified in Section 12.7(a).

“Blocked Account” means a Deposit Account maintained by any Credit Party (other than TMIH and Trico Supply and its Subsidiaries) with a Blocked Account Bank, which account is the subject of an effective Blocked Account Agreement and is subject to a Lien in favor of the Collateral Agents for the benefit of the Revolving Secured Parties and the Term Secured Parties having the priority applicable to Deposit Accounts as specified in Sections 3.20 and 10.1 and includes all monies on deposit therein and all certificates and instruments, if any, representing or evidencing such Blocked Account.

“Blocked Account Agreement” means an agreement, substantially in the form of Exhibit C (with such changes thereto as may be agreed to by the Administrative Agent and the Collateral Agents), executed by the relevant Credit Party (other than TMIH and Trico Supply and its Subsidiaries), the Administrative Agent and the Collateral Agents and acknowledged and agreed to by the relevant Blocked Account Bank.

“Blocked Account Bank” means Nordea, Bank One, or any other financial institution selected or approved by the Administrative Agent and with respect to which a Credit Party (other than TMIH and Trico Supply and its Subsidiaries) has delivered to the Administrative Agent an executed Blocked Account Agreement covering all Blocked Accounts at such institution.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” means Trico Operators and Trico Assets.

“Borrowing” means a borrowing consisting of Loans of the same Type made on the same day and, if Eurodollar Rate Loans, having the same Interest Period, by the Lenders ratably according to their respective Revolving Credit Commitments or Term Loan Commitments, as applicable.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that with respect to notices

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and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cases” means the jointly administered Chapter 11 cases of the Debtors to which the Trico Plan relates.

“Cash Collateral Account” means a Deposit Account, account number 7414473003, in the name of the Revolving Credit Collateral Agent, maintained with Nordea in New York, New York.

“Cash Equivalents” means (a) marketable direct obligations issued directly, or unconditionally and fully guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 and a rating of “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to underlying securities of the types described in clause (a) of this definition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A-2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (h) other short-term investments utilized by any Foreign Subsidiary in accordance with its pre-existing cash management investment practices in investments of a type analogous to the foregoing, which shall be issued by a commercial bank having combined capital and surplus of not less than $500,000,000 and a rating of A (or such similar equivalent rating) or higher by a nationally or internationally recognized rating agency.

“Charterer Acknowledgement” means a written acknowledgement in form and substance satisfactory to the Agents, duly executed by the bareboat charterer of a Collateral Vessel subject to a

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bareboat charter, to the effect that such charterer (i) is not the owner of the vessel and (ii) cannot bind the owner of the vessel or the vessel for the charterer’s obligations.

“Chattel Paper” has the meaning specified in Article 9 of the UCC.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Claim” has the meaning specified in Section 101(5) of the Bankruptcy Code.

“Closing Date” means the date on which all of the conditions precedent set forth in Sections 4.1 (other than Sections 4.1(a) and (b), in respect of the Supplemental Order) and 4.2 shall have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the collective reference to the First Lien Collateral and the Second Lien Collateral, or where the context so requires, when used with respect to the Lien and security interest in favor of (i) the Revolving Credit Collateral Agent for the benefit of the Agents and the Revolving Credit Lenders, the First Lien Collateral or (ii) the Term Loan Collateral Agent for the benefit of the Term Loan Lenders, the Second Lien Collateral.

“Collateral Agents” means, collectively, the Revolving Credit Collateral Agent, Term Loan Collateral Agent and any collateral agent for Lenders under any Additional Credit Facility.

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise pledged, or a Lien on which is granted, securing any property of the nature described in the definition of the term “First Lien Collateral” set forth in Section 10.1(a) or the term “Second Lien Collateral” set forth in Section 10.1(b), as applicable, and, in either case, includes any security agreement or other agreement granting a mortgage, security interest or other lien in such real or personal property.

“Collateral Vessels” means the collective reference to (i) the Domestic Collateral Vessels, (ii) the Foreign Collateral Vessels and (iii) to the extent all consents, if any, required to be obtained from MARAD with respect to any or all of such vessels for the grant of a Lien thereon to secure the Obligations have been obtained and all conditions, if any, to such consents have been satisfied, the MARAD Vessels.

“Collateral Vessel Mortgage” has the meaning specified in Section 4.1(c)(iii)(C).

“Commercial Tort Claims” has the meaning specified in Article 9 of the UCC.

“Commitment Letter” means the Commitment Letter dated as of November 10, 2004 addressed to the Company and the Borrowers from Bear Stearns and other initial Lenders party thereto.

“Commitments” means the aggregate Revolving Credit Commitments and the aggregate Term Loan Commitments.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with any Group Member within the meaning of Section 4001 of ERISA or is part of a

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group that includes any Group Member and that is treated as a single employer under Section 414 of the Code.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Indebtedness Statement” means, for each of the group comprised of the Group Members and the group comprised of the Specified Group Members, separately, and for any date of delivery thereof, a detailed statement as at the end of the calendar month immediately preceding such date of delivery of the balance of outstanding indebtedness of the members of such group at such time (on a consolidated and unconsolidated basis).

“Conduit Lender” means any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and either Borrower (which consent shall not be unreasonably withheld); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.14, 2.15, 2.16 or 12.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confirmation Order” means the order by the Bankruptcy Court entered on January 21, 2005 on the docket of the Bankruptcy Court confirming a plan of reorganization for the Debtors under chapter 11 of the Bankruptcy Code.

“Confirmed Plan” means the Trico Plan.

“Consent Agreement” means an agreement, substantially in the form of Exhibit D (with such changes thereto as may be agreed to by the Administrative Agent), executed by the Borrowers, on behalf of themselves and the other Credit Parties, and the Administrative Agent, and relating to the transmission of certain communications to the Administrative Agent in electronic format.

“Consolidated Net Income” means, for any Person or group for any period, the net income (or loss) of such Person and its Subsidiaries or for the members of such group, as applicable, for such period, determined on a consolidated basis in conformity with GAAP; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, or to the members of such group, as applicable, (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the net income (or loss) of any Person acquired in a pooling of interest transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by such Person or any of its Subsidiaries other than in the ordinary course of business shall be excluded, and (d) extraordinary gains and losses and any one-time increase or decrease to net income which is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded.

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“Continuing Directors” means the directors of the Company on the Initial Funding Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended by at least a majority of the then Continuing Directors.

“Contracts” means with respect to any Credit Party, any and all “contracts,” as such term is defined in Article 1 of the UCC, of such Credit Party.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in Section 9-106 of the UCC.

“Control Account” means a Securities Account or commodity account maintained by any Credit Party (other than TMIH and Trico Supply and its Subsidiaries) with an Approved Securities Intermediary, which account is the subject of an effective Control Account Agreement and is subject to a Lien in favor of the Revolving Secured Parties and the Term Secured Parties having the priority applicable to Accounts as specified in Sections 3.20 and 10.1 and includes all financial assets held therein and all certificates and instruments, if any, representing or evidencing such Control Account.

“Control Account Agreement” means an agreement, substantially in the form of Exhibit E (with such changes as may be agreed to by the Administrative Agent and the Collateral Agents), executed by any Credit Party (other than TMIH and Trico Supply and its Subsidiaries), the Administrative Agent and the Collateral Agents and acknowledged and agreed to by the relevant Approved Securities Intermediary.

“Copyright Licenses” means any written agreement naming any Credit Party as licensor or licensee granting any right under any Copyright, including the grant of rights to copy, publicly perform, create derivative works, manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” means (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof and (b) the right to obtain all renewals thereof.

“Credit Documents” means, collectively, this Agreement, the Ancillary Collateral Documents, the Fee Letter, the Notes, the Intercreditor Agreement, the Trico Supply Intercreditor Agreement and the Waiver and Agreement.

“Credit Parties” means the Borrowers and the Guarantors and each other Group Member that is a party to any Credit Document.

“Debt Issuance” means the incurrence by any Group Member of any Indebtedness of the type specified in clause (a) or (c) of the definition of the term “Indebtedness” after the Initial Funding Date.

“Debtors” means the Company and the Borrowers, each as debtor and debtor-in-possession in the Cases under chapter 11 of the Bankruptcy Code.

“Default” means any event that is, or upon notice, lapse of time or both, if required, would constitute, an Event of Default.

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“Deposit Account” means any “deposit account,” as defined in Article 9 of the UCC, of any Credit Party (other than TMIH and Trico Supply and its Subsidiaries).

“DIP Agents” means, collectively, (i) Bear, Stearns & Co. Inc. as sole lead arranger and sole bookrunner for, (ii) Bear Stearns as administrative agent and revolving credit collateral agent under, and (iii) The Bank of New York as term loan credit collateral agent under, the DIP Credit Documents.

“DIP Credit Agreement” means the Secured Super-Priority Debtor-In-Possession Credit Agreement, dated as of December 22, 2004, among the Agents, the Lenders, the Borrowers and the other Credit Parties party thereto.

“DIP Credit Documents” means the “Credit Documents” as defined in the DIP Credit Agreement.

“DIP Facility” means the “DIP Facility” as defined in the DIP Credit Agreement.

“DIP Lenders” means the “Lenders” under and as defined in the DIP Credit Agreement.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, charter or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Document” has the meaning specified in Article 9 of the UCC.

“Dollars” and “$” means dollars in lawful currency of the United States.

“Domestic Collateral Vessels” means collectively, the sea going vessels and tankers (other than MARAD Vessels) owned by either Borrower, the Company or any Guarantor that is a Domestic Subsidiary, documented in the United States, and set forth on Schedule 3.19 as supplemented from time to time (which Schedule identifies the flag, registry, area of operation, official number and registered owner of each such vessel and tanker), which Schedule shall be supplemented from time to time after the date hereof to include any sea going vessels and tankers (other than MARAD Vessels) owned by either Borrower, the Company or any Guarantor that is a Domestic Subsidiary, documented in the United States, and acquired by any of them after the date hereof, or to remove any Domestic Collateral Vessel that is subsequently Disposed of as Releaseable Collateral to a Permitted JV, or otherwise Disposed of in accordance with the provisions of this Agreement.

“Domestic Subsidiary” means any Subsidiary that is incorporated within the United States of America.

“EBITDA” means, with respect to any group for any period, an amount equal to (a) Consolidated Net Income of such group for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) Interest Expense and (iii) depreciation, depletion and amortization of intangibles or financing or acquisition costs, plus (c) without duplication (i) to the extent not otherwise included in Consolidated Net Income, net cash dividends, or net cash distributions constituting a return of capital, received by such group from Persons outside such group (provided that in no event shall EBITDA for the Specified Group Members be increased by more than $5,000,000 in the aggregate in any fiscal year of the Company by the inclusion of net cash dividends, or net cash distributions constituting a return of capital, from Trico Supply or Trico Shipping which dividends or distributions have the effect of reducing the amount of the Guaranty by Trico Supply under Section 9 hereof of the payment and performance of the Obligations), and (ii) to the extent deducted as an expense in determining Consolidated Net Income, (x) M&C Costs

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and (y) for fiscal year 2005 only, restructuring costs in an aggregate amount not to exceed $5,600,000 and mobilization and de-stacking costs in an aggregate amount not to exceed $1,300,000, minus (d) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax and (ii) interest income.

“Effective Date” means the first Business Day (i) on which all conditions to the Trico Plan’s consummation set forth in Article IX.B. of the Trico Plan have been satisfied or waived; and (ii) that is the date on which the Trico Plan is substantially consummated; and (iii) on which all of the conditions precedent set forth in Sections 4.1(a) and (b) in respect of the Supplemental Order shall have been satisfied.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct on a Group Member concerning protection of human health or the environment, the Release or threatened Release of, or exposure to, Materials of Environmental Concern, natural resources or natural resource damage or occupational safety or health, each as may be amended at any time hereafter.

“Equipment” has the meaning specified in Article 9 of the UCC.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including joint venture, partnership, trust and membership interests (however designated, whether voting or nonvoting), of equity or ownership or beneficial interest in or of such Person, and any and all warrants, options or other rights to purchase or otherwise acquire any of the foregoing.

“Equity Issuance” means the issuance of any Equity Interest by any Group Member other than to a Wholly-Owned Subsidiary of the Company that is not a Norwegian Group Member.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements” means for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, special, marginal, emergency or other reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the beginning of such period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that

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displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the beginning of such period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Bear Stearns, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the beginning of such period. Notwithstanding the foregoing, if the Eurodollar Base Rate determined as provided in clause (a), (b) or (c) above for any Eurodollar Loan for any Interest Period would be less than 2.00% per annum, then the “Eurodollar Base Rate” for such Eurodollar Loan for such Interest Period shall be deemed to be 2.00% per annum.

“Eurodollar Loans” means Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward, if necessary, to the next 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche” means, collectively, Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date.

“Event of Default” has the meaning specified in Section 7.

“Excess Cash Flow” means, as to the Company and its consolidated Subsidiaries for any fiscal year, the consolidated EBITDA of the Company and its consolidated subsidiaries for such fiscal year less the sum of (a) (x) for fiscal year 2005 only, $9,900,000 and (y) for each fiscal year after 2005, $3,000,000 and (b) for each fiscal year, the aggregate amount of expensed and capitalized M&C Costs, capital expenditures, cash income taxes, cash interest expense and net mandatory and optional permanent reductions in principal amount of indebtedness paid from and in respect of amounts properly includable and included in such EBITDA (other than mandatory prepayments of Loans contemplated pursuant to Section 2.6(b) (and in any event, for greater clarity, other than mandatory prepayments from or in respect of events referred to in Section 2.6(a)).

“Executive Order” has the meaning specified in Section 3.24.

“Existing L/Cs” has the meaning specified in Section 2.21.

“Exit Facility” means the Term Loan Commitments, the Revolving Credit Commitments and the provisions herein related to the Term Loans and the Revolving Loans.

“Federal Funds Effective Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the

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day of such transactions received by the Reference Bank from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Administration Agent Fee Letter dated as of November 10, 2004, as amended from the Administrative Agent addressed to the Company and the Borrowers and accepted by them on November 12, 2004, with respect to the administrative agent fee to be paid from the Borrowers to the Administrative Agent.

“Final Confirmation Order” means the collective and, where the context requires, individual reference to a Confirmation Order and a Supplemental Order, in each case (a) that is satisfactory to the Administrative Agent and the Required Lenders in all respects that relate to, or could otherwise reasonably be expected to impact in an adverse manner, the Lenders and (b) that is an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari or other proceedings for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or, in the event that an appeal, petition for certiorari or motion for reargument or rehearing has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed or from which reargument or rehearing was sought, or certiorari has been denied, and the time to take any further appeal, petition for certiorari or other proceedings for reargument or rehearing shall have expired; provided, however, that such Confirmation Order and Supplemental Order shall not fail, collectively, to be a Final Confirmation Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Rule 7024 of the Bankruptcy Rules may be filed with respect to either of such orders.

“Final Order” means an order of the Bankruptcy Court entered on the docket of the Clerk of the Bankruptcy Court that is in effect and not stayed and as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived, or if an appeal, reargument, petition for certiorari, or rehearing thereof has been sought, the order of the Bankruptcy Court shall have been affirmed by the highest court to which the order was appealed, from which the reargument or rehearing was sought or certiorari has been denied, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired, provided, however, that no order shall fail to become a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Rule 7024 of the Bankruptcy Rules may be filed with respect to such order.

“Financial Asset” has the meaning specified in Article 8 of the UCC.

“First Lien Collateral” has the meaning specified in Section 10.1(a).

“Foreign Collateral Document” means each certificate, instrument or document that creates or perfects a Lien on any property of any Credit Party and that any Agent determines is appropriate to ensure that the Collateral Agents will have, for the benefit of the Secured Parties, a valid, effective, perfected and enforceable Lien securing the Obligations and having the priority provided for in, and otherwise complying with, Section 3.20, including the Trico Supply Pledge Agreements and the Trico Shipping Pledge Agreements.

“Foreign Collateral Vessels” means collectively, the sea going vessels and tankers (other than the Domestic Collateral Vessels and the MARAD Vessels) owned by either Borrower or any Guarantor and set forth on Schedule 3.19 as supplemented from time to time (which Schedule identifies the flag, registry, area of operation, official number and registered owner of each such vessel and tanker), which

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Schedule shall be supplemented from time to time after the date hereof to include any sea going vessels and tankers (other than the Domestic Collateral Vessels and the MARAD Vessels) owned by either Borrower or any Guarantor and acquired by any of them after the date hereof or to remove any Foreign Collateral Vessel that is subsequently Disposed of as Releasable Collateral to a Permitted JV, or otherwise Disposed of in accordance with the provisions of this Agreement.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by any Group Member primarily for the benefit of employees of any Group Member residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Office” means the office of the Administrative Agent specified in Section 12.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to either Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GECC Master Bareboat Charter” means that certain Master Bareboat Charter dated as of September 30, 2002 between Trico Operators and General Electric Capital Corporation, and the other documents executed and delivered in connection therewith (each as may be amended, modified or supplemented in accordance with the terms hereof and thereof).

“General Intangible” has the meaning specified in Article 9 of the UCC.

“Goods” has the meaning specified in Article 9 of the UCC.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Business” has the meaning specified in Section 3.17(b).

“Group L/Cs” means the face amount of all L/Cs issued for the account of, or having as the account party, the Company or any of its Subsidiaries other than Trico Supply and Trico Shipping or Subsidiaries thereof.

“Group Members” means the Company and its consolidated Subsidiaries from time to time.

“Group Properties” has the meaning specified in Section 3.17(a).

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or

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other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any other balance sheet condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the beneficiary of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business or (B) performance guarantees with respect to vessels incurred in connection with charter arrangements entered into in the ordinary course of business in favor of third parties agreeing to charter the applicable vessel, in each case, not relating to borrowed money. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Guarantors” means, collectively, the Company and each Wholly-Owned Subsidiary of the Company other than a Non-Guarantor Subsidiary, and including in any event each Borrower with respect to the other Borrower’s Obligations.

“Guaranty” means the guaranty of the Obligations of the Borrowers and the other Guarantors made by each Guarantor pursuant to Section 9.

“Hedge Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of either Borrower or any of its Subsidiaries shall be a Hedge Agreement.

“Indebtedness” means of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that are not more than ninety (90) days past due or the obligation to pay which is being contested in good faith by appropriate proceeding), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default may be limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit (to the extent of the unreimbursed amount of all drawings thereunder), surety bonds or similar arrangements, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interest of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to

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in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (i) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations, and (j) for the purposes of Sections 6.1 and 7.1(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. It is understood that, for purposes of this Agreement only, Indebtedness includes equity investments by the Company in Foreign Subsidiaries which, under local tax or accounting rules applicable to such Foreign Subsidiaries, are considered Indebtedness of such Foreign Subsidiaries.

“Initial Funding Date” means the date that is the later to occur of (a) the Closing Date and (b) the Effective Date.

“Initial Term Loan Amount” means the lesser of (i) $55,000,000 and (ii) the aggregate principal amount of the “Term Loans,” under and as defined in the DIP Credit Agreement, outstanding on the Initial Funding Date.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Instrument” has the meaning specified in Article 9 of the UCC, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Insurance” has the meaning specified in Article 9 of the UCC.

“Intellectual Property” means, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Agents, the Borrowers; the Guarantors and the other Group Members listed as parties thereto, substantially in the form attached hereto as Exhibit G.

“Interest Expense” means, for any Person for any period, (a) total interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP and including, in any event, interest capitalized during construction for such period and net costs under Interest Rate Contracts for such period minus (b) the sum of (i) net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period determined on a consolidated basis in conformity with GAAP plus (ii) any interest income of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP.

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“Interest Payment Date” means (a) as to any Base Rate Loan, the last day of each calendar month while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of one month, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than one month, each day that is one month, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period” means as to any Eurodollar Loan (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three or, subject to availability to all Lenders, six, nine or twelve months thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)  no Borrower may select an Interest Period that would extend beyond the Maturity Date;

(C)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(D)  each Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Inventory” has the meaning specified in Article 9 of the UCC.

“Investment Property” means, with respect to any Credit Party, any and all “investment property,” as such term is defined in Article 9 of the UCC, of such Credit Party.

“Investments” means, with respect to any Person, (a) any purchase or other acquisition by that Person of (i) any Equity Interest in, or (ii) a beneficial interest in any Equity Interest in, any other Person, (b) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person, (c) any loan or advance by that Person to any other Person (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted), (d) any capital contribution by that Person to any other Person, including all Indebtedness of any other Person to that Person arising from a sale of property by that Person other than in the ordinary course of its business and (e) any Guarantee Obligation incurred by that Person in respect of Indebtedness of any other Person.

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“JV Holdco” means a bankruptcy remote, special purpose entity (i) organized and subsisting pursuant to organizational documents acceptable in form and substance to the Administrative Agent, (ii) organized under the laws of the State of Delaware (or another jurisdiction satisfactory to the Administrative Agent) solely for the purpose of owning Equity Interests in Permitted JVs and having no other assets and no liabilities (other than as a Guarantor), (iii) 100% of the Equity Interests in which (x) are owned directly by the Company (or by one of its Wholly-Owned Subsidiaries if such ownership shall have been consented to by the Administrative Agent) and (y) shall have been pledged as security for the Secured Obligations pursuant to Section 10.1, which Lien shall be fully perfected and have the priority specified in Sections 3.20 and 10.1, (iv) that shall be a Guarantor and (v) that shall have pledged the Equity Interests in each Permitted JV owned by it as security for the Secured Obligations pursuant to Section 10.1 which Lien shall be fully perfected and have the priority specified in Sections 3.20 and 10.1, unless prohibited from doing so as to particular Equity Interests in Permitted JVs under the relevant Qualified JV Agreement governing such Equity Interests.

“L/C Exposure” means, with respect to any L/C, the sum of (i) the amount available to be drawn under such L/C and (ii) the unreimbursed amount drawn under such L/C.

“L/Cs” means, with respect to any Person, all letters of credit or analogous instruments as to which such Person is the account party or is otherwise liable for, or has pledged any asset to secure, reimbursement or payment of amounts drawn thereunder.

“Land” has the meaning specified in the definition of the term “Real Property.”

“Lead Arranger” has the meaning specified in the recitals to this Agreement.

“Lenders” has the meaning specified in the preamble hereto; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Leverage Ratio” means, with respect to any specified group for any period, a number equal to the aggregate principal amount of the consolidated Indebtedness of the members of such specified group, taken as a whole, outstanding on the last day of such period divided by the consolidated EBITDA of the members of such specified group, taken as a whole, for the relevant four consecutive fiscal quarter period ending on such date.

“Letter of Credit Rights” has the meaning specified in Article 9 of the UCC.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“LLC” means any limited liability company in which any Credit Party has an interest.

“LLC Agreement” means the limited liability company agreement or such analogous agreement governing the operation of any LLC.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Lockbox Account” means a lockbox account maintained by any Credit Party (other than TMIH and Trico Supply and its Subsidiaries) with a Lockbox Account Bank, which account is the subject of an

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effective Lockbox Account Agreement and is subject to a Lien in favor of the Revolving Secured Parties and the Term Secured Parties having the priority applicable to Deposit Accounts as specified in Sections 3.20 and 10.1, and includes all monies on deposit therein and all certificates and instruments, if any, representing or evidencing such Lockbox Account.

“Lockbox Account Agreement” means an agreement, substantially in the form of Exhibit I (with such changes thereto as may be agreed to by the Administrative Agent), executed by the relevant Credit Party (other than TMIH and Trico Supply and its Subsidiaries), the Administrative Agent and the Collateral Agents and acknowledged and agreed to by the relevant Lockbox Account Bank.

“Lockbox Account Bank” means a financial institution selected or approved by the Administrative Agent and with respect to which a Credit Party (other than TMIH and Trico Supply and its Subsidiaries) has delivered to the Administrative Agent an executed Lockbox Account Agreement covering all Lockbox Accounts at such institution.

“M&C Costs” means, as to any Person, costs of major scheduled drydockings of such Person’s vessels in connection with regulatory marine inspections of such vessels.

“Majority Lenders” means at any time, Lenders holding more than 50% of the sum of (a) the aggregate Revolving Credit Exposure at such time, (b) the aggregate amount of Unused Revolving Credit Commitments and (c) the aggregate outstanding principal amount of Term Loans.

“Majority Revolving Lenders” means at any time, Revolving Credit Lenders holding more than 50% of the sum of (a) the aggregate Revolving Credit Exposure at such time and (b) the aggregate amount of Unused Revolving Credit Commitments.

“Majority Term Lenders” means at any time, Term Loan Lenders holding more than 50% of the aggregate outstanding principal amount of Term Loans.

“MARAD” means the United States Maritime Administration.

“MARAD 2006 Notes” means the United States Government guaranteed ship financing bonds, SWATH Series I, consisting of $10,000,000.00 original principal amount of 6.08% sinking fund bonds due 2006.

“MARAD 2014 Notes” means the United States Government guaranteed ship financing bonds, 1999 series, consisting of $18,867,000.00 original principal amount of 6.11% sinking fund bonds due 2014.

“MARAD Vessels” means collectively the sea going vessels and tankers owned by TMI, documented in the United States, and set forth and identified as such on Schedule 3.19 (which Schedule identifies the flag, registry, area of operation, and official number of each such vessel and tanker), which Schedule shall be supplemented from time to time after the date hereof to include any sea going vessels and tankers owned by TMI, documented in the United States, and acquired after the date hereof.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise), performance, results of operations or prospects of either (i) the Borrowers or (ii) the Company and its consolidated Subsidiaries, taken as a whole, (b) the ability of any of the Borrowers or the Guarantors to perform their respective obligations under this Agreement or any other Credit Document, (c) the validity or enforceability of this Agreement or any other Credit Document, (d) the ability of any Agent or the Lenders to enforce any of their rights or remedies under this

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Agreement or any other Credit Document or (e) on the validity, perfection or priority of the Collateral Agents’ Liens on the Collateral.

“Material Intellectual Property” means Intellectual Property (i) owned by or licensed to a Credit Party that is material to the business, assets, properties, condition (financial or otherwise), operations or prospects of such Credit Party or (ii) the lack of rights to utilize which could have a Material Adverse Effect.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any pollutant, contaminant, chemical, compound, constituent or hazardous, toxic or other substances, materials or wastes, defined or regulated as such in or under any Environmental Law or which may give rise to liability under any Environmental Law, including asbestos or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means the fifth anniversary of the date of this Agreement.

“Maximum Budgeted Amount” has the meaning specified in Section 4.1(q).

“Maximum Existing L/C Exposure” has the meaning specified in Section 2.21.

“Maximum Supply Guaranty Amount” means, at any time of determination, the maximum fully enforceable liability that Trico Supply could incur at such time pursuant to its Guaranty assuming that it had no previously existing obligation under its Guaranty, as determined in good faith by the directors of Trico Supply with a view to maximizing the amount of Trico Supply’s Guaranty to the maximum amount permitted by applicable law.

“Mirror Note” means that note or series of notes in a principal amount not to exceed NOK 200,000,000, issued by one or more Group Members to one or more other Group Members, the obligations under which shall be satisfied, and shall only be satisfied, as a result of and in connection with the reduction of paid-in-capital of Trico Shipping.

“Money” has the meaning specified in Section 1-201 of the UCC.

“Mortgaged Properties” means the Real Properties listed on Schedule 3.25B, and each other Real Property owned from time to time by any Credit Party, as to which the Collateral Agents, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages as required by Section 5.9.

“Mortgages” means the collective reference to the mortgages, deeds of trust and other real estate security documents made or required to be made by any Credit Party in favor of, or for the benefit of, the Collateral Agents, for the benefit of the Secured Parties, each to be in form and substance satisfactory to the Agents.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash” means (a) with respect to the Group Members, Available Cash thereof and (b) with respect to the Specified Group Members, Available Cash thereof less aggregate amounts received as dividends, loans, advances and other distributions from Persons that are not included as Specified Group Members.

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“Net Cash Proceeds” means:

(a)    in connection with any Asset Sale, the proceeds in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale, net of (i) attorneys’ fees, accountants’ fees, investment banking fees and other customary fees and expenses actually incurred in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) any amounts remitted into an escrow or provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale, provided that, to the extent and at the time any such amounts are released from such escrow or reserve to or for the benefit of any Credit Party, such amounts shall constitute Net Cash Proceeds;

(b)    in connection with any Debt Issuance or any Equity Issuance (other than a Debt Issuance or Equity Issuance to a Credit Party), the proceeds in the form of cash and Cash Equivalents thereof, net of customary fees, commissions, underwriting discounts, costs and expenses actually incurred in connection therewith; and

(c)    in connection with any Recovery Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all taxes thereon and all reasonable costs and expenses actually incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Recovery Event and net of amounts required to be applied to payment of obligations secured by a Permitted Senior Lien on the property to which such Recovery Event relates.

“NOK” means Norwegian Kroner.

“Non-Excluded Taxes” has the meaning specified in Section 2.15(a).

“Non-Guarantor Subsidiary” means Trico Shipping, TMIH and each other Wholly-Owned Subsidiary of the Company, if any, as to which the Required Lenders shall have given, and then only to the extent they shall have given, an express written waiver of the requirement that such Wholly-Owned Subsidiary of the Company constitute a Guarantor under this Agreement and expressly identifying such Subsidiary as a Non-Guarantor Subsidiary.

“Non-U.S. Lender” has the meaning specified in Section 2.15(d).

“Nordea” means Nordea Bank AB and its Affiliates.

“Norwegian Group Members” means Trico Supply and its consolidated Subsidiaries.

“Norwegian Revolving Facility” means the NOK 800,000,000 reducing revolving credit facility between Trico Shipping AS and DnB NOR Bank ASA, as agent, and the other lenders party thereto, dated as of April 24, 2002, together with any amendments or modifications thereto.

“Norwegian Term Loan” means the NOK 150,000,000 term loan between Trico Shipping AS and DnB NOR Bank ASA, as agent, and the other lenders party thereto, dated as of June 26, 2003, together with any amendments or modifications thereto.

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“Norwegian Tonnage Tax Regime” means The Norwegian Counsel Tax Act §8-11 to §8-20 and such other provisions of Norwegian tax law, if any, pursuant to which Trico Shipping has in the past obtained deferral or reduction of tax liabilities otherwise applicable to Norwegian companies generally.

“Notes” means, collectively, any promissory note evidencing Loans.

“Obligations” means the unpaid principal of and interest on the Loans and all fees, expenses, indemnities and other obligations and liabilities of any Credit Party to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, to any Affiliate of any Lender or any Agent), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by any Credit Party pursuant hereto) or otherwise; provided that (i) obligations of any Credit Party or any of its Subsidiaries under or in respect of any Specified Hedge Agreement shall be secured and guaranteed only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“OFAC” has the meaning specified in Section 3.24.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” has the meaning specified in Section 12.6(c).

“Partnership” means any partnership in which any Credit Party has an interest.

“Partnership Agreement” means the partnership agreement of any Partnership or such analogous agreement governing the operation of any Partnership.

“Patent License” means all agreements, whether written or oral, providing for the grant by or to any Credit Party of any right to manufacture, use, import, sell or offer for sale any invention covered in whole or in part by a Patent.

“Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Payment Intangible” has the meaning specified in Article 9 of the UCC.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Percentage” means (a) as it relates to Revolving Loans, with respect to any Revolving Credit Lender at any time, the percentage that such Revolving Credit Lender’s Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Revolving

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Credit Termination Date, the percentage that the aggregate principal amount of such Revolving Credit Lender’s Revolving Loans outstanding at such time constitutes of the aggregate principal amount of all Revolving Loans outstanding at such time), (b) as it relates to Term Loans, with respect to any Term Loan Lender at any time, the percentage that the aggregate principal amount of such Term Loan Lender’s Term Loans outstanding at such time constitutes of the aggregate principal amount of all Term Loans outstanding at such time or, if no Term Loans are then outstanding, the percentage that such Term Loan Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments, and (c) as it relates to all Loans, with respect to any Lender at any time, the percentage that the aggregate principal amount of such Lender’s Loans outstanding at such time constitutes of the aggregate principal amount of all Loans outstanding at such time.

“Permitted Collateral Vessel Liens” means those Liens expressly permitted by clauses (a), (b), (f), (h), (j), (k) and (n) of Section 6.2.

“Permitted Jurisdiction” means the United States, Brazil, Vanuatu, the Marshall Islands, Mexico and the Bahamas.

“Permitted JV” means a joint venture (i) engaged solely in the same type of business as the Borrowers, (ii) that conducts its business in and in proximity to Mexico, China or West Africa, (iii) all of the Equity Interests in which that are owned indirectly by the Company are owned directly by a JV Holdco and directly or indirectly by one or more Credit Parties, (iv) that is formed, and continues to be governed, solely by a Qualified JV Agreement, (v) the contributions to which by any Group Member are limited to Permitted JV Investments or Permitted JV Sales and (vi) that has obtained and is maintaining all necessary Governmental Authority and third party consents, authorizations and approvals, and has made all filings and given all notices, in order to conduct business as proposed to be conducted.

“Permitted JV Investment” or “Permitted JV Sale” means the contribution or sale, respectively, by the Company or any of its consolidated Subsidiaries of one or more items of Releasable Collateral or Releasable Norway Vessels to one or more Permitted JVs; provided that all ownership interests in all Permitted JVs are held by the Company or a Wholly-Owned Subsidiary of the Company through a JV Holdco.

“Permitted L/C Cash Collateral Accounts” has the meaning specified in Section 2.21(a).

“Permitted Liens” has the meaning specified in Section 6.2.

“Permitted Local Dollar Account” means Dollar denominated account that is a Lockbox Account or, with the consent of the Administrative Agent, an account that is not a Lockbox Account, and is maintained by the Company or any of its subsidiaries (other than TMIH and Norwegian Group Members) at banks located outside the United States.

“Permitted Local Currency Account” means a Lockbox Account or, with the consent of the Administrative Agent, an account that is not a Lockbox Account and that is denominated in a currency other than Dollars.

“Permitted Refinancing” means as to any Indebtedness, the incurrence of other Indebtedness (“Refinancing Indebtedness”) to refinance such existing Indebtedness; provided that, in the case of such Refinancing Indebtedness, the following conditions are satisfied:

(a)  the weighted average life to maturity of such Refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, and

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the first scheduled principal payment in respect of such Refinancing Indebtedness shall not be earlier than the first scheduled principal payment in respect of the Indebtedness being refinanced;

(b)  the principal amount (or if issued with original issue discount, issue price) of such Refinancing Indebtedness shall be less than or equal to the principal amount then outstanding of the Indebtedness being refinanced plus, without duplication, the amount of any premiums and accrued and unpaid interest thereon and reasonable fees and expenses, in each case, associated with such refinancing;

(c)  the respective obligor or obligors shall be the same on the Refinancing Indebtedness as on the Indebtedness being refinanced;

(d)  the security, if any, for the Refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of Refinancing Indebtedness);

(e)  the Refinancing Indebtedness is subordinated to the Obligations or the obligations of the Guarantors in respect of the Guaranty, as applicable, to the same degree, if any, or to a greater degree as the Indebtedness being refinanced; and

(f)  the terms, taken as a whole, applicable to such Refinancing Indebtedness or, if applicable, the related guarantees of such Refinancing Indebtedness (including covenants, events of default, remedies and acceleration rights) shall not be materially more favorable to the refinancing lenders than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced.

“Permitted Senior Liens” means, with respect to any item of Collateral, a Lien thereon, senior to the Liens thereon granted or created pursuant to the Credit Documents in favor of the Secured Parties permitted to be created or to exist pursuant to (i) clause (b), (c), (d), (e) or (n) of Section 6.2 to the extent having priority pursuant to applicable law, or (ii) except in the case of Collateral Vessels, clause (g) of Section 6.2.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Group Member or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Maximum Payment Budget” has the meaning specified in Section 4.1(q).

“Pledge Amendment” has the meaning specified in Section 10.4(g)(i).

“Pledged Collateral” means collectively, the Pledged Notes, the Pledged Stock, the Pledged Partnership Interests, the Pledged LLC Interests, any other Investment Property of any Credit Party, all certificates or other instruments representing any of the foregoing, all Security Entitlements of any Credit Party in respect of any of the foregoing, all dividends, interest distributions, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing. Pledged Collateral may be General Intangibles or Investment Property.

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“Pledged LLC Interests” means all of any Credit Party’s right, title and interest as a member of any LLCs and all of such Credit Party’s right, title and interest in, to and under any LLC Agreement to which it is a party.

“Pledged Notes” means all right, title and interest of any Credit Party in the Instruments evidencing all Indebtedness owed to such Credit Party, including all Subordinated Intercompany Notes and all other Indebtedness described on Schedule 3.23, issued by the obligors named therein, and all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Partnership Interests” means all of any Credit Party’s right, title and interest as a limited and/or general partner in all Partnerships and all of such Credit Party’s right, title and interest in, to and under any Partnership Agreements to which it is a party.

“Pledged Stock” means the shares of Equity Interest owned by each Credit Party, including all shares of Equity Interest listed on Schedule 3.23.

“Prepetition Agents” means, collectively, Bear, Stearns & Co. Inc. as sole lead arranger and sole bookrunner for, and Bear Stearns as administrative agent under, the Prepetition Credit Agreement.

“Prepetition Credit Agreement” means the Credit Agreement, dated as of February 12, 2004, among the Borrowers, as borrowers thereunder, the Prepetition Lenders and the Prepetition Agents.

“Prepetition Credit Documents” means, collectively, the Prepetition Credit Agreement, the promissory notes in respect of loans made thereunder, the Guarantee and Collateral Agreement, dated as of February 12, 2004, among the Company, the Borrowers and each Subsidiary that is a party thereto as guarantor and each first preferred mortgage with respect to each “Collateral Vessel” (as defined in the Prepetition Credit Agreement) executed and delivered pursuant to the Prepetition Credit Agreement, and each certificate, instrument and other agreement or document executed and delivered in connection with or pursuant to any of the foregoing.

“Prepetition Lenders” means the banks and other financial institutions or entities from time to time parties to the Prepetition Credit Agreement.

“Prime Rate” has the meaning specified in the definition of the term of “Base Rate.”

“Proceeds” means any and all “Proceeds,” as such term is defined in Article 9 of the UCC.

“Pro Forma Balance Sheet” has the meaning specified in Section 3.1.

“Qualified Counterparty” means, with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was an Agent, a Lender or an Affiliate of an Agent or a Lender.

“Qualified JV Agreement” means, with respect to a Permitted JV, a joint venture agreement that (a) does not contain any “change of control” or “no pledge” or other provisions prohibiting or restricting (or resulting in the termination of such Permitted JV or any other adverse result as a consequence of) the grant of the security interest to the Lenders in, or the foreclosure on and sale by the Lenders pursuant to such security interest of, the Equity Interests in such joint venture owned by any JV Holdco or the Equity Interests in any JV Holdco or any other Subsidiary of the Company, and (b) is otherwise in form and substance satisfactory to the Majority Lenders.

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“Real Property” means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by any Credit Party (the “Land”), together with the right, title and interest of such Credit Party, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.

“Records” has the meaning specified in Article 9 of the UCC.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation or requisition proceeding (whether of title, ownership or otherwise or other purchase or taking by any Governmental Authority) relating to any property owned by a Credit Party.

“Reference Bank” means Citibank, N.A.

“Refinancing Indebtedness” has the meaning specified in the definition of the term “Permitted Refinancing.”

“Register” has the meaning specified in Section 12.6(b)(iv).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Credit Party in connection therewith that are not applied to prepay the Loans pursuant to Section 2.6 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Recovery Event in respect of which any Credit Party has delivered a Reinvestment Notice.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to repair or replace a damaged or taken property in accordance with the provisions set forth in the definition of the term “Reinvestment Notice.”

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months (in the case of a vessel) or 6 months (in the case of any other property) after such Reinvestment Event and (b) the date on which the relevant Credit Party shall have determined not to, or shall have otherwise ceased to, repair or replace a damaged or taken property in accordance with the provisions set forth in the definition of the term “Reinvestment Notice” with all or any portion of the relevant Reinvestment Deferred Amount.

“Reinvestment Notice” means a written notice and certification executed by a Responsible Officer of a Credit Party stating that no Default or Event of Default has occurred and is continuing and that such Credit Party (directly or indirectly through a Subsidiary of such Credit Party that is also a Credit Party) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Recovery Event to replace or repair a damaged or taken property, provided that pending any such use (or any prepayment

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in accordance with Section 2.6), all such Net Cash Proceeds resulting therefrom shall be deposited as cash collateral in the Reserved Cash Collateral Account to secure the Obligations in accordance with Section 5.11(a).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Material of Environmental Concern in, into, onto or through the environment.

“Releasable Collateral” means any 10 of the 12 vessels specified on Schedule 1.1A, or individual substitutions to Schedule 1.1A consented to by the Required Lenders. Releasable Collateral shall include no more than four “active” vessels.

“Releasable Norway Vessels” means any vessels specified on Schedule 1.1B (but no more than 2 of the 3 anchor handlers specified thereon), or individual substitutions to Schedule 1.1B consented to by the Required Lenders.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders” means at any time, Lenders holding more than 70% of the sum of (a) the aggregate Revolving Credit Exposure at such time, (b) the aggregate amount of Unused Revolving Credit Commitments and (c) the aggregate outstanding principal amount of Term Loans or, when expressly used with reference to the Revolving Credit Lenders as a class, Revolving Credit Lenders holding more than 70% of the sum of (a) the aggregate Revolving Credit Exposure at such time and (b) the aggregate amount of Unused Revolving Credit Commitments, or, when expressly used with reference to the Term Loan Lenders as a class, Term Loan Lenders holding more than 70% of the aggregate outstanding principal amount of Term Loans.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or order, decree or other determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserved Cash Collateral Account” has the meaning specified in Section 2.21(b).

“Responsible Officer” means, with respect to the Company or either Borrower, the chief executive officer, president or chief financial officer of the Company or such Borrower, as applicable, but in any event, with respect to financial matters, the chief financial officer of the Company or such Borrower, as applicable.

“Restricted Cash” means all cash, short term investments and other Cash Equivalents pledged pursuant to Permitted Liens under Section 6.2(c), (d) or (l).

“Restricted Payment” means, except as authorized or required by the Trico Plan, (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of the

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same class as those in respect of which such dividend was declared, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Company or any of its Subsidiaries now or hereafter outstanding, and (c) any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent in connection therewith) or other charges on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness of any Credit Party, other than (i) any required redemptions, retirement, purchases or other payments, in each case to the extent permitted to be made by the terms of such Indebtedness after giving effect to any applicable subordination provisions and (ii) in respect of the Obligations as contemplated in this Agreement.

“Revolving Credit Collateral Agent” means Bear Stearns, as collateral agent for the Revolving Credit Lenders, together with its successors appointed pursuant to Section 8.

“Revolving Credit Commitment” means as to any Lender, the obligation of such Lender to make a Revolving Loan to the Borrowers hereunder in an aggregate principal amount not to exceed at any one time outstanding the amount set forth under the heading “Revolving Credit Commitment” under such Lender’s name on such Lender’s Addendum or, if applicable, such Lender’s Assignment and Assumption. On the Initial Funding Date, the aggregate amount of the Revolving Credit Commitments is $20,000,000.

“Revolving Credit Commitment Termination Date” means the earlier to occur of (a) the Maturity Date and (b) the date on which the Revolving Credit Commitments are terminated pursuant to Section 2.4, 2.6 or Section 7.

“Revolving Credit Exposure” means, at any time, the aggregate outstanding principal amount of Revolving Loans at such time.

“Revolving Credit Lender” means each Lender having a Revolving Credit Commitment or holding a Revolving Loan.

“Revolving Loans” means loans made by the Lenders to the Borrowers pursuant to their Revolving Credit Commitments and Section 2.1(a).

“Revolving Secured Obligations” means the Secured Obligations owing to the Revolving Credit Lenders, in their capacity as such, in respect of the Revolving Loans and otherwise pursuant to any Credit Document or owing to any Agent, in its capacity as such, pursuant to any Credit Document.

“Revolving Secured Parties” means the Revolving Credit Lenders and any other holder of any of the Revolving Secured Obligations.

“Rollover Period” has the meaning specified in Section 2.21(b).

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Collateral” has the meaning specified in Section 10.1(b).

“Secured Obligations” means in the case of either Borrower, the Obligations of such Borrower and, in the case of each Credit Party, the obligations of such Credit Party under the Guaranty, any Specified Hedge Agreements and the other Credit Documents to which it is a party.

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“Secured Parties” means, collectively, the Agents, the Lenders and any other holder of Secured Obligations that has agreed to be bound by the provisions of Section 8 as if it were a Lender party hereto (regardless of whether or not such holder thereafter continues to be an Agent or a Lender or an Affiliate of an Agent or a Lender).

“Securities Account” has the meaning specified in Article 8 of the UCC.

“Securities Intermediary” has the meaning specified in Article 8 of the UCC.

“Securities Entitlement” has the meaning specified in Article 8 of the UCC.

“Senior Collateral Agent” means (i) prior to termination of the Revolving Credit Commitments and payment in full of all Revolving Credit Loans and all accrued interest and fees on or relating thereto or to the Revolving Credit Commitments, and all other Obligations owing to the Revolving Credit Lenders in their capacity as such, the Revolving Credit Collateral Agent, and (ii) thereafter, the Term Loan Collateral Agent.

“Senior Note Indenture” means the Indenture entered into by the Company and certain of its Subsidiaries with JPMorgan Chase Bank, as trustee, on May 31, 2002 in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Company or such Subsidiaries in connection therewith.

“Senior Notes” means the $250,000,000 aggregate principal amount of 8⅞% senior notes due 2012 of the Company issued on May 31, 2002 pursuant to the Senior Note Indenture.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” means, with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Foreign Vessels” means all vessels listed on Schedule 3.19 as having their location in Brazil, other than the Walker I.

“Specified Group Members” means the Group Members other than the Norwegian Group Members.

“Specified Hedge Agreement” means any Hedge Agreement (a) entered into by (i) either Borrower and (ii) any Qualified Counterparty and (b) that has been designated by the relevant Agent or

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Lender, as the case may be, and the relevant Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guaranty.

“Subordinated Intercompany Note” means, with respect to each Credit Party, as the maker thereof, a promissory note (i) in the case of Credit Parties other than TMIH, substantially in the form of Exhibit L (with such modifications as the Administrative Agent may agree to), which promissory note shall evidence all intercompany loans which may be made from time to time by the payee thereunder to such Credit Party and (ii) in the case of TMIH with respect to the TMIH Subordinated Loan, the TMIH Subordinated Loan Agreement.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Supporting Obligations” has the meaning specified in Article 9 of the UCC.

“Supplemental Order” means an order by the Bankruptcy Court substantially in the form attached as Exhibit F approving inter alia, the Credit Documents, the Trico Supply Share Purchase Agreement and the transactions contemplated thereby.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, the obligations of such Person under any Synthetic Lease.

“Term Loan Collateral Agent” means The Bank of New York, as collateral agent for the Term Loan Lenders, together with its successor appointed pursuant to Section 8.

“Term Loan Collateral Agent Fee Letter” means the Term Loan Collateral Agent Fee Letter dated as of December 13, 2004 from the Term Loan Collateral Agent addressed to the Company and the Borrowers with respect to the collateral agent fee to be paid from the Borrowers to the Term Loan Collateral Agent.

“Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make a Term Loan hereunder to the Borrowers on the Initial Funding Date in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment,” under such Lender’s name on such Lender’s Addendum. The aggregate amount of the Term Loan Commitments on the Initial Funding Date is $55,000,000.

“Term Loan Lender” means each Lender having a Term Loan Commitment or holding an outstanding Term Loan.

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“Term Loans” means loans made by the Lenders to the Borrowers pursuant to their Term Loan Commitments and Section 2.1(b).

“Term Secured Obligations” means the Secured Obligations owing to the Term Loan Lenders in respect of the Term Loans and otherwise pursuant hereto.

“Term Secured Parties” means the Term Loan Lenders and any other holder of any of the Term Secured Obligations.

“Termination Date” means the earliest to occur of the (a) the Maturity Date, (b) the date on which the Revolving Credit Commitments are terminated pursuant to Section 2.4, and (c) the date on which the Commitments are terminated and all Obligations shall become due and payable pursuant to Section 7 or otherwise.

“Title XI Subsidiary Agreements” means the agreements existing as of the date hereof related to the United States government guaranteed vessel financings obtained by TMI.

“TMI” has the meaning specified in the preamble to this Agreement.

“TMIH” has the meaning specified in the preamble to this Agreement.

“TMIH Subordinated Loan” means, collectively, the US $287,826,454 and US $5,954,121 unsecured, subordinated loans made by the Company to TMIH pursuant to and evidenced by the TMIH Subordinated Loan Agreement (it being understood that the TMIH Subordinated Loan is a transaction constituting a loan under local tax rules applicable to TMIH, which transaction constitutes an equity investment by the Company in TMIH under GAAP).

“TMIH Subordinated Loan Agreement” means, collectively, (i) the Loan Agreement, effective as of December 1, 1997 (the “TMIH Subordinated Loan Agreement (1997)”), evidencing the US $287,826,454 unsecured, subordinated loan made by the Company to TMIH, and (ii) the Loan Agreement, effective as of May 1, 1998, evidencing the US $5,954,121 unsecured, subordinated loan made by the Company to TMIH, in each case as originally in effect (it being understood that the TMIH Subordinated Loan Agreement is governed by the law of the Netherlands and evidences a transaction constituting a loan under local tax rules applicable to TMIH, which transaction constitutes an equity investment by the Company in TMIH under GAAP).

“TMIH Subordinated Loan Agreement (1997)” has the meaning specified in the definition of the term “TMIH Subordinated Loan Agreement.”

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Credit Party of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals thereof.

“Transferee” means any Assignee or Participant.

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“Trico Assets” has the meaning specified in the preamble to this Agreement.

“Trico Operators” has the meaning specified in the preamble to this Agreement.

“Trico Plan” means the plan for the Debtors under chapter 11 of the Bankruptcy Code that was confirmed by the Bankruptcy Court pursuant to the Confirmation Order.

“Trico Shipping” means Trico Shipping AS, a Norwegian corporation.

“Trico Shipping Pledge Agreements” means, collectively, the respective Share Pledge Agreements, dated as of the date hereof, between Trico Supply and each Collateral Agent, pledging to the Collateral Agents, for the benefit of the Secured Parties, the Equity Interests owned by Trico Supply in Trico Shipping.

“Trico Supply” has the meaning specified in the preamble to this Agreement.

“Trico Supply Collateral Vessel Mortgage” means the Trico Supply Collateral Vessel Mortgage, in form and substance satisfactory to the Administrative Agent and Trico Supply (and substantially in the form of the Collateral Vessel Mortgages from Trico Assets in favor of the Collateral Agents for the benefit of the Lenders), securing Trico Assets’ Obligations under the Trico Supply Subordinated Indemnity, the Liens under which shall be subordinate to the Liens granted by Trico Assets under the Credit Documents in favor of the Agents for the benefit of the Lenders securing the Obligations.

“Trico Supply Guaranty Minimum” has the meaning specified in Section 7.1(l).

“Trico Supply Intercreditor Agreement” means the Trico Supply Intercreditor Agreement, substantially in the form of Exhibit M, to be entered into by Trico Supply, the other Group Members listed as parties thereto, and the Agents, setting forth the relative rights and priorities of the parties thereto with respect to the rights and remedies of Trico Supply under the Trico Supply Subordinated Indemnity and the rights and remedies of the Agents and the Lenders under the Credit Documents in respect of the Obligations.

“Trico Supply Pledge Agreements” means, collectively, the respective Share Pledge Agreements, dated as of the date hereof, between the Company and each Collateral Agent, pledging to the Collateral Agents, for the benefit of the Secured Parties, the Equity Interests owned by the Company in Trico Supply.

“Trico Supply Share Purchase Agreement” means the Share Purchase Agreement, dated as of February 17, 2005, between the Company as transferee and TMIH as transferor, pursuant to which TMIH is selling all of its right, title and interest in all outstanding Equity Interests in Trico Supply to the Company, a true and complete copy of which has been delivered to the Agents and their counsel on the Closing Date.

“Trico Supply Subordinated Indemnity” means the Trico Supply Subordinated Indemnity, substantially in the form of Exhibit N, to be entered into by Trico Supply, the other Group Members listed as parties thereto, and the Administrative Agent, the indemnity obligations under which shall be subordinate to the irrevocable final payment in full of all Obligations and termination of the Commitments.

“TS Net Indebtedness Statement” means, for the Norwegian Group Members and for any date of delivery thereof, a detailed statement, as at the end of the calendar month immediately preceding such

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date of delivery, of the balance of (x) Available Cash of the Norwegian Group Members at such time (separately indicating by footnote in each case net amounts attributable to dividends, loans, advances and other distributions from entities that are not Norwegian Group Members), (y) outstanding indebtedness of the Norwegian Group Members at such time (on a consolidated and unconsolidated basis) and (z) Net Indebtedness of the Norwegian Group Members at such time.

“Type” means, as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UCC” means, at any time, the Uniform Commercial Code in effect in the State of New York at such time or, when used with reference to a financing statement, in effect in the jurisdiction in which such financing statement is to be filed.

“UCC Collateral” means all accounts, as-extracted collateral, chattel paper, commercial tort claims, deposit accounts, documents, equipment and all accessions thereto, fixtures, general intangibles, goods, health-care-insurance receivables, instruments, inventory, investment property, letter-of-credit rights, letters of credit, money, proceeds and products, as each such term is defined under the UCC.

“United States” means the United States of America.

“Unused Revolving Credit Commitment” means, with respect to any Lender at any time, such Lender’s Revolving Credit Commitment less the aggregate amount of such Lender’s Revolving Credit Exposure at such time after giving effect to any prior assignment by or to such Lender pursuant to Section 12.6.

“Vehicles” means all vehicles covered by a certificate of title law of any state.

“Waiver and Agreement” means the Waiver and Agreement, dated as of the date hereof, among the parties to this Agreement.

“Wholly-Owned Subsidiary” means, as to any Person, any other Person 100% of the Equity Interests of which (other than directors’ qualifying shares required by law) is at the time owned by such Person directly and/or through other Wholly-Owned Subsidiaries of such Person.

1.2.  Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have such defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP, (ii) terms defined in the UCC and not defined in Section 1.1 shall have the respective meanings given to them under the UCC, (iii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, vessels, equipment, revenues, accounts, leasehold interests and contract rights, (vi) in any computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each

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means “to but excluding” and the word “through” means “to and including” and (vii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions herein).

(c)  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)  The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations.

(f)  For purposes of calculating “pro forma” compliance with any financial or other covenant contained herein in respect of a proposed transaction, such transaction shall be deemed to have occurred as of the first day of the relevant test period, if any, referred to in the relevant covenant ending on the last day of the most recent fiscal quarter preceding the date of such transaction with respect to which the Administrative Agent has received the quarterly or annual financial reports of any Borrower and its Subsidiaries required to be delivered pursuant to Section 5.1(a) or (b).

Section 2.   AMOUNT AND TERMS OF COMMITMENTS; GENERAL

PROVISIONS APPLICABLE TO LOANS

2.1.  Commitments. (a) Revolving Credit Commitments. Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make loans to the Borrowers from time to time on any Business Day during the period from the Initial Funding Date until the Revolving Credit Commitment Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Credit Commitment of such Revolving Credit Lender; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan as part of any Borrowing to the extent the principal aggregate amount of all Revolving Loans outstanding at that time, after giving effect to the Borrowing of which such Revolving Loan is a part, would exceed the Available Credit at such time. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7, provided that the Revolving Loans made on the Initial Funding Date shall initially be Base Rate Loans. Amounts borrowed under this Section 2.1(a) may be repaid, prepaid and reborrowed pursuant to this Section 2.

(b)  Term Loan Commitments. Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make loans to the Borrowers on the Initial Funding Date in an aggregate amount not to exceed the lesser of (i) the amount of the Term Loan Commitment of such Lender and (ii) such Term Loan Lender’s Percentage of the amount necessary to repay in full, without penalty or premium, the principal balance of the “Term Loans” under and as defined in, and then outstanding under, the DIP Credit Agreement, provided that the aggregate principal amount of the Term Loans shall not exceed the Initial Term Loan Amount. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7. Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed.

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2.2.  Procedure for Borrowing. (a) Revolving Loan Borrowings. To request a Revolving Loan, the relevant Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day, in the case of Base Rate Loans, and three Business Days, in the case of Eurodollar Loans, prior to date of the proposed Borrowing), substantially in the form of Exhibit O-1 with appropriate insertions as to date, amount and Available Credit, requesting that the Revolving Credit Lenders make the Revolving Loans comprising such Borrowing and specifying the amount of the Borrowing by such Borrower, the date of such proposed Borrowing, whether such Borrowing will be initially comprised of Base Rate Loans or Eurodollar Loans and the initial Interest Period, if applicable.

(b)  Term Loan Borrowing. The relevant Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M. New York City time, one Business Day prior to the Initial Funding Date), substantially in the form of Exhibit O-2 with appropriate insertions as to date and amount, requesting that the Term Loan Lenders make the Term Loans on the Initial Funding Date specifying the amount to be borrowed by such Borrower and that such Term Loans shall initially be Base Rate Loans.

(c)  Funding. Upon receipt of such notice specified in clause (a) or (b) above the Administrative Agent shall promptly notify each Lender thereof. Subject to Section 2.2(d) in the case of Loans referred to therein, not later than 12:00 Noon, New York City time, on the relevant borrowing date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan or Loans to be made by such Lender, and the Administrative Agent shall credit the account of the relevant Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

(d)  Roll-Over of Obligations under DIP Credit Documents; Use of Proceeds. On the Initial Funding Date, the Borrowers shall apply the entire proceeds of the Term Loans toward repayment of the principal balance of the Term Loans outstanding under the DIP Credit Agreement and shall, using the proceeds of Revolving Loans made on such date, pay or repay all “Revolving Loans” under and as defined therein, and all accrued unpaid interest and fees, and all other remaining “Obligations” under and as defined therein and then owing thereunder and under all documents relating thereto. The making of such Term Loans and Revolving Loans, the amounts owing under the Credit Documents and the DIP Credit Documents and payment or repayment of amounts owing under the DIP Credit Documents on the Initial Funding Date shall be reflected on the books and records of the Administrative Agent and the administrative agent under the DIP Credit Agreement, respectively, but no amount of such Loans so applied to repay the obligations under the DIP Credit Documents will actually be funded to the Borrowers. Upon payment in full of all obligations owing pursuant to the DIP Credit Agreement and all documents relating thereto, and secured by the Liens thereunder, such Liens shall be released.

2.3.  Repayment of Loans. (a) Revolving Loans. The Borrowers jointly and severally agree to repay the entire unpaid principal amount of the Revolving Loans and all accrued and unpaid interest thereon on the Revolving Credit Commitment Termination Date.

(b)  Amortization of Term Loans. The Term Loan of each Term Loan Lender shall mature in the following installments on the anniversaries of the date of this Agreement specified below, commencing on the second anniversary of the date of this Agreement, each of which shall be in an amount equal to such Lender’s Percentage multiplied by the amount set forth below opposite such installment:

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Installment Payment Date	Principal Amount
Second anniversary	$5,000,000
Third anniversary	$5,000,000
Fourth anniversary	$5,000,000
Fifth anniversary	the remaining unpaid balance of the Term Loan

Each installment shall be paid together with all accrued and unpaid interest on the amount repaid and such payment shall be subject to Section 2.16 but without payment of any Applicable Prepayment Premium on the amount so repaid.

(c)  Term Loans. The Borrowers jointly and severally agree to repay the entire unpaid principal amount of Term Loans on the Termination Date, together with the Applicable Prepayment Premium thereon and all accrued and unpaid interest on the amount repaid and such payment shall be subject to Section 2.16.

2.4.  Reduction and Termination of the Revolving Credit Commitments.

(a)  The Borrowers may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or permanently reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Lenders; provided, however, that each partial reduction shall be in an aggregate amount of not less than $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)  The then current Revolving Credit Commitments shall be permanently reduced on each date on which a prepayment of Revolving Loans is made pursuant to Section 2.6(a), (b) or (c) or required to be made by Section 2.6(a), (b) or (c) or would have been required to be made (a “deemed prepayment”) had the outstanding Revolving Loans equaled the Revolving Credit Commitments then in effect, as applicable (and without duplication), in each case in the amount of such prepayment (or required or deemed prepayment) (and the Revolving Credit Commitment of each Lender shall be reduced by its Percentage of such amount).

(c)  The Revolving Credit Commitments shall automatically terminate when they shall have been reduced to zero.

2.5.  Optional Prepayments.

(a)  Each Borrower may prepay the Revolving Loans at any time, in whole or in part.

(b)  The Term Loans may not be voluntarily prepaid on or prior to the first anniversary of the Initial Funding Date. After the first anniversary of the Initial Funding Date, the Term Loans may be voluntarily prepaid in whole or in part as provided herein, subject to payment, together with such prepayment, of the Applicable Prepayment Premium on the amount so prepaid.

(c)  Any voluntary prepayment of Revolving Loans or Term Loans permitted pursuant to clause (a) or (b) of this Section 2.5 shall be made only upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 A.M., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Revolving Loans or Term Loans and of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.16.

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Upon receipt of any such notice of prepayment as provided above, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any Applicable Prepayment Premium and any other amount payable as provided above. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. The Borrowers shall not have the right to prepay the principal amount of any Loan other than as provided in Sections 2.5 and 2.6.

2.6.  Mandatory Prepayments and Commitment Reductions.

(a)  From Net Cash Proceeds.

(i)  Debt Issuances, Asset Sales and Recovery Events. If on any date any Credit Party shall receive any Net Cash Proceeds from any Debt Issuance, Asset Sale or Recovery Event then (and in the case of a Recovery Event, unless the proceeds of such Recovery Event shall have been deposited in the Reserved Cash Collateral Account pending application thereof in accordance with this Agreement and an effective Reinvestment Notice shall be delivered in respect of such Recovery Event) the Company and the Borrowers shall give notice to the Agents and the Lenders on such date specifying the amount of such Net Cash Proceeds received and whether such Net Cash Proceeds are derived from a Debt Issuance, an Asset Sale or a Recovery Event (together with, in the case of a Recovery Event, any Reinvestment Notice that the Company intends to be submitted in connection therewith). If such notice is received during the period from the Initial Funding Date to and including the first anniversary of the Initial Funding Date, the Company and the Borrowers shall cause an amount equal to 100% of such Net Cash Proceeds to be deposited in the Reserved Cash Collateral Account through the first anniversary of the Initial Funding Date, at which time such amounts shall be applied toward the prepayment of the principal amount of the Term Loans as set forth in Section 2.6(d), together with any Applicable Prepayment Premium on the amount of the Term Loans so prepaid to the extent required by Section 2.6(d) (provided that at the election of the Company, up to an aggregate of $25,000 of Net Cash Proceeds received in each fiscal year of the Company by all Credit Parties from Asset Sales permitted under Section 6.4(a) may be excluded from the mandatory prepayment requirements of this Section 2.6). If such notice is received during the period after the first anniversary of the Initial Funding Date, the Company and the Borrowers shall on the date of receipt of such Net Cash Proceeds cause an amount equal to 100% of such Net Cash Proceeds to be applied toward the prepayment of the principal amount of the Loans as set forth in Section 2.6(d), together with any Applicable Prepayment Premium on the amount of the Term Loans so prepaid. On the later of each Reinvestment Prepayment Date or the first Business Day after the first anniversary of the Initial Funding Date, the Company and the Borrowers shall cause an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event to be applied toward the prepayment of the Loans as set forth in Section 2.6(d), together with any Applicable Prepayment Premium on the amount of the Term Loans so prepaid. Each prepayment of the Term Loans pursuant to this Section 2.6(a)(i) or repayment pursuant to Section 2.3(c) made on or prior to the fourth anniversary of the Initial Funding Date shall be accompanied by the Applicable Prepayment Premium on the amount so prepaid. Each prepayment of the Term Loans pursuant to this Section 2.6(a)(i), or repayment pursuant to Section 2.3(c), made after the fourth anniversary of the Initial Funding Date shall be made without payment of any Applicable Prepayment Premium on the amount so prepaid or repaid.

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(ii)  Equity Issuances. If on any date any Credit Party shall receive any Net Cash Proceeds from any Equity Issuance, then the Company and the Borrowers shall give notice to the Agents and the Lenders on such date specifying the amount of such Net Cash Proceeds received and specifying that such Net Cash Proceeds are derived from an Equity Issuance. If such notice is received during the period from the Initial Funding Date to and including the fourth anniversary of the Initial Funding Date, the Company and the Borrowers shall, in such notice, offer to prepay the Term Loans in an amount equal to the amount of such Net Cash Proceeds, but without any Applicable Prepayment Premium. Each Term Loan Lender shall have a period of fifteen (15) Business Days from the date of receipt of such offer in which to accept or reject such offer, and during such period an amount equal to such Net Cash Proceeds shall be deposited in the Reserved Cash Collateral Account until applied as provided herein. Any Term Loan Lender that fails to accept such prepayment offer within such 15 Business Day period shall be deemed to reject such offer. With respect to each Term Loan Lender that accepts such offer, no later than the third Business Day after receipt by the Company of such acceptance, the Company and the Borrowers shall cause, and the Agents shall facilitate, payment from amounts on deposit in the Reserved Cash Collateral Account in respect of such Net Cash Proceeds in an amount equal to such Term Loan Lender’s Percentage of the amount that is 100% of such Net Cash Proceeds to be applied toward the prepayment of the principal amount of the Term Loan of such accepting Term Loan Lender as set forth in Section 2.6(d), but without any Applicable Prepayment Premium on the amount so prepaid. No application of such Net Cash Proceeds shall be made toward prepayment of the Term Loans of any Term Loan Lender that rejects such offer of prepayment. Any amount of such Net Cash Proceeds not applied toward prepayment of the Term Loans shall be applied toward payment of the Revolving Loans in accordance with Section 2.6(d). Each prepayment of the Term Loans pursuant to this Section 2.6(a)(ii) shall be made without payment of any Applicable Prepayment Premium on the amount so prepaid.

(b)  From Excess Cash Flow. The Borrowers shall prepay the Loans as set forth in Section 2.6(d) on March 31 of each year commencing on March 31, 2006 (and thereafter as required by the next sentence) in an aggregate principal amount equal to 50% of Excess Cash Flow for the previous fiscal year. For the purposes of mandatory prepayment in respect of Excess Cash Flow only, such prepayment shall be required to be made at such times, and from time to time, such that after giving effect to payment of all or any portion thereof the Company and its consolidated subsidiaries other than Trico Supply and its subsidiaries shall have then available at least $7,500,000 in aggregate amount of (i) Available Cash plus (ii) available, undrawn Revolving Credit Commitments, but notwithstanding any deferral in payment of the foregoing pursuant hereto, such mandatory prepayment shall continue to be payable when and to the extent permitted in accordance with the preceding liquidity test.

(c)  From Permitted JV Distributions. The Borrowers shall prepay the Loans as set forth in Section 2.6(d) in a principal amount equal to 50% of the aggregate amount of cash and Cash Equivalents received by any Credit Party (whether from proceeds of dividends, distributions or otherwise) from any Permitted JV, within three Business Days after receipt thereof.

(d)  Application of Certain Mandatory and Optional Prepayments. The application of any prepayment pursuant to Section 2.6(a), (b) or (c) shall be made, as between Revolving Loans and Term Loans, first, to the Term Loans until they have been repaid in full and, second, to the Revolving Loans until paid in full; and, as between Types of Loans, first, to Base Rate Loans and, second, to Eurodollar Loans. Each optional and mandatory repayment or prepayment of the Term Loans shall be applied, first, to and in reduction of the next succeeding mandatory amortization installment due pursuant

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to Section 2.3(b) and, second, pro rata to and in reduction of each successive mandatory amortization installment due pursuant to Section 2.3(b). Each prepayment of the Loans under Section 2.6(a), (b) or (c) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and shall be subject to Section 2.16, but shall otherwise be without premium or penalty, except as set forth in the immediately following sentence. Each repayment or prepayment in respect of the Term Loans pursuant to Section 2.3(c), Section 2.6(a)(i) or (except to the extent of the amount of such prepayment that is made in respect of dividends paid from and in respect of actual current net income of the applicable Permitted JV) Section 2.6(c), shall be accompanied by the Applicable Payment Premium and be subject to Section 2.6(c), provided that, notwithstanding the foregoing, the prepayment premium provided for in this sentence in respect of prepayments pursuant to Section 2.6(a)(i) shall not be payable with respect to the first $10,000,000 of prepayments of Term Loans pursuant to Section 2.6(a)(i) that are made after the date hereof. All repayments of Revolving Loans required to be made pursuant to Section 2.6(a), (b) or (c) shall result in a permanent reduction of the Revolving Credit Commitments to the extent provided in Section 2.4.

(e)  Certain Additional Mandatory Prepayments of Revolving Loans. The Borrowers shall prepay the Revolving Loans (i) to the extent that, on any date, the aggregate principal amount of the outstanding Revolving Loans exceeds the aggregate amount of the Revolving Credit Commitments, (ii) except to the extent waived from time to time by the Majority Lenders, in accordance with Section 2.13(i) from amounts on deposit in the Deposit Accounts of the Credit Parties, (other than Permitted Local Currency Accounts and Permitted Local Dollar Accounts) subject, so long as no Event of Default has occurred and is continuing, to short-term investment of such amounts in cash or Cash Equivalents held in a Lockbox Account, Blocked Account or Control Account to the extent necessary to avoid indemnification costs under Section 2.16 and (iii) to the extent and in the manner required by Section 2.21(b).

2.7.  Conversion and Continuation Options. (a) The Borrowers may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1), provided that no Base Rate Loan may be converted into a Eurodollar Loan when a Default or an Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent of such election no later than 11:00 A.M. New York City time, on the Business Day preceding the last day of the then current Interest Period, specifying, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when a Default or an Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuations, and provided further that if the relevant Borrower shall fail to give any required notice as described above in this Section 2.7(b) or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.

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Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.8.  Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.9.  Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)  Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)  Notwithstanding the rates of interest specified in Section 2.9(a) or (b) or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, (i) the principal balance of all Loans shall bear interest at a rate per annum equal to the rate of interest that would otherwise be applicable thereto pursuant to Section 2.9(a) or (b) plus 2% and (ii) the amount of all other Obligations shall bear interest at a rate per annum equal to the rate of interest then applicable to Base Rate Loans plus 2%.

(d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (c) of this Section shall be payable from time to time on demand.

2.10.  Fees. (a) Commitment Fee. The Borrowers jointly and severally agree to pay to each Revolving Credit Lender a non-refundable commitment fee on the average daily amount of the Unused Revolving Credit Commitment (whether or not the Revolving Credit Commitment is then available for draw down) of such Lender from the Initial Funding Date through the Revolving Credit Commitment Termination Date at a rate of 1.00% per annum, payable in arrears (x) on the first Business Day of each calendar month commencing on the first Business Day of the first full calendar month commencing after the Initial Funding Date and (y) on the Revolving Credit Commitment Termination Date.

(b)  Upfront Fees. The Borrowers jointly and severally agree to pay to the Revolving Credit Lenders (pro rata according to their respective percentages of the aggregate Revolving Credit Commitments) a non-refundable, upfront fee in an amount equal to 1.50% of the maximum aggregate amount of the DIP Facility ($75,000,000), payable in cash in three equal installments, the first and second installments of which have already been paid and the remaining installment of which shall be payable on the date of the initial funding of Loans under this Agreement; provided that the portion, and only the portion, of default interest attributable to the post-default spread increase over the normal non-default contract rate paid pursuant to the Prepetition Credit Agreement to the Prepetition Lenders that are also Revolving Credit Lenders and accruing to and including, but not following, December 14, 2004 shall be credited against the amount of such upfront fee payable to such Revolving Credit Lenders.

(c)  Administrative Agent Fee. The Borrowers shall pay to the Administrative Agent, solely for its own account, an administrative agent fee in the amount and on the dates of payment set forth in the Fee Letter.

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(d)  Term Loan Collateral Agent Fee. The Borrowers shall pay to the Term Loan Collateral Agent, solely for its own account, a collateral agent fee in the amount and on the dates of payment set forth in the Term Loan Collateral Agent Fee Letter.

2.11.  Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify either Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify either Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of either Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.12.  Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)  the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to either Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (A) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (C) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall either Borrower have the right to convert Loans to Eurodollar Loans.

2.13.  Pro Rata Treatment and Payments. (a) The Borrowings by the Borrowers from the Revolving Credit Lenders of Revolving Loans and from the Term Loan Lenders of Term Loans, as applicable, hereunder shall be made pro rata according to the respective Percentages of the Revolving Credit Lenders or the Term Loan Lenders, as applicable. Fees payable pursuant to Sections 2.10(a) and (b) shall be made to the Revolving Credit Lenders pro rata according to the respective Percentages of the Revolving Credit Lenders.

(b)  Each payment (including each prepayment) by either Borrower on account of principal of and interest on the Revolving Loans shall be made to the Revolving Credit Lenders pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the

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Revolving Credit Lenders. Each payment (including each prepayment) by either Borrower on account of principal of and interest on the Term Loans shall be made to the Term Loan Lenders pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders, except to the extent otherwise provided in Section 2.6(a)(ii).

(c)  All payments (including prepayments) to be made by either Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any proposed Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the date of such Borrowing, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this clause (d) shall be conclusive in the absence of manifest error. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of the date of such Borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from either Borrower.

(e)  Unless the Administrative Agent shall have been notified in writing by either Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against either Borrower.

(f)  If and to the extent any payment owed to any Agent or any Lender is not made when due, each Credit Party hereby authorizes such Agent and such Lender to setoff and charge any amount so due against any Deposit Account maintained by such Credit Party with such Agent or such

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Lender, or cause to be debited any Lockbox Account or Blocked Account for any amount so due and apply such debited amount to payment of the amount so due, whether or not the deposit therein is then due, such set off and charge to be applied as contemplated by this Section.

(g)  Subject to the provisions of Section 2.13(h) (and except as otherwise provided in Section 2.6), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrowers or any other Credit Party shall be applied first, to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers; second, to pay all other Obligations then due and payable; and third, as the Borrowers so designate.

(h)  After the occurrence and during the continuance of an Event of Default, the Borrowers hereby irrevocably waive the right to direct the application of any and all payments in respect of the Obligations and any Proceeds of Collateral, and agree that the Administrative Agent may, and shall upon either (A) the written direction of the Majority Revolving Lenders or Majority Term Lenders or (B) the acceleration of the Obligations pursuant to Section 7, apply or cause to be applied, and the Agents agree to act in good faith to permit and facilitate such application of, all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account, Lockbox Account, Blocked Account or Control Account (including all proceeds arising from a Reinvestment Event that are held in the Cash Collateral Account pending application of such proceeds as specified in a Reinvestment Notice) and all other Proceeds of Collateral in the following order:

(i)  first, to pay interest on and then principal of any portion of the Revolving Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers;

(ii)  second, to pay Obligations in respect of any expense reimbursements or indemnities then due the Agents;

(iii)  third, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders;

(iv)  fourth, to pay Obligations in respect of any fees then due to the Administrative Agent and the Lenders;

(v)  fifth, to pay interest then due and payable in respect of the Revolving Loans;

(vi)  sixth, to pay or prepay principal payments on the Revolving Loans, ratably to the aggregate principal amount of such Loans, and Secured Obligations owing with respect to Specified Hedge Agreements;

(vii)  seventh, to pay interest then due and payable in respect of the Term Loans;

(viii)  eighth, to pay or prepay principal payments on the Term Loans, ratably to the aggregate principal amount of such Loans; and

(ix)  ninth, to the ratable payment of all other Obligations;

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provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses first through ninth, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Agents’ and each Lender’s interest in the aggregate outstanding Obligations described in such clauses. The order of priority set forth in clauses first through ninth of this Section 2.13(h) may at any time and from time to time be changed by the agreement of all of the Lenders without necessity of notice to or consent of or approval by the Borrowers, or any other Person. The order of priority set forth in clauses first through fourth of this Section 2.13(h) may be changed only with the prior written consent of the Agents in addition to all the Lenders.

(i)  Subject to Sections 2.13(g) and (h), and except to the extent waived from time to time by the Majority Lenders, all funds deposited into any Lockbox Account or Blocked Account (other than Permitted Local Currency Accounts and Permitted Local Dollar Accounts) on any Business Day shall be transferred to the Cash Collateral Account on such Business Day. All funds deposited into the Cash Collateral Account on any Business Day shall be applied by the Administrative Agent on such Business Day:

(i)  first, to repay the outstanding principal balance of Revolving Loans until the Revolving Loans have been paid in full;

(ii)  second, to any other Obligation then due and payable; and

(iii)  third, if any funds remain on deposit thereafter, at the direction of either Borrower.

The Administrative Agent agrees to so apply such funds and the Agents, the Borrowers and each Guarantor agree to such application and the Agents agree to act in good faith to permit and facilitate such application. All amounts received directly by any Credit Party from any Account Debtor, in addition to all other cash Proceeds from the Collateral (subject to Sections 2.6(a) and (c)), shall be held in trust by such Credit Party and promptly deposited into the Cash Collateral Account.

(j)  All funds deposited into the Cash Collateral Account, any Lockbox Account, any Blocked Account or any Control Account shall immediately and at all times be under the sole dominion and control of the Senior Collateral Agent. The Agents assume no responsibility for the Cash Collateral Account, the Lockbox Accounts, the Blocked Accounts or the Control Accounts or the Control Accounts, including any claim of accord and satisfaction or release with respect to deposits accepted by the Lockbox Account Banks, Blocked Account Banks or Approved Securities Intermediaries thereunder.

(k)  The Borrowers and Guarantors hereby authorize the Agents and/or each Lender to charge from time to time against any or all of either Borrower’s or any Guarantor’s Deposit Accounts or other accounts with any Agent or such Lender, or under the dominion and control of any Agent, any of the Obligations which are then due and payable. Each Lender receiving any payment as a result of charging any such account shall promptly notify the Administrative Agent thereof and make such arrangements as the Administrative Agent shall request to share the benefit thereof in accordance with Section 12.7.

2.14.  Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

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(i)  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and changes in the rate of tax on the overall net income of such Lender);

(ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this clause (a), it shall promptly notify either Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to either Borrower (with a copy to the Administrative Agent) of a written request therefor, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Person for such reduction.

(c)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to either Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies either Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of each Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15.  Taxes. (a) All payments made by or on behalf of a Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income tax or measured by net income of a Borrower) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or

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therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender under this Agreement or any other Credit Document, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement or any other Credit Document, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of clause (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from a Borrower with respect to such Non-Excluded Taxes pursuant to this clause (a). The Borrowers shall make (or cause to be made) any required withholding and pay (or cause to be paid) the full amount withheld to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Whenever any Non-Excluded Taxes or Other Taxes are payable by either Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If either Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall jointly and severally indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d)  Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the relevant Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit P and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by such Borrower under this Agreement and the other Credit Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify such Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to such Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this clause (d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this clause (d) that such Non-U.S. Lender is not legally able to deliver.

(e)  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which either Borrower is located, or any treaty to

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which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested in writing by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by either Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This clause (f) shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to either Borrower or any other Person.

(g)  The Borrowers shall jointly and severally indemnify each Agent and each Lender for the full amount of Non-Excluded Taxes (to the extent a Borrower would be required to pay additional amounts with respect to such Non-Excluded Taxes pursuant to Section 2.15(a)) or Other Taxes arising in connection with payments made under this Agreement or any other Credit Document (including any Non-Excluded Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Agent or Lender or any of their respective Affiliates and any liability (including penalties, additions to tax interest and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within ten days from the date the relevant Agent or any Lender or any of their respective Affiliates makes written demand therefor.

(h)  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16.  Indemnity. The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from any cost, liability, obligation, loss or expense that such Lender may sustain or incur as a consequence of (a) default by either Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after either Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by either Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by

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placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to either Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17.  Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 or 2.15(a) with respect to such Lender, it will, if requested by either Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.14 or 2.15(a).

2.18.  Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or 2.15(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.19.  Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)  The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 12.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c)  The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.19(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable

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interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(d)  The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender a promissory note of the Borrowers evidencing any Loans of such Lender, substantially in the form of Exhibit Q-1 or Q-2, as applicable, with appropriate insertions as to date and principal amount.

2.20.  Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.

2.21.  Cash Collateralization of L/Cs. (a) Source of Funds for Cash Collateralization. All Group L/Cs (other than Existing L/Cs) issued on or after the Initial Funding Date, and the amount of all increases in the face amount of Existing L/Cs (as defined below), shall be cash collateralized exclusively with the proceeds of Revolving Loans, provided that (i) Group L/Cs issued and outstanding prior to the Initial Funding Date having an aggregate L/C Exposure not exceeding the lesser of (x) $7,000,000 and (y) the Aggregate L/C Exposure immediately prior to the Initial Funding Date (such lesser amount, as it may be reduced from time to time as provided herein, the “Maximum Existing L/C Exposure”) (such Group L/Cs, together with any renewals or extensions thereof and any new Group L/Cs issued in replacement thereof and cash collateralized in accordance with this Section 2.21, the “Existing L/Cs”) may be cash collateralized as provided herein with cash pledged to secure Existing L/Cs immediately prior to the Initial Funding Date or from the Reserved Cash Collateral Account, and (ii) in the event that any Specified Group Member requires, in connection with the conduct of its business in the ordinary course, the issuance of a Group L/C that does not qualify as an Existing L/C, or an increase in the face amount of an Existing L/C, and at such time no Revolving Loans are outstanding and the condition precedent to the making of a Revolving Loan set forth in Section 4.2(c) cannot be satisfied, then such Specified Group Member may utilize Available Cash of the Specified Group Members (but only to the extent of the aggregate amount of such Available Cash in excess of $6,000,000) to cash collateralize such Group L/C (but not any renewal, extension or replacement of such Group L/C unless, and only to the extent that, the requirements of this clause (ii) are again satisfied as to such renewed, extended or replacement Group L/C at the time of such renewal, extension or replacement), and any remainder of the required cash collateral for such Group L/C shall be obtained from proceeds of Revolving Loans, provided further that the aggregate face amount of all Group L/Cs cash collateralized with amounts not constituting the proceeds of Revolving Loans (which shall include only Existing L/Cs and all Group L/Cs issued pursuant to this clause (ii)) shall not exceed at any time the lesser of (x) $7,000,000 and (y) the Aggregate L/C Exposure immediately prior to the Initial Funding Date. All cash collateral for Group L/Cs (including Existing L/Cs) shall be held solely in the Nordea/Trico Cash Collateral Account, Account No. 3020913001, at Nordea Bank Finland PLC, New York Branch and/or at such other accounts as may be consented to by the Majority Lenders (collectively, the “Permitted L/C Cash Collateral Accounts”).

(b)  Reserve Cash Collateral Account. Following the termination or expiration of any Existing L/C (unless on the same Business Day of such termination or expiration such Existing L/C shall

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have been renewed or the term thereof extended, or a new Group L/C shall have been issued in replacement therefor, which renewed or extended L/C continues to be cash collateralized with the same cash collateral or which new Group L/C is cash collateralized with all or portion of the proceeds of cash collateral released in respect of such Existing L/C and is issued for the benefit of the same Person as such Existing L/C), the Borrowers shall either (x) deposit in a segregated cash collateral account that is a Blocked Account maintained with Nordea, as a Blocked Account Bank, in the name of the Senior Collateral Agent pursuant to an account control agreement in form and substance satisfactory to the Collateral Agents (the “Reserved Cash Collateral Account”) or (y) prepay the outstanding Revolving Loans (without any corresponding reduction in the Revolving Credit Commitments) with any remaining portion of proceeds of cash collateral released in respect of such Existing L/C. Any cash collateral amounts so deposited in the Reserved Cash Collateral Account in respect of an expired or terminated Existing L/C shall, until the expiration of the 90-day period from the date of such Existing L/C’s termination or expiration (as to any Existing L/C, its “Rollover Period”), be exclusively used to cash collateralize a new Group L/C issued in replacement of such Existing L/C (to the same beneficiary as was the beneficiary under the predecessor Existing L/C) or prepay the outstanding Revolving Loans (without any corresponding reduction in the Revolving Credit Commitments). At the expiration of the Rollover Period with respect to an Existing L/C, the Borrowers shall use the amounts on deposit in the Reserved Cash Collateral Account in respect of such Existing L/C to prepay the outstanding Revolving Loans (without any corresponding reduction in the Revolving Credit Commitments) or for working capital purposes.

(c)  Qualification of Replacement Existing L/C. Each new Group L/C qualifying as an Existing L/C hereunder shall be (x) 100% cash collateralized using existing cash collateral for, or the amounts on deposit in the Reserved Cash Collateral Account from cash collateral for, the predecessor Existing L/C, (y) issued within the Rollover Period in respect of such predecessor Existing L/C, and (z) issued for the benefit of the same Person as such predecessor Existing L/C.

(d)  Reduction of Maximum Existing L/C Exposure. The amount of Maximum Existing L/C Exposure shall be permanently reduced by the aggregate face amount of Existing L/Cs not duly maintained or replaced in accordance with the provisions hereof and collateralized with cash collateral that was cash collateral for Existing L/Cs or held temporarily in the Reserved Cash Collateral Account during the applicable Revolver Period. The Company shall notify the Administrative Agent monthly of the Maximum Existing L/C Exposure and the amount thereof after such reduction.

Section 3.   REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Company and each Borrower represents and warrants as to itself and to each other Credit Party or Group Member, as applicable, and each other Credit Party represents and warrants as to itself (as a Group Member or otherwise), to each Agent and each Lender that:

3.1.  Financial Condition.  (a) The unaudited pro forma consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto) (the “Pro Forma Balance Sheet”) as at December 31, 2004, a copy of which has heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (A) the financing contemplated by the Exit Credit Documents and the use of proceeds thereof, (B) the consummation of the transactions contemplated by the Trico Plan and (C) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Company as of the date of delivery thereof and presents fairly on a pro forma basis the estimated financial position of the Company and its consolidated Subsidiaries as at December 31, 2004, assuming that the events specified in the preceding sentence had actually occurred at or prior to such date.

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(b)  The audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2003, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2004, and the related unaudited consolidated statements of income and cash flows for the nine month period ended on such date, present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine month period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives that are not reflected in the most recent financial statements referred to in this clause (b) (or the notes thereto) or on Schedule 3.1(b). During the period from September 30, 2004 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property (other than the sale by TMIH to the Company of its Equity Interests in Trico Supply). The parties hereto hereby agree that the incurrence by Trico Shipping of liabilities of the nature referred to in Item 1 of Schedule 3.1(b) shall not, in and of itself, give rise to a breach of any other representation and warranty set forth herein.

(c)  Solvency. Each of the Company, the Borrowers, Trico Supply, Trico Shipping and Albyn Marine Limited is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent. TMIH (i) has no assets other than cash which, as at the Initial Funding Date, is in an aggregate amount less than $5,000,000, (ii) does not have, and will not incur, indebtedness, obligations or tax or other liabilities of whatever nature other than its obligations under the TMIH Subordinated Loan Agreement, (iii) does not and will not conduct any business activity, (iv) to the best knowledge of the Company and TMIH, has not taken any action that could, in their best reasonable judgment, result in, or give rise to, any indebtedness, obligations or tax or other liabilities of whatever nature.

3.2.  No Change. Since December 31, 2003 there have been no developments or events (other than publicly disclosed events leading up to and inherent in the process of commencement of the Cases, the continuation of the Cases and the consequences that would normally result therefrom) that, individually or in the aggregate, have had, or could reasonably be expected to result in, (i) a Material Adverse Effect described in clause (a) of the definition of the term “Material Adverse Effect” since the date of the Company’s most recent quarterly financial statement filed with the SEC prior to the date of the Commitment Letter or (ii) any other Material Adverse Effect.

3.3.  Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign business entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, (d) is in compliance with all applicable orders of the Bankruptcy Court, and (e) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, is in compliance with all other Requirements of Law.

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3.4.  Power; Authorization; Enforceable Obligations. Each Credit Party has the power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Credit Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Credit Documents or the consummation of any of the transactions contemplated hereby or thereby, except consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices will have been obtained or made and will be in full force and effect on the Initial Funding Date. Each Credit Document has been duly executed and delivered on behalf of each Credit Party party thereto. This Agreement constitutes, and each other Credit Document upon execution will constitute, a legal, valid and binding obligation of each Credit Party party thereto, enforceable against each such Credit Party in accordance with its terms.

3.5.  No Legal Bar. The execution, delivery and performance of this Agreement and the other Credit Documents, the borrowings hereunder, the use of the proceeds thereof and the consummation of the transactions contemplated hereby or thereby will not (a) violate or contravene any Requirement of Law applicable to any Group Member or (b) conflict with, result in a breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Group Member and (c) will not result in, or require the creation or imposition of, any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created hereby and by the other Credit Documents). No Requirement of Law or Contractual Obligation applicable to any Credit Party exists that could, or compliance with which could, reasonably be expected to have a Material Adverse Effect.

3.6.  Litigation. Other than as disclosed in the Company’s filings with the SEC, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Credit Party, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Credit Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7.  No Default. No Group Member is in default under or with respect to any of its Contractual Obligations and, to the knowledge of the Company and each Borrower, no other Person party thereto is in default under or with respect to such Contractual Obligations, in either case, in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8.  Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its Real Property, and good and marketable title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.2.

3.9.  Intellectual Property. (a) Schedule 3.9 lists all Material Intellectual Property of the Credit Parties on the date hereof, separately identifying that owned by such Credit Party and that licensed to such Credit Party. The Material Intellectual Property set forth on Schedule 3.9 for such Credit Party constitutes all of the intellectual property rights necessary to conduct its business.

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(b)  On the date hereof, all Material Intellectual Property owned by such Credit Party is valid, subsisting, unexpired and enforceable, has not been adjudged invalid and has not been abandoned and the use thereof in the business of such Credit Party does not infringe upon or conflict with the intellectual property rights of any other Person.

(c)  Except as set forth in Schedule 3.9, on the date hereof, none of the Material Intellectual Property owned by such Credit Party is the subject of any licensing or franchise agreement pursuant to which such Credit Party is the licensor or franchisor.

(d)  No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Credit Party’s rights in, any Material Intellectual Property.

(e)  No action or proceeding seeking to limit, cancel or question the validity of any Material Intellectual Property owned by such Credit Party or such Credit Party’s ownership interest or other rights therein is on the date hereof pending or, to the knowledge of such Credit Party, threatened. There are no claims, judgments or settlements to be paid by such Credit Party relating to the Material Intellectual Property.

3.10.  Taxes. Each Group Member has filed or caused to be filed all Federal, state, foreign and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority or otherwise pursuant to applicable law (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or any of its Subsidiaries, as the case may be); the contents of all such material tax returns are correct and complete; to the knowledge of each Borrower no tax Lien has been filed and no claim is being asserted, with respect to any such tax, fee or other charge. No Group Member (a) intends the Loans or any other transaction contemplated hereby to be a “reportable transaction” (within the meaning of Treasury Regulation 1.6011-4) or (b) is aware of any facts or events that would result in such treatment.

3.11.  Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12.  Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against or affecting any Group Member pending or, to the knowledge of the Company or either Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.13.  ERISA. Other than the Cases, neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed

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made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Company nor either Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Company nor either Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if such Person or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made by a Credit Party with respect to a Foreign Pension Plan have been timely made. No Group Member has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. Except as set forth on Schedule 3.13, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrowers’ most recently ended fiscal year on the basis of then current actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

3.14.  Investment Company Act; Other Regulations. No Credit Party is an “investment company,” or a company “controlled” by an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.15.  Subsidiaries. Except as disclosed to the Administrative Agent by the Company or either Borrower in writing from time to time after the date hereof, (a) Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary of the Company and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by any Group Member and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interest of the Company or any Subsidiary of the Company, except as created by the Credit Documents or pursuant to the Trico Plan.

3.16.  Use of Proceeds. The proceeds of the Loans are being used exclusively by the Borrowers in accordance with, and in the manner and subject to the limitations described in, Section 5.14.

3.17.  Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)  the facilities, vessels and other properties owned, leased or operated by any Group Member (collectively, as to all Group Members, the “Group Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)  no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance

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with Environmental Laws with regard to any of the Group Properties or the business operated by any Group Member (collectively, as to all Group Members, the “Group Business”), nor does the Company or either Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)  Materials of Environmental Concern have not been transported by or to or Released from the Group Properties (or from any facilities, vessels or other properties formerly owned, leased or operated by any Group Member or otherwise in connection with the Group Business) in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or Released at, on or under any of the Group Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)  no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company or either Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Group Properties or the Group Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Group Member, the Group Properties or the Group Business;

(e)  there has been no Release or threat of Release of Materials of Environmental Concern at or from the Group Properties, or arising from or related to the operations of any Group Member in connection with the Group Properties, any facilities, vessels or other properties formerly owned, leased or operated by any Group Member or otherwise in connection with the Group Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)  the Group Properties and all operations at the Group Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, including any and all permits, licenses or registrations required under Environmental Laws, and no Group Member has any liability under Environmental Laws;

(g)  there are no facts, circumstances, conditions or occurrences in respect of any of the Group Properties that are reasonably likely to (i) form the basis of any action, suit, claim or other judicial or administrative proceeding relating to liability under or noncompliance with Environmental Law on the part of any Group Member, (ii) cause any Group Properties to become subject to any Lien, restriction on ownership, occupancy, use or transferability under any Environmental Law or (iii) require any Group Properties to be upgraded or modified in order to remain in compliance with Environmental Law; and

(h)  no Group Member has assumed any liability of any other Person under Environmental Laws.

3.18.  Accuracy of Information, etc. No statement or information contained in this Agreement, any other Credit Document or any other document, certificate or statement furnished by or on behalf of any Credit Party to the Administrative Agent or the Lenders or the Bankruptcy Court, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Credit Documents, or the Cases, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts or circumstances known to any Credit Party that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

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3.19.  Collateral Vessels; Other Vessels. (a) The name, flag, registry, area of operation, official number, registered owner and current classification status of each Domestic Collateral Vessel and, to the extent not included therein, each MARAD Vessel (separately identified as such) as of the date hereof is set forth by owner on Schedule 3.19. Each Domestic Collateral Vessel and, to the extent not included therein, each MARAD Vessel (i) is registered and flagged in the United States, (ii) is owned and, to the extent operated, is operated by a Borrower or a Domestic Subsidiary, (iii) that is operated, is operated in all material respects in compliance with all Requirements of Law (including, in the case of each Domestic Collateral Vessel and, to the extent not included therein, MARAD Vessel that is in class, compliance in all material respects with all requirements of such classification as required by the United States Coast Guard or other applicable nationally recognized classification society or other Governmental Authority with jurisdiction over such Domestic Collateral Vessel or MARAD Vessel) and (iv) is maintained in accordance with all requirements set forth herein and in the Ancillary Collateral Documents.

(b)  Each Borrower and each Domestic Subsidiary that owns or operates any Domestic Collateral Vessel or, to the extent not included therein, MARAD Vessel is qualified to own and operate such Domestic Collateral Vessel or, to the extent not included therein, MARAD Vessel under the laws of the United States and of each other jurisdiction applicable to the ownership or operation thereof.

(c)  The name, flag, registry, area of operation, official number, registered owner and current classification status of each Foreign Collateral Vessel as of the date hereof is set forth by owner on Schedule 3.19. Each Foreign Collateral Vessel (i) is registered and flagged in a Permitted Jurisdiction, in addition to any dual registration or flag, (ii) is owned by, and, if operated, is operated by, a Borrower or a Guarantor, (iii) that is operated, is operated in all material respects in compliance with all Requirements of Law (including, in the case of each Foreign Collateral Vessel that is in class, in compliance in all material respects with all requirements of such classification as required by the Governmental Authority or other classification society having jurisdiction over such Foreign Collateral Vessel) and (iv) is maintained in accordance with all requirements set forth herein and in the Ancillary Collateral Documents.

(d)  Each Credit Party that owns or operates any Foreign Collateral Vessel is qualified to own and operate such Foreign Collateral Vessel under the laws of each jurisdiction in which such vessel is flagged, registered or operated or otherwise applicable to the ownership or operation thereof.

(e)  Each Collateral Vessel is covered by all such insurance with such insurance companies, in such amounts and against such risks and in such form as is customarily insured against by similarly situated insureds, and such other insurance as may be reasonably requested by the Majority Lenders, and, in any event, all insurance required hereby or by the Collateral Vessel Mortgage applicable thereto. The Borrowers and their Subsidiaries have made all required payments and contributions to statutory environmental insurance schemes and other environmental insurance schemes applicable to the Borrowers and their Subsidiaries and customary for the business and operations conducted by them.

(f)  The name, flag, registry, area of operation, official number, registered owner and current classification status of each vessel owned by a Norwegian Group Member as of the date hereof is set forth on Schedule 3.19.

3.20.  Secured Obligations, Etc. (a) The provisions of the Credit Documents when executed (and insofar as perfection of Liens is concerned, to the extent filing thereof is required for such perfection, when filed with the appropriate Governmental Authority) are effective to create in favor of the Collateral Agents, for the benefit of the Secured Parties, legal, valid and perfected Liens on and security interests in (having the priority provided for in this Section 3.20 and in Section 10.1 or under the other

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Credit Documents) all right, title and interest of each Credit Party in, to and under the Collateral, enforceable against each Credit Party that owns an interest in such Collateral.

(b)  All Secured Obligations and all other amounts owing by each Borrower hereunder and under the other Credit Documents and by the Guarantors under the Guaranty in respect thereof (including, without limitation, any exposure of a Lender or any of its affiliates in respect of cash management or hedging transactions incurred on behalf of any Credit Party) will be secured, pursuant to the Liens granted hereunder and under the other Credit Documents, by (i) in the case of the Agents (in their capacity as such) and the Revolving Credit Lenders, a perfected, first priority senior (subject only to Permitted Senior Liens) security interest in and Lien on, and (ii) in the case of the Term Loan Lenders, a perfected, second priority (subject only to the security interest and Lien referred to in clause (i) above and to Permitted Senior Liens) security interest in and Lien on, all property and assets of each of the Credit Parties of every kind or type whatsoever, tangible, intangible, real, personal and mixed, whether now owned or existing or hereafter acquired or arising and regardless of where located, whether within the United States or in other locations, except as otherwise disclosed on Schedule 3.20. All Commercial Tort Claims of any Credit Party as at the date hereof are listed on Schedule 3.20A.

3.21.  Deposit Accounts; Control Accounts. The only Deposit Accounts, Securities Accounts or commodity accounts maintained by any Credit Party on the date hereof are those listed (by account holder, bank, bank location, account number, account name and account description) on Schedule 3.21, which sets forth such information separately for each Credit Party. Schedule 3.21 sets forth all of the Deposit Accounts, Securities Accounts and commodities accounts of any Credit Party that were in existence on the date hereof.

3.22.  Title; No Other Liens. Except for the Liens granted to the Collateral Agents pursuant to this Agreement and the other Credit Documents and the Liens in favor of the lenders under the DIP Credit Documents to be released upon repayment of obligations owing thereunder as contemplated in Section 2.2(d), (a) each Credit Party is the record and beneficial owner of the Pledged Collateral pledged by it hereunder or pursuant to any other Credit Document constituting Instruments or certificated securities and is the entitlement holder of all such Pledged Collateral constituting Investment Property held in a Securities Account and owns each other item of Collateral in which a Lien is granted by it hereunder or pursuant to any other Credit Document and (b) all such Collateral is owned free and clear of any and all Liens other than Liens permitted under Section 6.2.

3.23.  Pledged Collateral. (a) The Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests pledged hereunder or pursuant to any other Credit Document by each Credit Party constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 3.23.

(b)  All of the Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests have been duly and validly issued and are fully paid and nonassessable.

(c)  Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(d)  All Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests of such Credit Party as of the date hereof are listed on Schedule 3.23.

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(e)  All Pledged Collateral consisting of certificated securities or Instruments has been delivered to the Revolving Credit Collateral Agent, together with signed, undated stock or bond powers or otherwise in form for transfer by delivery, in each case to the extent requested by the Revolving Credit Collateral Agent.

(f)  All Pledged Collateral held by a Securities Intermediary in a Securities Account is in a Control Account.

(g)  Other than the Pledged Partnership Interests and the Pledged LLC Interests that constitute General Intangibles, there is no Pledged Collateral other than that represented by certificated securities or Instruments in the possession of the Revolving Credit Collateral Agent or that consisting of Financial Assets held in a Control Account.

(h)  No Person other than the Collateral Agents has Control over any Investment Property of such Credit Party.

(i)  The LLC Agreement governing any Pledged LLC Interests and the Partnership Agreement governing any Pledged Partnership Interests provide that, upon the occurrence and during the continuance of an Event of Default, the Collateral Agents shall be entitled to exercise all of the rights of the Credit Party granting the security interest therein, and that a transferee or assignee of a membership interest or partnership interest, as the case may be, of such LLC or Partnership, as the case may be, shall become a member or partner, as the case may be, of such LLC or Partnership, as the case may be, entitled to participate in the management thereof and, upon the transfer of the entire interest of such Credit Party, such Credit Party ceases to be a member or partner, as the case may be.

3.24.  Anti-Terrorism Law. (a) Neither the Company nor any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)  Neither the Company nor any of its Subsidiaries or, to the knowledge of the Credit Parties, no broker or other agent of any of them acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)  a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)  a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)  a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)  a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)  a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of

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Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)  Neither the Company nor any of its Subsidiaries or, to the knowledge of the Credit Parties, no broker or other agent of any of them acting in any capacity in connection with the Loans (i) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of, any person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

3.25.  Mortgages. Each of the Mortgages is effective to create in favor of the Collateral Agents, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are duly executed and filed in the offices specified on Schedule 3.25A, each such Mortgage shall constitute a fully perfected mortgage and Lien on all right, title and interest of the Credit Parties in the Mortgaged Properties and the proceeds thereof, as security for the “Obligations” or “Secured Obligations” (as each such term is defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Permitted Senior Liens) and free of all Liens, except for Permitted Liens. Schedule 3.25B lists each parcel of real property owned in fee simple by any Credit Party as of the date hereof.

Section 4.   CONDITIONS PRECEDENT

4.1.  Conditions Precedent to Initial Loans. The obligation of each Lender to make the Loans requested to be made by it on or after the Initial Funding Date is subject to the satisfaction of, prior to or concurrently with the making of such Loans, all of the following conditions precedent:

(a)  Plan of Reorganization.

(i)  The Bankruptcy Court shall have entered the Final Confirmation Order, confirming the Trico Plan and approving the Credit Documents and the Trico Supply Share Purchase Agreement and the transactions contemplated thereby; and

(ii)  The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that: (a) the “Effective Date” (as defined in the Confirmed Plan) shall have occurred and the Confirmed Plan shall be in full force and effect and all conditions precedent to the effectiveness of the Confirmed Plan and the Final Confirmation Order shall have been satisfied, or validly waived, including the execution, delivery and performance of all of the conditions thereof other than conditions that have been validly waived, and (b) no motion, action or proceeding by any creditor or other party-in-interest to the Cases shall be pending which could adversely affect the Confirmed Plan or the Final Confirmation Order, the business or operations of the Borrowers or any Guarantor or the transactions contemplated by the Credit Documents or the Final Confirmation Order.

(b)  Refinancing of the DIP Credit Agreement. The Administrative Agent shall have received the Final Confirmation Order and the Confirmed Plan providing that the DIP Credit Agreement shall, simultaneously with the making of such Loans, be terminated and all obligations thereunder and under the other DIP Credit Documents shall, simultaneously with the making of such Loans, be repaid or paid in full using the proceeds of the Loans in accordance with Sections 2.2 and 5.14. Satisfactory

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arrangements shall have been made for the termination of all Liens granted in connection therewith, in each case on terms and conditions satisfactory to the Administrative Agent.

(c)  Certain Credit Documents; Etc. The Administrative Agent shall have received on the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to each Agent and each Lender and each of their respective counsel, duly executed by each party thereto, and in sufficient copies as requested by each of them:

(i)  this Agreement, duly executed and delivered by each of the Credit Parties;

(ii)  for the account of each Lender requesting the same, Notes of the Borrowers conforming to the requirements set forth herein;

(iii)  with respect to:

(A)  each Domestic Collateral Vessel and each MARAD Vessel:

(1)  if applicable, a copy of its Certificate of Documentation;

(2)  if applicable, a copy of its most recent ABS Certification;

(3)  if applicable, a copy of its Certificate of Financial Responsibility; and

(4)  a Charterer Acknowledgement by each bareboat charterer of such vessel to the extent requested by any Agent; and

(B)  each Foreign Collateral Vessel:

(1)  a copy of its applicable certificate of registry;

(2)  a copy of its most recent classification society (if any) or other certification;

(3)  a copy of any other certificates required by each flagged jurisdiction to be obtained or maintained therefor; and

(4)  a Charterer Acknowledgement by each bareboat charterer of such vessel (i) if such vessel is flagged, registered or used in Mexico and (ii) in each other case, to the extent requested by any Agent; and

(C)  each Collateral Vessel, a first preferred mortgage (or, in the case of any MARAD Vessel, a second preferred mortgage) (as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof, a “Collateral Vessel Mortgage”), subject only to Permitted Senior Liens, substantially in the form of Exhibit R duly executed and delivered by a duly authorized officer of each party thereto, with respect to each Collateral Vessel, and such Collateral Vessel Mortgage (x) shall be effective to create in favor of the applicable Collateral Agent, for the benefit of the Secured Parties, a perfected first priority mortgage Lien on the Collateral Vessels (or, in the case of any MARAD Vessel, a perfected second priority mortgage Lien), preferred (to the extent possible under applicable law), prior and superior in right to any other Person (other than Permitted Senior Liens), and subject to no other Liens (other than Permitted Collateral Vessel Liens) and (y) shall be in proper form for recording in

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the appropriate vessel registry and delivered to the applicable Collateral Agent. All filings, deliveries of instruments and other actions necessary, or in the discretion of either Collateral Agent, advisable to protect and preserve such security interests shall have been duly effected (or arrangements satisfactory to the Collateral Agents shall have been made) and the Collateral Agents shall have received evidence thereof in form and substance satisfactory to the Collateral Agents;

(iv)  a first priority Mortgage with respect to each Mortgaged Property, senior to all other Liens on the Mortgaged Property other than Permitted Senior Liens, duly executed and delivered by a duly authorized officer of each Credit Party having an interest in such Mortgaged Property, and which shall be in form and substance satisfactory to the Administrative Agent and in proper form for recording in the offices specified on Schedule 3.25A;

(v)  Lockbox Account Agreements, duly executed by the appropriate Credit Party and Lockbox Account Bank, with respect to all Lockbox Accounts of the Credit Parties, except as the Administrative Agent may otherwise agree;

(vi)  Blocked Account Agreements, duly executed by the appropriate Credit Party and Blocked Account Bank, with respect to all Deposit Accounts of the Credit Parties, except as the Administrative Agent may otherwise agree;

(vii)  Control Account Agreements from (A) all Securities Intermediaries with respect to all Securities Accounts and securities entitlements of each Credit Party, and (B) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by each Credit Party;

(viii)  a Subordinated Intercompany Note substantially in the form of Exhibit L executed by the Company and each of its Subsidiaries and the original, executed counterpart of the TMIH Subordinated Loan Agreement held by the Company (provided that, with respect to the TMIH Subordinated Loan Agreement (1997), a notarized Affidavit of Lost Instrument in respect thereof, duly executed by an officer of the Company, may be delivered in lieu thereof), together with each other item of Pledged Collateral referred to in Section 3.23(e);

(ix)  each Specified Hedge Agreement;

(x)  each other Ancillary Collateral Document, duly executed by the appropriate Credit Party;

(xi)  each item of Pledged Collateral, in form for transfer by delivery;

(xii)  each of the Intercreditor Agreement and the Trico Supply Intercreditor Agreement;

(xiii)  the Trico Supply Subordinated Indemnity and each document executed or delivered in connection therewith; and

(xiv)  each certificate, instrument or document executed by a Credit Party and delivered to the Administrative Agent or any Collateral Agent or Lender pursuant to or in connection with any of the foregoing.

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(d)  Certain Other Documents. The Administrative Agent shall have received on the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to each Agent and each Lender and each of their respective counsel, duly executed by each party thereto, and in sufficient copies as requested by each of them:

(i)  a copy of the Consent Agreement, duly executed by the relevant Borrower and the Administrative Agent;

(ii)  resolutions of the Board of Directors, and such other authorizations (including Equity Interest holder resolutions) as may be applicable or may be requested by any Agent, of each of the Borrowers, the Guarantors and the other Credit Parties (except to the extent covered by the Final Confirmation Order), in form and substance satisfactory to the Administrative Agent, authorizing and approving the borrowings, guarantees, liens, and other transactions contemplated by the Credit Documents;

(iii)  the Plan Maximum Payment Budget;

(iv)  a true copy of the executed Trico Supply Share Purchase Agreement together with evidence satisfactory to the Agents that all of the outstanding Equity Interests in Trico Supply are owned by the Company free and clear of Liens and other adverse claims of any nature (other than the Liens granted pursuant to the Credit Documents in favor of the Collateral Agents for the benefit of the Secured Parties);

(v)  (A) the Aggregate L/C Exposure Statement and (B) a statement of the Aggregate L/C Exposure of “Existing L/Cs” as defined in and under the DIP Credit Agreement as at the Initial Funding Date;

(vi)  the Pro Forma Balance Sheet and the other financial and other information referred to in Section 3.1 or 5.2;

(vii)  a solvency certificate of the chief financial officer of each of the Company, the Borrowers, Trico Supply, Trico Shipping and Albyn Marine Limited substantially in the form of Exhibit S;

(viii)  a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit T, with appropriate insertions and attachments including among other things for such Credit Party (A) certification as to satisfaction of the conditions set forth in Section 4.2 and as to the incumbency of officers, (B) authorizing resolutions (for, as applicable, entering into the Credit Documents, incurring the Indebtedness and granting the Liens contemplated thereby, and entering into by the parties thereto of the Trico Supply Share Purchase Agreement, and consummating the transactions contemplated by the foregoing, and for such other matters as the Majority Lenders or the Administrative Agent, in their or its discretion, may request) and related documents, (C) by-laws or analogous documents, and (D) the certificate of incorporation or formation of each Credit Party certified by the relevant authority of the jurisdiction of organization of such Credit Party and a long form or comparable good standing certificate for each Credit Party from its jurisdiction of organization;

(ix)  a favorable opinion of (A) Kirkland & Ellis, counsel to the Credit Parties, in substantially the form of Exhibit U-1, (B) Jones, Walker, Waechter, Poitevent, Carrère

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& Denègre, L.L.P, maritime and Louisiana counsel to the Credit Parties, in substantially the form of Exhibit U-2, (C) Myers & Alberga, Cayman Islands counsel to Trico Marine International Limited, in substantially the form of Exhibit U-3, (D) Aluko & Oyebode, Nigeria counsel to Coastal Inland Marine Services Limited, in substantially the form of Exhibit U-4, (E) Stroeter Royster & Ohno Advogados, Brazil counsel to Trico Servicos Maritimos Limitada, in substantially the form of Exhibit U-5, (F) Pinedo Abogados, Mexico counsel to Servicios de Apoyo Maritimo de Mexico, S. de R.L. de C.V., in substantially the form of Exhibit U-6, (G) Thommessen Krefting Greve Lund AS Advokatfirma, Norway counsel to Trico Supply, in substantially the form of Exhibit U-7, (H) Freshfields Bruckhaus Deringer, Netherlands counsel to TMIH, in substantially the form of Exhibit U-8, and (I) Vinson & Elkins L.L.P., UK counsel to Trico Supply (UK) Limited and Albyn Marine Limited, in substantially the form of Exhibit U-9, and such other opinions of counsel as the Administrative Agent shall reasonably request, addressed to the Administrative Agent, the Collateral Agents and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request;

(x)  copies of UCC search reports or analogous search reports listing all effective financing statements or analogous filings that name any Credit Party as debtor, together (to the extent possible) with copies of such financing statements or analogous filings, none of which shall cover the Collateral (except for those which shall be terminated on or prior to the Initial Funding Date and Permitted Liens);

(xi)  the results of a recent Lien search in each of the jurisdictions where the Credit Parties are organized and where the Collateral is located, and such search shall reveal no Liens on any of the assets of the Credit Parties constituting Collateral except for Permitted Liens or Liens that have been discharged (or with respect to which satisfactory arrangements shall have been made for such discharge on terms and conditions satisfactory to the Administrative Agent) on or prior to the Initial Funding Date pursuant to documentation satisfactory to the Administrative Agent;

(xii)  abstracts of title (or, at the discretion of the Administrative Agent, certificates of ownership) with respect to the Collateral Vessels and such abstracts of title (or certificates of ownership) shall reveal no recorded Liens on such Collateral Vessels except for (A) Liens on certain of the Domestic Collateral Vessels in favor of Trico Supply (which Liens shall, both pursuant to the Trico Supply Intercreditor Agreement and by priority of filing, be subordinate to the Liens in favor of the Collateral Agents for the benefit of the Secured Parties), (B) with respect to the MARAD Vessels, Liens in favor of MARAD and (C) Permitted Collateral Vessel Liens;

(xiii)  evidence satisfactory to the Administrative Agent of the receipt of all necessary Governmental Authority and other third party consents, authorizations and approvals, and the making of all filings and giving of all notices, necessary or, in the discretion of the Administrative Agent, advisable in connection with the continuing operations of the Group Members and with the Credit Documents and the transactions contemplated hereby and thereby (without the imposition of any conditions that are not reasonably acceptable to the Administrative Agent) and the making of the filings and giving of the notices and obtaining of the consents and authorizations listed on Schedule 3.4, and the expiration of all applicable waiting periods without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby; and

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(xiv)  such other certificates, documents and agreements, and such other information respecting any Credit Party and the Collateral, as may be necessary or appropriate to give effect to the Credit Documents or the Final Confirmation Order or the transactions contemplated thereby in the opinion of the Administrative Agent, or as any Lender through the Administrative Agent may otherwise reasonably request (including with respect to Real Property).

(e)  Insurance. The Administrative Agent shall have received copies of insurance policies satisfying the requirements of Section 5.5 and the applicable Ancillary Collateral Documents and insurance certificates from independent insurance brokers certifying that all insurance maintained by each Credit Party, in respect of the Collateral or otherwise, is placed with such insurance companies, in such amounts, against such risks and in such form as is customary in the same general area by or for companies engaged in the same or similar businesses and constituting similarly situated insureds, together with evidence that such insurance, and all policies with respect thereto, otherwise satisfies the requirements of Section 5.5 and the applicable Ancillary Collateral Documents.

(f)  Fees and Expenses Paid. There shall have been paid to each Agent and the Lenders, as applicable, all fees and expenses (including fees and expenses of counsel) due and payable on or before the Initial Funding Date.

(g)  Filings, Registrations and Recordings. Each document (including any UCC financing statement or analogous filing or registration) required by the Credit Documents or under law or reasonably requested by the Administrative Agent or either Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agents, for the benefit of the relevant Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than, in the case of Collateral other than the Pledged Stock or negotiable Instruments, with respect to Permitted Senior Liens), shall be in proper form for filing, registration or recordation and delivered to the Administrative Agent, as applicable.

(h)  Press Release. The Company shall have issued a press release containing language substantially in the form attached hereto as Exhibit V, the substance of which shall be true, and there shall have been no press release or statement in any solicitation materials inconsistent with the substance thereof.

(i)  Due Diligence. The Administrative Agent and the Lenders shall have been given such access to the management, records, books of account, contracts, and properties of the Company and its Subsidiaries and shall have received such financial, business, legal and other information regarding the Company and its Subsidiaries as the Administrative Agent and the Lenders shall have requested.

(j)  Priority and Security. The Collateral Agents shall have a legal, valid and perfected Lien on and security interest in the Collateral with the priorities as set forth in Sections 3.20 and 10.1 (subject only to Permitted Senior Liens) and the Collateral Vessels shall be free of all Liens other than Permitted Collateral Vessel Liens and all other Collateral shall be free of all Liens other than Permitted Liens.

(k)  No Restraint or Limitation. There shall not exist any Requirement of Law or other restraint that, in the reasonable judgment of the Majority Lenders, prohibits, restricts or imposes materially adverse conditions on the Borrowers or the Company or any of its other Subsidiaries or the Exit Facility, any Credit Party’s ability to perform its obligations under and in respect of the Credit Documents or the exercise by the Lenders or the Agents of their respective rights and remedies under the Credit Documents, including their rights and remedies as Secured Party with respect to the Collateral.

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There is no limitation on the amount of, or source of recourse for, the Guaranty by any Guarantor, except for the limitation applicable to the Guaranty by (i) Trico Supply as set forth in Section 9.9(a) and (ii) TMI as set forth in Section 9.9(b).

(l)  No Litigation. Other than the Cases and except as disclosed by the Company (in its SEC filings or otherwise in writing) to, and consented to by, the Required Lenders, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority (i) that could reasonably be expected to have a Material Adverse Effect or if adversely determined could reasonably be expected to have a Material Adverse Effect or (ii) that restrains or prevents, or imposes or could reasonably be expected to impose materially adverse conditions upon, the Exit Facility, the Credit Documents, the Confirmed Plan, the Final Confirmation Order or the transactions contemplated hereby or thereby, or threatens to do any of the foregoing.

(m)  No Material Adverse Effect. There shall have been no developments or events (other than publicly disclosed events leading up to and inherent in the process of commencement of the Cases, the continuation of the Cases and the consequences that would normally result therefrom) that, individually or in the aggregate, have had or could reasonably be expected to result in, (i) a Material Adverse Effect described in clause (a) of the definition of the term “Material Adverse Effect” since the date of the Company’s most recent quarterly financial statement filed with the SEC prior to the date of the Commitment Letter or (ii) any other Material Adverse Effect.

(n)  No Default or Event of Default under the DIP Facility. There shall be no continuing “Default” or “Event of Default” under and as defined in the DIP Credit Documents, and no continuing Default or Event of Default, immediately prior to or immediately following effectiveness of the Credit Documents;

(o)  No Challenge to the DIP Facility. None of the Borrowers or any Guarantor, any creditor or any other party in interest shall have, as of such date, challenged the validity, enforceability, allowance, perfection or priority of any of the claims and security interests or other Liens of the DIP Agent and DIP Lenders under the DIP Facility (unless such challenge has been withdrawn, dismissed, or denied).

(p)  Payment in Full of Obligations under the DIP Facility. The Borrowers and the Guarantors shall have paid to the DIP Agent and the DIP Lenders in cash all “Obligations” under and as defined in the DIP Credit Agreement, including all principal, interest and fees payable under the DIP Facility and all other fees, expenses and other amounts payable by the Borrowers and the Guarantors under the DIP Credit Documents.

(q)  Minimum Liquidity at Exit. On the Initial Funding Date, the sum of (i) aggregate Available Cash of the Specified Group Members plus (ii) available, undrawn Revolving Credit Commitments, shall be greater than $7,500,000 giving pro forma effect to (A) effectiveness of the Revolving Credit Commitments and (B) payment of the estimated maximum aggregate amount (the “Maximum Budgeted Amount”) of all payments provided for under the Confirmed Plan (including pursuant to any interim and final fee applications) as set forth on a maximum amount budget (the “Plan Maximum Payment Budget”) (which Plan Maximum Payment Budget shall have been delivered to the Administrative Agent prior to the Closing Date) as though such Maximum Budgeted Amount were actually paid in full immediately prior to the Initial Funding Date.

(r)  Cut-Off Date. The Initial Funding Date shall have occurred on or prior to May 4, 2005.

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4.2.  Conditions Precedent to Each Loan. The obligation of each Lender on any date (including the initial Loan to be made on the Initial Funding Date) to make any Loan requested to be made hereunder is subject to the satisfaction, prior to or concurrently with the making of such Loan on such date, of all of the following conditions precedent:

(a)  Representations and Warranties; No Defaults, Etc. The following statements shall be true on the date of such Loan, both before and after giving effect thereto and to the application of the proceeds thereof:

(i)  The representations and warranties set forth in Section 3 and in the other Credit Documents shall be true and correct on and as of the Closing Date and the Initial Funding Date and shall be true and correct on and as of each date after the Initial Funding Date on which a Loan is made with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and

(ii)  no Default or Event of Default has occurred and is continuing.

(b)  No Legal Impediments. The making of the Loans on such date does not violate any Requirement of Law on the date of or immediately following such Loan and is not enjoined, temporarily, preliminarily or permanently.

(c)  Excess Available Cash. In the case of any Borrowing in respect of Revolving Loans only, at the time of and immediately after giving effect to such Borrowing, the aggregate balance of Available Cash (i) of the Specified Group Members shall not exceed $6,000,000, and (ii) of the Norwegian Group Members shall not exceed $10,000,000.

Each submission by a Borrower to the Administrative Agent of a notice of Borrowing pursuant to Section 2.2 and the acceptance by the applicable Borrower of the proceeds of each Loan requested therein shall be deemed to constitute a representation and warranty by the Borrowers as to the matters specified in Section 4.2 on and as of the date of the making of such Loan.

Section 5.   AFFIRMATIVE COVENANTS

So long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or Agent hereunder, the Credit Parties covenant and agree with the Lenders that:

5.1.  Financial Statements. The Company will furnish to the Administrative Agent and, upon request, to each Lender:

(a)  as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, together with (ii) copies of separate consolidating (by business unit) balance sheets of the Specified Group Members and of the Norwegian Group Members as at the end of such year and the related separate consolidating statements of income and of cash flows for such year for the Specified Group Members and for the Norwegian Group Members, setting forth in each case in clause (i) and (ii) in comparative form the figures for the previous year, reported on, in the case of the balance sheet and financial statements referred to in clause (i), reported on (x) without a qualification arising out of the scope of the audit, and (y) with respect to any fiscal year after 2004, without a “going

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concern” or like qualification or exception, by PricewaterhouseCoopers LLP or other independent registered public accounting firm of nationally or regionally recognized standing; and

(b)  as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, together with copies of separate consolidating (by business unit) balance sheets of the Specified Group Members and of the Norwegian Group Members as at the end of such quarter and the related separate consolidating statements of income and of cash flows for such quarter and for the portion of the fiscal year through the end of such quarter for the Specified Group Members and for the Norwegian Group Members setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

5.2.  Reports; Certificates; Other Information. The Company shall furnish to the Administrative Agent and, upon request, to each Lender (or, in the case of clause (d) or (g), to the relevant Lender):

(a)  prior to the Closing Date and (i) on a monthly basis thereafter within ten (10) Business Days after the end of each month (A) for the Group Members and, separately, for the Specified Group Members (x) a Company Indebtedness Statement and (y) a statement of the maximum local currency balances (and US Dollar equivalent thereof at then current exchange rates) in each Permitted Local Currency Account and the maximum Dollar balances in each Permitted Local Dollar Account and the aggregate maximum balances for all Permitted Local Currency Accounts and for all Permitted Local Dollar Accounts, and for all such accounts collectively, during the previous calendar month, and (B) an Aggregate L/C Exposure Statement, and a report as to the then Maximum Existing L/C Exposure (as contemplated by Section 2.21(d)), in form satisfactory to the Administrative Agent; and (ii) on a quarterly basis thereafter within fifteen (15) days after the end of such fiscal quarter, a detailed statement, in form satisfactory to the Administrative Agent, as at the end of such fiscal quarter of the aggregate expenditures during the previous four consecutive quarters for (x) capital expenditures (excluding M&C Costs) and (y) M&C Costs.

(b)  (i) concurrently with the delivery of the financial statements referred to in Section 5.1(a), so long as not contrary to the then current recommendations of the Public Accounting Oversight Board (United States), a written statement of the independent registered public accounting firm reporting on such financial statements stating that in making the examination necessary for an audit of such financial statements nothing has come to their attention that would lead them to believe that either of the Borrowers or the Company has violated any of the provisions of Section 5 or Section 6 insofar as they relate to accounting matters, or, if any such violation has occurred, specifying the nature and period of existence thereof (it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation), and (ii) promptly after receipt thereof, copies of all “management letters” received from the independent public accounting firm referred to in clause (i) and management’s response thereto;

(c)  concurrently with the delivery of any financial statements pursuant to Section 5.1, a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Credit Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Credit Documents to which it is a party, to be observed, performed or satisfied by it, together with such calculations as shall be necessary to determine compliance with the requirements set forth in Sections 4.2(c), 6.1(b), 6.5, 6.6(b),

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6.6(g), 6.17, 6.18, 6.22, 6.23 and 6.24 and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except as specified in such certificate;

(d)  to any Lender so making a request, no later than thirty (30) days prior to the end of each fiscal year of the Company, quarterly projections for the balance of the term of this Agreement (including quarterly projected consolidated balance sheet of the Group Members as at the end of each quarter, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), which projections shall be provided in an annual business plan and financial forecast and accompanied by a certificate of a Responsible Officer stating that such projections are based on good faith estimates, information and assumptions and that such Responsible Officer has no reason to believe that such projections are incorrect or misleading in any material respect;

(e)  if the Company is not then a reporting company under the Securities Exchange Act of 1934, as amended, within forty-five (45) days after the end of each of the first three fiscal quarters of the Company and within ninety (90) days after the end of each fiscal year of the Company, a narrative discussion and analysis of the financial condition and results of operations of the Group Members and the Specified Group Members for such fiscal quarter or fiscal year and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter or fiscal year, as compared to the portion of the projections described in clause (d) above covering such periods and to the comparable periods of the previous year;

(f)  within five days after the same are sent, copies of all financial statements and reports that the Company or any other Group Members sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Company or any other Group Members may make to, or file with, the SEC (including copies of all reports to the SEC on Form 10-K, 10-Q and 8-K);

(g)  promptly upon request, such other reports and information respecting the business, financial or other condition, operations, performance, properties or prospects of the Company or any of its Subsidiaries, or the Collateral or the maximum enforceable amount of the Trico Supply Guaranty (including updates to the certifications and other documents and information referred to in Section 4.1(c)(iii) or 4.1(d)(xii) or (xiii)), as the Administrative Agent or any Lender may from time to time reasonably request; and

(h)  yearly, as soon as available after the end of each fiscal year of the Company, and in any event within 10 days after each delivery of the financial statements referred to in Section 5.1(a), a certificate specifying the Maximum Supply Guaranty Amount as at the date of delivery thereof.

5.3.  Payment of Taxes, Etc. The Company will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and no action has been taken by the relevant obligee to impose, or foreclose on, any Lien against any Collateral in respect of such obligations.

5.4.  Maintenance of Existence; Compliance. The Company will, and will cause each of its Subsidiaries to, (a) (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges, permits and franchises necessary or

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desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company will cause Trico Shipping to comply with the requirements of the Norwegian Tonnage Tax Regime to the extent required to avoid the incurrence by Trico Shipping of Norwegian income tax and capital gains tax liabilities and related penalties and interest.

5.5.  Maintenance of Property; Insurance; Collateral Vessel Registration and Flag. The Company will, and will cause each of its Subsidiaries to, (a) maintain and preserve all Collateral and all other property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted (it being understood that this clause (a) shall not impose any requirements with respect to the classification of any Collateral Vessel that are in addition to those requirements set forth in clause (d) below); (b) maintain all Collateral and such other property in accordance with all requirements set forth herein and in the Ancillary Collateral Documents; (c) maintain with financially sound and reputable insurance companies insurance on all its property, including the Collateral, and other insurance (including casualty, liability and D&O insurance), consistent with past practice but in any event in at least such scope and amounts and against at least such risks (but including in any event public liability and hull damage for Collateral Vessels) as are usually insured against in the same general area by companies engaged in the same or a similar business and in any event comply with all insurance requirements contained in any Collateral Vessel Mortgage or any Mortgage, all of which insurance policies maintained by or for the benefit of a Credit Party (other than D&O insurance) shall (i) name the Administrative Agent, the Collateral Agents and the Lenders as additional insured under all liability policies, (ii) name the Collateral Agents as loss payees under all casualty policies (as their interests may appear) and (iii) provide that no cancellation, material addition in amount or material change in coverage shall be effective until thirty days’ written notice thereof to the Administrative Agent and each Collateral Agent; (d) maintain each Collateral Vessel that is at any time in operation in compliance with the requirements of the American Bureau of Shipping (or any other classification society or Governmental Authority having jurisdiction over such Collateral Vessel acceptable to the Administrative Agent) for the highest classification for vessels of like age and type, and upon the Administrative Agent’s or any Lender’s request therefor, promptly provide copies of certificates duly issued by the American Bureau of Shipping (or such other classification society) to such effect, free of all recommendations and notations of such classification society affecting class; and (e) keep all Collateral Vessels registered and flagged in a Permitted Jurisdiction, provided that either Borrower or any Guarantor that shall own any Collateral Vessel may provide for such Collateral Vessel to be re-registered or re-flagged in another jurisdiction so long as each of the following conditions are satisfied (and prior to or contemporaneously with such re-registration or re-flagging a Responsible Officer of either Borrower certifies in writing to the Administrative Agent that each of the following conditions have been satisfied): (i) at the time of such re-registration or re-flagging, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) at the time of such re-registration or re-flagging and after giving effect thereto, no more than six Collateral Vessels (in addition to the Specified Foreign Vessels) shall be registered or flagged outside of the United States, (iii) the Collateral Vessel subject to such re-registration or re-flagging shall be re-registered and re-flagged in a Permitted Jurisdiction, in addition to any dual registration or flag, (iv) first and second preferred mortgages under the laws of such Permitted Jurisdiction shall have been executed by a duly authorized officer of each party thereto and delivered to the Collateral Agents, for the benefit of the Secured Parties, with respect to such re-registered or re-flagged Collateral Vessel and (v) such first and second preferred mortgages shall be effective to create in favor of the Collateral Agents, for the benefit of the Secured Parties, mortgage Liens on such re-registered or re-flagged Collateral Vessel having the respective priorities set forth in Sections 3.20 and 10.1, enforceable in the courts of the United States for the Southern District of New York against the

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mortgagor thereunder (i.e., in personam) (but not necessarily with respect to the vessel covered thereby (i.e., in rem) unless such vessel is located in such district) and prior and superior in right to any other Person (other than Permitted Senior Liens), and subject to no other Liens (other than Permitted Collateral Vessel Liens) and shall be in proper form for recording in the appropriate vessel registry and delivered to the Administrative Agent. Upon the receipt of any such certificate of a Responsible Officer of either Borrower described in the immediately preceding sentence, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action on its behalf under the provisions of this Agreement and the other Credit Documents requested by either Borrower, including giving consent to such re-registration or re-flagging to the National Vessel Documentation Center (and the execution of any documents in connection therewith), to the extent necessary to permit the consummation of such re-registration or re-flagging described in the immediately preceding sentence.

5.6.  Inspection of Property; Books and Records; Discussions. The Company will, and will cause each of its Subsidiaries to, (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its or the Company’s books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members or the Company with officers and employees of the Group Members or the Company and with their (or the Company’s) independent certified public accountants.

5.7.  Notices. The Company will promptly, but in each case other than clause (d) below, in no event later than the fifth Business Day after the occurrence thereof, give notice to the Administrative Agent and each Lender of:

(a)  the occurrence of any Default or Event of Default;

(b)  any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, or any notice of violation that may be issued by any Governmental Authority to any Group Member, that in each case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)  receipt of service or other notice of any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Credit Document;

(d)  the following events, as soon as possible and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or either Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, (iii) the failure to make any required contribution to any Plan or any Foreign Pension Plan, (iv) the incurrence by any Group Member of any other material liability pursuant to any Plan or Foreign Pension Plan or (v) the incurrence of any income tax or capital gains or analogous tax liability by Trico Shipping as a result of any non-compliance with the Norwegian Tonnage Tax Regime;

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(e)  any actual or constructive total loss of a Collateral Vessel (or the agreed or compromised total loss of any Collateral Vessel) or any Mortgaged Property or any other material portion of the Collateral or any capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any other taking of title to, a Collateral Vessel or any Mortgaged Property or any other material portion of the Collateral; and

(f)  any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Borrower or the relevant Subsidiary proposes to take with respect thereto.

5.8.  Environmental Laws. The Company will, and will cause each of its Subsidiaries to:

(a)  comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b)  conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws;

(c)  keep or cause to be kept all Group Properties free and clear of any material Lien imposed pursuant to any Environmental Laws; and

(d)  generate, use, treat, store, Release or permit the generation, use, treatment, storage or Release of Materials of Environmental Concern on any of its Group Properties or otherwise in connection with the ownership or operation of the Group Business (except as is required for the operation of the Group Business) in material compliance with all applicable Environmental Laws and in a manner that is not reasonably likely to result in any material liabilities of any Group Member under any Environmental Law.

5.9.  Additional Collateral; Collateral Protection; Subsidiary Guarantors. The Company will, and will cause each Credit Party to (at the sole expense of the Company and the Credit Parties):

(a)  with respect to any property constituting, or of a type included in the definition of, Collateral

(i)  that exists at the Closing Date and as to which an effective waiver shall have been given pursuant to Section 12.1 of one or more of the requirements of (A) Section 4.1(c)(iii), (v), (vi), (vii), (x) or (xi) as at the Closing Date, (B) Section 4.2(a)(i) as at any Borrowing date or (C) Section 5.5 for any period, which waiver shall have expired or been revoked, or

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(ii)  that is acquired or created or arises after the Closing Date by any Credit Party,

promptly (x) execute (if applicable) and deliver to the Administrative Agent such amendments and/or supplements to this Agreement or such Mortgages, Collateral Vessel Mortgages, Ancillary Collateral Documents, and other documents (including, without limitation, if requested by any Agent, Charterer Acknowledgements), and (y) take all other actions, as the Agents deem necessary or advisable (I) to grant to the Collateral Agents, for the benefit of the Secured Parties, a perfected security interest in or other Lien on such property having the priority specified in Sections 3.20 and 10.1, and to protect such security interest or Lien, including the filing of UCC financing statements and analogous filings and registrations, and Charterer Acknowledgements, in such jurisdictions as may be required by this Agreement or by law or as may be requested by Collateral Agents or (II) otherwise to comply with the requirements of such Section or Sections, and if requested by either Collateral Agent, deliver to the Collateral Agents legal opinions relating to the matters described above and in Section 5.5, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agents;

(b)  with respect to any Subsidiary created or acquired after the Closing Date by any Credit Party, promptly (to the extent not previously done) (i) execute and deliver to the Collateral Agents such amendments and/or supplements to this Agreement and the other Credit Documents, by addendum signature page or otherwise, and execute such Collateral Vessel Mortgages and such Ancillary Collateral Documents and other documents, as any Collateral Agent deems necessary or advisable to cause such Subsidiary to become a party to this Agreement and a Guarantor and to grant to the Collateral Agents, for the benefit of the Secured Parties, a perfected security interest having the priority set forth in Sections 3.20 and 10.1 in (x) the Equity Interests in such Subsidiary that is owned by any Credit Party and (y) all property of such Subsidiary, (ii) deliver to the Administrative Agent the certificates representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Credit Party and (iii) if requested by the Collateral Agents, deliver to the Collateral Agents legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent;

(c)  with respect to any seagoing vessel or tanker that is acquired after the Closing Date by any Credit Party and is specified in a Reinvestment Notice to be a “Collateral Vessel,” promptly (i) execute and deliver to the respective Collateral Agents enforceable first and second (as applicable) preferred mortgages in the form of Exhibit R, or otherwise in form and substance satisfactory to the respective Collateral Agents, or supplements to existing collateral vessel mortgages, in form and substance satisfactory to the respective Collateral Agents, with respect to such vessel or tanker and take such other actions as the respective Collateral Agents deem necessary or advisable to grant to the respective Collateral Agents, for the benefit of the relevant Secured Parties, perfected first and second (as applicable) priority security interests in and mortgages on such vessel or tanker having the priority specified in Sections 3.20 and 10.1, prior and superior in right to the Liens of any other Person (except Permitted Senior Liens) and free of all Liens (except Permitted Collateral Vessel Liens), and to protect such security interest or mortgage, and (ii) if requested by either Collateral Agent, deliver to the Collateral Agents legal opinions relating to the matters described above and in Section 5.5, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agents;

(d)  with respect to any Collateral Vessel that is re-registered or re-flagged outside of the United States in accordance with the provisions of Section 5.5, promptly (i) execute and deliver to the respective Collateral Agents enforceable first and second (as applicable) preferred mortgages in form and substance satisfactory to the respective Collateral Agents, or supplements to existing collateral vessel mortgages, in form and substance satisfactory to the respective Collateral Agents, with respect to such Collateral Vessel and take such other actions as the respective Collateral Agents deem necessary or

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advisable to grant to the respective Collateral Agents, for the benefit of the relevant Secured Parties, perfected first and second (as applicable) priority security interests in and mortgages on such Collateral Vessel having the priority specified in Sections 3.20 and 10.1, prior and superior in right to the Liens of any other Person (except Permitted Senior Liens) and free of all Liens (except Permitted Collateral Vessel Liens) and to protect such security interest or mortgage and (ii) if requested by either Collateral Agent, deliver to the Collateral Agents legal opinions relating to the matters described above and in Section 5.5, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agents;

(e)  to the extent the Administrative Agent shall have waived, with the written consent of the Majority Lenders, the condition precedent set forth in Section 4.1(c)(iii)(C) with respect to any Foreign Collateral Vessel, promptly and diligently (i) execute and deliver to the respective Collateral Agents enforceable first and second (as applicable) preferred mortgages in form and substance satisfactory to the respective Collateral Agents, or supplements to existing collateral vessel mortgages, in form and substance satisfactory to the respective Collateral Agents, with respect to such Foreign Collateral Vessel, together with all other documents required by such Section, and take such other actions as the respective Collateral Agents deem necessary or advisable to grant to the respective Collateral Agents, for the benefit of the relevant Secured Parties, perfected first and second (as applicable) priority security interests in and mortgages on such Foreign Collateral Vessel having the priority specified in Sections 3.20 and 10.1, prior and superior in right to the Liens of any other Person (except Permitted Senior Liens) and free of all Liens (except Permitted Collateral Vessel Liens) and to protect such security interest or mortgage and (ii) if requested by either Collateral Agent, deliver to the Collateral Agents legal opinions relating to the matters described above and in Section 5.5, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agents;

(f)  with respect to any MARAD Vessel, promptly and diligently (i) use good faith efforts to obtain the consent of MARAD to the grant of the security interests in and mortgages on the MARAD Vessels in favor of the respective Collateral Agents contemplated by this Agreement, (ii) upon receipt, if any, of such consent from MARAD, execute and deliver to the respective Collateral Agents enforceable second and third (as applicable) preferred mortgages in form and substance satisfactory to the respective Collateral Agents with respect to such MARAD Vessel, and take such other actions as the respective Collateral Agents deem necessary or advisable to grant to the respective Collateral Agents, for the benefit of the relevant Secured Parties, perfected second and third (as applicable) priority security interests in such MARAD Vessel, prior and superior in right to any other Person (except Permitted Senior Liens) and free of all Liens (except Permitted Collateral Vessel Liens) and to protect such security interest and (iii) if requested by either Collateral Agent, deliver to the Collateral Agents legal opinions relating to the matters described above and in Section 5.5, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agents.

5.10.  Further Assurances; Cooperation. The Company will, and will cause each of its Subsidiaries to, and each Credit Party will (at the sole expense of the Company and the Credit Parties), (i) from time to time execute and deliver, or cause to be executed and delivered and, where applicable, filed or registered, such additional instruments, agreements (including Ancillary Collateral Documents), certificates or other documents (including Charterer Acknowledgements), and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions and intent of this Agreement and the other Credit Documents, or of more fully protecting, perfecting or renewing the rights and Liens of the Agents and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Credit Party which may be deemed to be part of, or is included in the definition of, the Collateral), and establishing and maintaining the priority of such Liens as contemplated by Sections 3.20 and 10.1, pursuant hereto or thereto, and (ii) cooperate with the

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Administrative Agent and the Lenders, and each of their respective financial advisors, counsel and other consultants, in connection with (x) the administration of the Credit Documents, the Loans and the Collateral and (y) entry into and effectiveness of, and the grant and perfection of the Liens and consummation of the other transactions contemplated by, the Credit Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Credit Documents which requires any consent, approval, recording, qualification or authorization of, or notice to, or filing or registration with, any Governmental Authority, each Credit Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from any Credit Party or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization or to effect such notice, filing or registration.

5.11.  Cash Collateral Account; Control Accounts; Blocked Accounts; Lockbox Accounts. (a) The Company will, and will cause each of its Subsidiaries (other than TMIH and the Norwegian Group Members) to, and each Credit Party will, (i) deposit (x) in the Cash Collateral Account all Net Cash Proceeds of a Recovery Event that is the subject of a Reinvestment Notice pending application thereof pursuant to Section 2.6(a) or to repair or replace damaged or taken property as contemplated hereby, or (y) in a Lockbox Account or a Blocked Account all other cash and all Proceeds received by any Credit Party (except that cash to make Investments permitted by Section 6.6(e) may be deposited in a Control Account so long as no Event of Default has occurred and is continuing), (ii) not establish or maintain, or permit any other Credit Party to establish or maintain, any Securities Account that is not a Control Account and (iii) not establish or maintain, or permit any other Credit Party to establish or maintain, any account with any financial or other institution other than a Control Account, a Blocked Account or a Lockbox Account with an Approved Securities Intermediary, a Blocked Account Bank or a Lockbox Account Bank, respectively, or with a Lender; provided, however, that any Credit Party may maintain payroll, withholding tax and other fiduciary accounts to the extent required by applicable law.

(b)  In furtherance of clause (i) of Section 5.11(a), the Company will, and will cause each of its Subsidiaries (other than TMIH and the Norwegian Group Members) to, instruct each Account Debtor or other Person obligated to make a payment to any Credit Party to make payment, or to continue to make payment, as the case may be, to a Lockbox Account or Blocked Account and will deposit in such Lockbox Account or Blocked Account all Proceeds received by such Credit Party from any other Person immediately upon receipt.

(c)  In the event (i) any Credit Party, any Approved Securities Intermediary, Blocked Account Bank or Lockbox Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account, Blocked Account or a Lockbox Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary, Blocked Account Bank or Lockbox Account Bank to comply with the terms of the applicable Control Account Agreement, Blocked Account Agreement or Lockbox Account Agreement, or (iii) the Administrative Agent determines in its sole discretion that the financial condition of an Approved Securities Intermediary, Blocked Account Bank or Lockbox Account Bank, as the case may be, has materially deteriorated, the Company will, and will cause each of its Subsidiaries (other than TMIH and the Norwegian Group Members) to, notify all of its obligors that were making payments to such terminated Control Account, Blocked Account or Lockbox Account, as the case may be, to make all future payments to another Control Account, Blocked Account or Lockbox Account, as the case may be.

(d)  In furtherance, and not in limitation, of the foregoing, unless otherwise consented to by the Administrative Agent the Company and its Subsidiaries (other than TMIH and the Norwegian Group Members) shall maintain and continue to maintain, (i) at two Lockbox Account Banks in the

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United States all Dollar deposit and operating accounts (except Permitted Local Dollar Accounts) and (ii) in such other banks and locations as may be necessary to the conduct of their business, Permitted Local Currency Accounts and Permitted Local Dollar Accounts, consistent with current practice, their respective cash management and accounts system as in existence immediately prior to the Closing Date, provided that the Company must comply with the covenants governing Permitted Local Currency Accounts and Permitted Local Dollar Accounts.

5.12.  [ Reserved ].

5.13.  Restriction on Payment of Obligations Other than in the Ordinary Course of Business. The Company (a) will, and will cause each of its Subsidiaries to, pay their obligations in the ordinary course of business consistent with sound business practices and (b) shall not, and shall not permit any of its Subsidiaries to, voluntarily prepay expenses except as may be otherwise consented to by the Majority Lenders.

5.14.  Use of Loan Proceeds. The Borrowers will use or apply the proceeds of the Loans solely (a) to refinance and repay in full all “Obligations” under and as defined in, and outstanding under, the DIP Credit Documents (as defined herein) in accordance with Section 2.2(d), and (b) after payment in full of all amounts referred to in clause (a), (i) subject to Section 6.6, to fund general corporate and working capital requirements of the Credit Parties to the extent not giving rise to a Default or Event of Default, (ii) for any other purposes specifically allowed and provided for hereunder or under the other Credit Documents, (iii) to pay (x) all fees and other amounts owing, and as provided, under the Credit Documents and (y) all professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by the Lenders, including those incurred in connection with the preparation, negotiation, documentation and enforcement of, and preservation of rights under, the Credit Documents (whether incurred before or after the Effective Date) and (iv) to pay specified Claims contemplated by the Trico Plan. The Borrowers will not permit the proceeds of the Loans to be used, directly or indirectly, to cash collateralize L/Cs issued for the benefit of Trico Supply or any of its Subsidiaries. Notwithstanding anything herein to the contrary, in no event shall the proceeds of the Loans be used directly or indirectly for the purpose of “purchasing” or “carrying” “margin stock” within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System.

5.15.  Mortgages. With respect to any fee interest in any Real Property having a value (together with improvements thereof) of at least $100,000 acquired after the Closing Date by any Credit Party, promptly (i) execute and deliver a first priority Mortgage, in favor of the Collateral Agents, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA or other title survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

5.16.  Undertaking to Maximize Trico Supply Guaranty. As a material inducement for the Lenders to enter into the Credit Documents and provide the Loans, and in consideration therefor, in the event that at any time Trico Supply can increase the Maximum Supply Guaranty Amount above the then maximum enforceable amount thereof by an amount equal to NOK 500,000 or more without causing an infringement of the restrictions of Section 8-7 cf. Sections 1-3 and 1-4 of the Norwegian Public

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Companies Act on upstream guaranties/providing of security (the maximum amount of such increase to be determined in good faith by the Board of Directors of Trico Supply in consultation with legal counsel, accountants and valuation advisors), the Company shall cause Trico Supply as promptly as practicable, but in any event within thirty (30) days of such determination, to take all actions necessary or appropriate to cause the authorized Maximum Supply Guaranty Amount to be increased to the maximum amount then permitted under such provisions of the Norwegian Public Companies Act (as such Maximum Supply Guaranty Amount shall be determined in good faith by the Board of Directors of Trico Supply in consultation with legal counsel, accountants and valuation advisors), including the prompt adoption of new resolutions of the directors and Equity Interest holders of Trico Supply authorizing such increase, and execution and delivery of all documents appropriate to give effect thereto. Determination as to whether such Guaranty amount can be increased shall be made annually and reported on as provided in Section 5.2(h).

Section 6.   NEGATIVE COVENANTS

So long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or Agent hereunder, the Credit Parties covenant and agree with the Lenders that:

6.1.  Limitation on Indebtedness.

(a)  The Company will not, and will not permit any of its Subsidiaries to, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(i)  Indebtedness of any Credit Party pursuant to any Credit Document;

(ii)  the obligations of the Group Members party thereto (other than Trico Supply) under the Trico Supply Subordinated Indemnity, subject to the Trico Supply Intercreditor Agreement;

(iii)  Indebtedness of Trico Shipping under the Norwegian Revolving Facility;

(iv)  Indebtedness of Trico Shipping under the Norwegian Term Loan;

(v)  Indebtedness of TMI under the MARAD 2006 Notes and the MARAD 2014 Notes;

(vi)  unsecured intercompany Indebtedness of the Company or any of its Subsidiaries to the extent permitted by Section 6.6(a), (c), (g) or (h), provided that any such Indebtedness described in this clause shall be evidenced by a Subordinated Intercompany Note;

(vii)  Guarantee Obligations incurred in the ordinary course of business by the Company or any of its Subsidiaries of obligations of any Guarantor and, subject to, and in the circumstances contemplated by, Section 6.6(g), of any Subsidiary that is not a Subsidiary Guarantor;

(viii)  Indebtedness (in addition to that referred to in clause (vi) above) outstanding on the date hereof and listed on Schedule 6.1(a)(viii) and any Permitted Refinancings thereof;

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(ix)  Indebtedness (including Permitted Refinancings thereof) (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition, construction or improvement of equipment or other property of either Borrower or any of the other Subsidiaries of the Company (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Person incurring such Indebtedness (provided that such Indebtedness is incurred within ninety (90) days of the acquisition, construction or improvement of such property) and (ii) Capital Lease Obligations secured, in the case of each of clauses (i) and (ii), by Liens permitted by Section 6.2(g) and in an aggregate principal amount for clauses (i) and (ii) taken together not to exceed $20,000,000 at any one time outstanding;

(x)  Hedge Agreements permitted under Section 6.10; and

(xi)  Indebtedness of either Borrower or any of the other Subsidiaries of the Company in respect of performance, surety, appeal or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of either Borrower or any of the other Subsidiaries of the Company, provided that the aggregate amount of such bonds shall not exceed $15,000,000 at any one time outstanding.

(b)  Notwithstanding the provisions of Section 6.1(a), the Company will not, and will not permit any of its Subsidiaries to, permit the aggregate principal amount of Indebtedness of (x) the Group Members or (y) the Specified Group Members, in each case at any time to exceed the amount specified for such group in the tables below.

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For the Group Members
At Any Time During Fiscal Quarter Ending	Maximum Indebtedness
March 31, 2005	$185,000,000
June 30, 2005	$185,000,000
September 30, 2005	$185,000,000
December 31, 2005	$185,000,000
March 31, 2006	$185,000,000
June 30, 2006	$185,000,000
September 30, 2006	$185,000,000
December 31, 2006	$185,000,000
March 31, 2007	$180,000,000
June 30, 2007	$180,000,000
September 30, 2007	$180,000,000
December 31, 2007	$180,000,000
March 31, 2008	$175,000,000
June 30, 2008	$175,000,000
September 30, 2008	$175,000,000
December 31, 2008	$175,000,000
March 31, 2009	$170,000,000
June 30, 2009	$170,000,000
September 30, 2009	$170,000,000
December 31, 2009	$170,000,000

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For the Specified Group Members
At Any Time During Fiscal Quarter Ending	Maximum Indebtedness
March 31, 2005	$90,000,000
June 30, 2005	$90,000,000
September 30, 2005	$90,000,000
December 31, 2005	$90,000,000
March 31, 2006	$85,000,000
June 30, 2006	$85,000,000
September 30, 2006	$85,000,000
December 31, 2006	$85,000,000
March 31, 2007	$80,000,000
June 30, 2007	$80,000,000
September 30, 2007	$80,000,000
December 31, 2007	$80,000,000
March 31, 2008	$75,000,000
June 30, 2008	$75,000,000
September 30, 2008	$75,000,000
December 31, 2008	$75,000,000
March 31, 2009	$70,000,000
June 30, 2009	$70,000,000
September 30, 2009	$70,000,000
December 31, 2009	$70,000,000

(c)  Notwithstanding the provisions of Section 6.1(a), except for the Mirror Note, the Company will not permit TMIH or Trico Supply to directly or indirectly create, incur, assume or otherwise become or remain directly liable with respect to any Indebtedness (other than its Guaranty hereunder).

6.2.  Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for the following (collectively “Permitted Liens”):

(a)  Liens for taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of either Borrower or its Subsidiaries, as the case may be, in conformity with GAAP and no action has been taken by the relevant obligee to impose, or foreclose on, any Lien against any Collateral in respect of such obligations;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (including maritime privileges) arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings;

(c)  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than Liens in favor of the PBGC);

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(d)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (in each case other than for borrowed money) incurred in the ordinary course of business;

(e)  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(f)  Liens in existence on the date hereof listed on Schedule 6.2(f), provided that (x) any Indebtedness secured by such Liens is permitted to exist by Section 6.1(a)(viii) and any other obligation secured by such Liens is not prohibited by any Credit Document, (y) no such Lien is spread to cover any additional property after the date hereof and (z) the amount of Indebtedness and other obligations secured thereby is not increased;

(g)  Liens securing Indebtedness of the Company or any of its Subsidiaries incurred pursuant to Section 6.1(a)(ix) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created within ninety (90) days of the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property (and the proceeds therefrom) financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)  Liens created pursuant to this Agreement and the other Credit Documents;

(i)  any interest or title of a lessor under any lease entered into by either Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(j)  judgment Liens securing judgments not constituting an Event of Default under Section 7;

(k)  Liens in favor of Trico Supply granted by Trico Assets on the Collateral Vessels owned by Trico Assets securing the obligations of Trico Assets to Trico Supply under the Trico Supply Subordinated Indemnity, provided that such Liens shall at all times be subject and subordinate to the Liens granted under the Credit Documents to the Agents or the Lenders to secure payment and performance of the Obligations; and

(l)  Liens constituting cash collateral and pledged Cash Equivalents securing only reimbursement obligations under Existing L/Cs and other Group L/Cs to the extent permitted by Section 2.21, provided that the Person holding such cash collateral and pledged Cash Equivalents, or the Permitted L/C Cash Collateral Account in which such items are held, shall have expressly waived, for the benefit of the Credit Parties and the Lenders and the Agents, all statutory, contractual and other Liens in its favor, whether now existing or hereafter arising or existing, applicable to such cash, Cash Equivalents and accounts securing obligations other than such reimbursement obligations;

(m)  Liens arising from UCC financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases; and

(n)  (i) Liens on, and solely on, the MARAD Vessels (and not extending to any other Collateral) securing the MARAD 2006 Notes and the MARAD 2014 Notes existing on the Initial Funding Date and (ii) valid, perfected, enforceable and nonavoidable security interests and other Liens existing on

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or in the Collateral on the Effective Date immediately after giving effect to consummation of the Trico Plan; and

the Company will not permit (x) any Collateral Vessel to be subject to any Lien other than Permitted Collateral Vessel Liens or (y) any Equity Interests in any Subsidiary of the Company not subject to Liens in favor of the Collateral Agents for the benefit of the Secured Parties as contemplated by Sections 3.20 and 10.1 to be subject to any Lien in favor of any other Person (other than Liens permitted under Section 6.2(a)).

6.3.  Fundamental Changes; Collateral Actions. The Company will not, and will not permit any of its Subsidiaries to:

(a)  enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that (x) TMIH may liquidate, provided that such liquidation does not violate Section 6.21(c) or otherwise result in a Default or Event of Default or result in the incurrence by any other Credit Party of any liability of, or arising in connection with the liquidation of, TMIH (other than de minimus filing fees and other expenses necessarily incurred in connection with such liquidation), and that no Default or Event of Default exists prior to or after giving effect to such liquidation, and (y) any Solvent Subsidiary of the Company may be merged or consolidated with or into (i) the Company in a transaction in which the Company is the continuing or surviving Person or (ii) any other Subsidiary of the Company in a transaction in which the continuing or surviving Person is a Borrower or Guarantor; provided, however, that in no event shall (I) the Company or either Borrower merge or consolidate with or into any Person in a transaction in which the continuing or surviving Person is not the Company or such Borrower, respectively, (II) any Credit Party merge or consolidate with or into any Person in a transaction in which the continuing or surviving Person is not a Credit Party, (III) any Group Member merge or consolidate with or into any Person in a transaction in which the continuing or surviving Person is a non Wholly-Owned Subsidiary, (IV) any Domestic Subsidiary merge or consolidate with or into any Person in a transaction in which the continuing or surviving Person is a Foreign Subsidiary, (V) any first-tier Foreign Subsidiary of the Company merge or consolidate with or into any Person in a transaction in which the continuing or surviving Person is a Subsidiary of a first-tier Foreign Subsidiary, and (VI) either Trico Supply or Trico Shipping merge or consolidate with or into any Person; or

(b)  take or allow to be taken any action (other than Dispositions and other actions expressly permitted hereunder) that would impair the validity or priority of the Liens granted hereunder or under the other Credit Documents, including any actions concerning the direct and indirect citizenship of the Credit Parties under applicable maritime laws.

6.4.  Disposition of Property. The Company will not, and will not permit any of its Subsidiaries to, Dispose of any of the Collateral or any other property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Company, issue or sell any shares of such Subsidiary’s Equity Interests to any Person (any such Disposition of property or sale or issuance of Equity Interests being an “Asset Sale”), except:

(a)  the Disposition of obsolete or worn out property in the ordinary course of business;

(b)  Dispositions by any Group Member of any of its property to any Credit Party; provided, however, that, except as expressly permitted by Section 6.4(c), (d) or (f), in no event shall (I) any of the Company or either of the Borrowers Dispose of any of its property to any Person other than the Company or either of the Borrowers, (II) any Credit Party Dispose of any of its property to any Person that is not a Credit Party, (III) any Group Member Dispose of any of its property to any Person that is a

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non Wholly-Owned Subsidiary, (IV) any Domestic Subsidiary Dispose of any of its property to any Person that is a Foreign Subsidiary, (V) any first-tier Foreign Subsidiary of the Company Dispose of any of its property to any Person that is a Subsidiary of a first-tier Foreign Subsidiary, (VI) either Trico Supply or Trico Shipping Dispose of any of its property, or (VII) except pursuant to the Trico Supply Subordinated Indemnity and subject to the Trico Supply Intercreditor Agreement, any Group Member that is not a Norwegian Group Member Dispose of any of its property to any Norwegian Group Member, except, in each case in clauses (I) through (VII) above, as consented to in writing by the Required Lenders;

(c)  the sale or issuance of Equity Interests in any Subsidiary of the Company to any Credit Party that is a Wholly-Owned Subsidiary;

(d)  demise, bareboat, time voyage and other charter or lease arrangements pursuant to which the Company or any of its Subsidiaries charters or leases out a sea going vessel or tanker to another Person, provided that (i) such arrangements are entered into in the ordinary course of business consistent with past practice, (ii) such arrangements do not materially impair the value of the vessels or tankers subject to such arrangements and (iii) such arrangements involving any Collateral Vessels do not impair the security interest of the Collateral Agents in any Collateral Vessel (or the ability of the Collateral Agents to foreclose on each Collateral Vessel or exercise their remedies in respect thereof, in each case free of such arrangements) and such arrangements are subject in all respects to the Collateral Agents’ security in and Lien on such Collateral Vessels;

(e)  the sale or discount by either Borrower or any of its Subsidiaries in each case without recourse and in the ordinary course of business of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction); and

(f)  Permitted JV Sales, provided that (x) no Default or Event of Default shall have occurred and be continuing, or shall result therefrom and (y) the aggregate fair market value of Releasable Norway Vessels and other property directly or indirectly Disposed by Trico Supply or Trico Shipping or any other person in connection with Permitted JV Sales shall not exceed in the aggregate an amount equal to $56,000,000 (it being understood that any Investments made pursuant to Section 6.6(b) shall be included in such maximum permitted amount).

6.5.  Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, make any Restricted Payments, except that (a) the Company may declare and make dividend payments to its common stockholders in an aggregate amount in any fiscal year not to exceed 15% of the amount of Excess Cash Flow for the preceding fiscal year in excess of $30,000,000, provided that (i) no Default or Event of Default shall have occurred and be continuing, or shall result therefrom, (ii) under this Agreement during the previous 12 months, no payment of any portion of any mandatory prepayment of the Loans required hereby shall have been deferred or not made as a result of liquidity restrictions or otherwise and (iii) after giving effect to such declaration and payment the Specified Group Members shall have then available at least $12,500,000 in aggregate amount of (x) Available Cash plus (y) available, undrawn Revolving Credit Commitments and (b) any Subsidiary of the Company may make a Restricted Payment of the nature referred to in clause (a) or (b) of the definition thereof to the Company or to either Borrower, or to any other Credit Party (provided that such other Credit Party is Solvent both before and immediately after receipt of such Restricted Payment), provided further that in the case of such a Restricted Payment by Trico Shipping or Trico Supply (i) the entire amount of such Restricted Payment is received as a Restricted Payment by the Company within one Business Day after the date such Restricted Payment is made, (ii) such Restricted Payment is made in such a manner as to eliminate or minimize to the maximum extent possible any reduction of the amount of, or any other adverse effect on

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the value, effectiveness or enforceability of, the Guaranty by Trico Supply under Section 9 hereof of the payment and performance of the Obligations, (iii) no Default or Event of Default under Section 7.1(l) shall result from such Restricted Payment and (iv) all such Restricted Payments after December 31, 2004 shall not exceed in the aggregate NOK 95,725,600.

6.6.  Investments. The Company will not, and will not permit any of its Subsidiaries, to directly or indirectly make or maintain any Investment except:

(a)  Investments made by a Group Member in any Credit Party; provided that (i) such Investments (other than the Trico Supply Subordinated Indemnity) constituting Indebtedness shall be evidenced by a Subordinated Intercompany Note or, in the case of Indebtedness owing by TMIH to the Company, the TMIH Subordinated Loan Agreement, and no Indebtedness (other than capitalization as principal of accrued interest on Indebtedness outstanding on the date hereof owing by TMIH to the Company and on capitalized interest accrued thereafter thereon) shall be incurred by TMIH owing to any Group Member on or after the date hereof, and (ii) except as expressly permitted by Section 6.6(b) through (i), inclusive, in no event shall (I) the Company or either of the Borrowers make an Investment in any Person other than, (x) in the case of the Company, either of the Borrowers or, to the extent provided in Section 6.6(c), TMI and, (y) in the case of either Borrower, Investments in the other Borrower of the nature referred to in clause (c) or (d) of the definition of Investments (subject to clause (i) above), (II) any Credit Party make an Investment in any Person that is not a Credit Party, (III) any Group Member make an Investment in any non Wholly-Owned Subsidiary (except as provided in Section 6.6(b)), (IV) any Domestic Subsidiary make an Investment in any Foreign Subsidiary (except as provided in Section 6.6(b)), (V) any first-tier Foreign Subsidiary of the Company make an Investment in any Subsidiary of such a first-tier Foreign Subsidiary, (VI) either Trico Supply or Trico Shipping make an Investment in any of their respective Subsidiaries or in any other Subsidiaries of the Company, (VII) except pursuant to the Trico Supply Subordinated Indemnity and subject to the Trico Supply Intercreditor Agreement, any Group Member that is not a Norwegian Group Member make any Investment in any Norwegian Group Member, (VIII) the Company or any of its Subsidiaries making any Investment in any Person that is not Solvent both before and immediately after such Investment, or (IX) any Group Member make any Investment in TMIH, except, in each case in clauses (I) through (IX) above, as consented to in writing by the Required Lenders; provided that any equitization of the TMIH Subordinated Loan pursuant to or permitted by any change in law, regulation or applicable accounting principles and that is not violative of Section 6.21(c) shall not constitute a prohibited Investment for purposes of this Agreement;

(b)  Permitted JV Investments, provided that (x) no Default or Event of Default shall have occurred and be continuing, or shall result therefrom and (y) the aggregate fair market value of Releasable Norway Vessels directly or indirectly Disposed by Trico Supply or Trico Shipping or any other Person in connection with Permitted JV Investments shall not exceed in the aggregate an amount equal to $56,000,000 (it being understood that any Dispositions made pursuant to Section 6.4(f) shall be included in such maximum permitted amount);

(c)  Investments in TMI by Trico Operators from, and in an amount not to exceed, the proceeds received by Trico Operators from the proceeds of the MARAD Vessels that are subject to a Lien securing the MARAD 2006 Notes and MARAD 2014 Notes, at the times and in an aggregate amount necessary for TMI to pay all regularly scheduled cash payments or repayments, as the case may be, of principal, interest, fees and other payments required to be made thereunder that become due in respect of the MARAD 2006 Notes and MARAD 2014 Notes;

(d)  extensions of trade credit in the ordinary course of business;

(e)  Investments in Cash Equivalents;

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(f)  Guarantee Obligations to the extent permitted by Sections 6.1(a)(i), 6.1(a)(ii) and (vii);

(g)  loans and advances to employees of any Group Member (other than TMIH) in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $75,000 at any one time outstanding;

(h)  Investments existing on the date hereof and listed on Schedule 6.6(h); and

(i)  Investments received in connection with bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business.

6.7.  Certain Payments; Modifications of Certain Debt Instruments and other Agreements. The Company will not, and will not permit any of its Subsidiaries to (i) make or offer to make, except to the extent expressly provided for herein, any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness of either Borrower or any of its Subsidiaries the outstanding principal amount of which exceeds $2,000,000 (or permit any amendment, modification, waiver or other change with respect to the terms of any such Indebtedness which shall have any of the foregoing effects); or (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Contractual Obligation relating to any Indebtedness of any Group Member incurred or deemed incurred prior to the date hereof, except (a) as provided for in the Trico Plan; (b) amendments and modifications to the Norwegian Revolving Facility to (1) amend the funded debt definition therein to exclude the Mirror Note from such definition, (2) amend the funded debt/EBITDA covenant ratio therein by increasing the ratio from 5.0 to 5.5, (3) allow for the Norwegian Revolving Facility to be classified as long-term debt for purposes of U.S. GAAP, (4) allow the issuance of letters of credit, (5) allow the exclusion of certain vessels from the collateral package to facilitate contribution to a Permitted JV and (6) other amendments provided that such other amendments do not have the effect of shortening the final maturity date, or the weighted average life to maturity, of such Indebtedness, or of increasing the principal amount outstanding thereunder or increasing the interest rate payable thereunder by more than 50 basis points per annum above the interest rate in effect on the date hereof or increasing the amount or rate of fees payable thereunder, or of further restricting the ability to pay dividends or make distributions in respect of its Equity Interests, or of making the covenants, defaults or other provisions thereof more onerous, individually or in the aggregate, to the borrowers and other obligors thereunder; (c) amendments and modifications to the Norwegian Term Loan to (1) amend the funded debt definition to exclude the Mirror Note from such definition, (2) amend the funded debt/EBITDA covenant ratio by increasing the ratio from 5.0 to 5.5, (3) allow the exclusion of certain vessels from the collateral package to facilitate contribution to a Permitted JV, and (4) other amendments provided that such other amendments do not have the effect of shortening the final maturity date, or the weighted average life to maturity, of such Indebtedness, or of increasing the principal amount outstanding thereunder or increasing the interest rate payable thereunder by more than 50 basis points per annum above the interest rate in effect on the date hereof or increasing the amount or rate of fees payable thereunder, or of further restricting the ability to pay dividends or make distributions in respect of its Equity Interests, or of making the covenants, defaults or other provisions thereof more onerous, individually or in the aggregate, to the borrowers and other obligors thereunder; and (d) refinancings of the Norwegian Revolving Facility and the Norwegian Term Loan that do not increase the principal amount of Indebtedness outstanding above, or increase the interest rate or increase the amount or rate of fees payable over, or shorten the final maturity date or weighted average life to maturity from, that existing or applicable under the Indebtedness refinanced (other than an increase in the interest rate of the refinancing Indebtedness by an amount not in excess of 50 basis points per annum above the interest rate in effect on the date hereof under the

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Indebtedness directly (or indirectly pursuant to one or more subsequent refinancings) refinanced), and provided that the covenants (including restrictions on the ability to pay dividends or make distributions in respect of its Equity Interests), defaults and other provisions applicable to such refinancing are not more onerous, individually or in the aggregate, to the borrowers and other obligors thereunder than those applicable to the Indebtedness refinanced; or (iii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Trico Supply Share Purchase Agreement or the TMIH Subordinated Loan Agreement..

6.8.  Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than a Credit Party) unless such transaction is (a) otherwise permitted under this Agreement (including the transactions contemplated by the Trico Supply Subordinated Indemnity), (b) in the ordinary course of business of the relevant Group Member and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except that (i) Restricted Payments to the extent permitted by Section 6.5, and (ii) Investments to the extent permitted by Section 6.6 shall in each case be permitted.

6.9.  Sales and Leasebacks. The Company will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, except for the sale and leaseback by Trico Supply of Real Property in Fosnavag, Norway.

6.10.  Hedge Agreements. The Company will not, and will not permit any of its Subsidiaries to, engage in any speculative transactions or enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which either Borrower or any of its Subsidiaries has actual exposure (other than those in respect of Equity Interests) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of either Borrower or any of its Subsidiaries, in each case in (a) and (b) above, in the ordinary course of business and consistent with industry practices and not for speculative purpose.

6.11.  Negative Pledge Clauses. The Company will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to (a) create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, including any agreement that requires any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations, or (b) amend or otherwise modify any Credit Document to which it is a party, other than in each case (i) this Agreement and the other Credit Documents, (ii) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case any prohibition or limitation shall only be effective against the assets financed thereby), (iii) any documents evidencing the Norwegian Revolving Facility or the Norwegian Term Loan (in which case any prohibition or limitation shall only be effective against the assets of Trico Shipping securing the Norwegian Term Loan) and (iv) any Title XI Subsidiary Agreements (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the Equity Interests in TMI).

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6.12.  Clauses Restricting Subsidiary Distributions. The Company will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (a) make Restricted Payments in respect of any Equity Interest in such Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Credit Documents and (ii) any Title XI Subsidiary Agreements to the extent applicable only to TMI.

6.13.  Lines of Business. The Company will not, and will not permit any of its Subsidiaries to, enter into any business, either directly or through any Subsidiary, except, subject to Section 6.21, for those businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement or activities that are reasonably similar, ancillary, incidental, complimentary or related to, or a reasonable extension, development or expansion of, those businesses in which the Borrowers and their Subsidiaries are engaged on the date of this Agreement.

6.14.  Organizational Documents and Material Agreements. Except as expressly provided for in the Trico Plan, the Company will not, and will not permit any of its Subsidiaries to, (a) amend, modify or otherwise supplement or permit the amendment, modification or other supplement of any Group Member’s organizational documents in a manner that is inconsistent with, or violates the terms of, or could reasonably be expected to prevent compliance with, the terms of any Credit Document or (b) agree to any amendment, modification or termination of any material agreement to which any Group Member is a party, in each case except to the extent such amendment, modification, supplementation or termination could not reasonably be expected to have a Material Adverse Effect.

6.15.  [ Reserved ]

6.16.  [ Reserved ]

6.17.  Limitation on Aggregate L/C Exposure. The Company will not, and will not permit any of its Subsidiaries to, permit Aggregate L/C Exposure (a) at any time to be less than 100% cash collateralized or (b) at any time to exceed $15,000,000.

6.18.  Limitation on Local Currency and Other Accounts, Etc. The Company shall not permit the aggregate Dollar and Dollar equivalent of the balances in (i) all Permitted Local Currency Accounts and Permitted Local Dollar Accounts to exceed $1,100,000 at any time (excluding only from calculations for this clause (i) amounts constituting asset sale proceeds or dividends or distributions from Permitted JVs), (ii) all Permitted Local Currency Accounts and Permitted Local Dollar Accounts (with no exclusions) to exceed $750,000 for any period of ten consecutive Business Days, (iii) all Permitted Local Currency Accounts and Permitted Local Dollar Accounts in Nigeria or all accounts in Nigerian currency (in each case with no exclusions) to exceed $350,000 for any period of ten consecutive Business Days (except to the extent that such failure is caused solely by mandatory Requirements of Law that in the aggregate prevent compliance with the foregoing requirements) or (iv) all Permitted L/C Cash Collateral Accounts to exceed 105% of the aggregate of (x) the amounts available to be drawn under all Group L/Cs cash collateralized by funds or investments in any such Permitted L/C Cash Collateral Accounts and (y) all unreimbursed amounts drawn under Group L/Cs cash collateralized by funds or investments in any such Permitted L/C Cash Collateral Accounts for any period of two consecutive Business Days. The Company shall not permit the aggregate of the balances in all Permitted Local Dollar Accounts to exceed $75,000 for any period of ten consecutive Business Days.

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6.19.  Terrorism Law; Anti-Money Laundering. (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.24, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law in violation of the Executive Order or Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Company shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender in its reasonable discretion, confirming the Company’s and its compliance with this Section 6.19).

(b)  The Company will not, and will not permit any of its Subsidiaries to, cause or permit any of the funds of any of them that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

6.20.  Certain Ownership Requirements. The Company will not permit (a) Trico Supply or Trico Shipping to cease to be a Wholly-Owned Subsidiary and a consolidated Subsidiary of the Company, (b) Trico Supply to cease to be a direct, Wholly-Owned Subsidiary of the Company (provided that the Equity Interests in Trico Supply owned by the Company may be contributed by the Company to a newly formed, special purpose bankruptcy remote vehicle that is a direct, Wholly-Owned Subsidiary of the Company and is acceptable to the Administrative Agent as to jurisdiction of organization, organizational documentation and purpose and powers, provided further that the Equity Interests in Trico Supply shall at all times continue to be subject to an enforceable, fully perfected security interest in favor of the respective Collateral Agents, for the benefit of the Secured Parties, having the priority set forth in Sections 3.20 and 10.1, and the Company shall otherwise have complied with Section 5.9(b) in respect thereof), or (c) Trico Shipping to cease to be a direct, Wholly-Owned Subsidiary of Trico Supply.

6.21.  Certain Limitations on Activities of Subsidiaries. The Company will not permit (a) Trico Supply to, and Trico Supply will not, (i) incur or permit to exist any obligations or other liabilities to any other Person except for obligations (A) in respect of taxes, (B) under the Credit Documents or the Mirror Notes, (C) for fees and expenses of its directors payable in the ordinary course consistent with past practice or (D) under the lease of its headquarters building, (ii) engage in any business activity or own any assets other than (A) the ownership of Equity Interests in its Subsidiaries permitted hereunder and existing on the date hereof and ownership of cash and Cash Equivalents sufficient to pay its obligations as they come due, and (B) in the case of Trico Supply, the lease of its headquarters building or (iii) issue any additional Equity Interests, (b) TMI to, and TMI will not, own any assets other than the MARAD Vessels and equipment incidental thereto and cash and Cash Equivalents or (c) TMIH to, and TMIH will not, (i) acquire or hold assets other than cash, (ii) incur or permit to exist indebtedness, obligations or tax or other liabilities of whatever nature other than its obligations under the TMIH Subordinated Loan Agreement and the Credit Documents, (iii) conduct any business activity, (iv) take any action that could result in, or give rise to, any indebtedness, obligations or tax or other liabilities of TMIH of whatever nature.

6.22.  Maximum Leverage Ratio. The Company will not, and will not permit any of its Subsidiaries to, permit the Leverage Ratio (a) for the Group Members or (b) for the Specified Group Members (excluding any attributable Indebtedness of non majority-owned Subsidiaries, and excluding EBITDA of (i) Persons that are not Specified Group Members, in the case of clause (b), and (ii) non Wholly-Owned Subsidiaries in the case of clause (a) unless such earnings shall have been received in cash as dividends by the Company or one of its consolidated Subsidiaries that are Wholly-Owned Subsidiaries (in the case of clause (a)) or, subject to the proviso in the definition of EBITDA, by a Specified Group Member (in the case of clause (b)) from such non Wholly-Owned Subsidiaries) for any

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 fiscal quarter through and including December 31, 2009 (x) to exceed the amounts set forth for such group opposite such fiscal quarter in the tables below or (y) to be less than zero (except for fiscal quarters ending March 31, 2005 and June 30, 2005 in respect of the group comprising the Specified Group Members), determined in each case on a trailing four consecutive fiscal quarter basis.

Group Members
Fiscal Quarter Ending	Maximum Ratio
March 31, 2005	11.5 : 1.0
June 30, 2005	9.5 : 1.0
September 30, 2005	9.4 : 1.0
December 31, 2005	8.6 : 1.0
March 31, 2006	7.2 : 1.0
June 30, 2006	6.6 : 1.0
September 30, 2006	6.0 : 1.0
December 31, 2006	5.6 : 1.0
March 31, 2007	4.9 : 1.0
June 30, 2007	4.7 : 1.0
September 30, 2007	4.5 : 1.0
December 31, 2007	4.4 : 1.0
March 31, 2008	3.7 : 1.0
June 30, 2008	3.4 : 1.0
September 30, 2008	3.2 : 1.0
December 31, 2008	3.0 : 1.0
March 31, 2009	2.9 : 1.0
June 30, 2009	3.0 : 1.0
September 30, 2009	3.2 : 1.0
December 31, 2009	3.4 : 1.0

Specified Group Members
Fiscal Quarter Ending	Maximum Ratio
March 31, 2005	N/A
June 30, 2005	N/A
September 30, 2005	N/A
December 31, 2005	N/A
March 31, 2006	15.0 : 1.0
June 30, 2006	11.8 : 1.0
September 30, 2006	10.3 : 1.0
December 31, 2006	8.8 : 1.0
March 31, 2007	6.0 : 1.0
June 30, 2007	6.3 : 1.0
September 30, 2007	5.4 : 1.0
December 31, 2007	4.5 : 1.0
March 31, 2008	3.5 : 1.0
June 30, 2008	2.9 : 1.0
September 30, 2008	2.5 : 1.0
December 31, 2008	2.1 : 1.0
March 31, 2009	2.2 : 1.0
June 30, 2009	2.5 : 1.0
September 30, 2009	3.0 : 1.0
December 31, 2009	3.7 : 1.0

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6.23.  Minimum EBITDA. The Company will not, and will not permit any of the Specified Group Members to, permit EBITDA for the Specified Group Members (excluding EBITDA of Persons that are not Specified Group Members unless, subject to the proviso in the definition of EBITDA, such earnings have been received in cash as dividends by a Specified Group Member) for any fiscal quarter through and including December 31, 2005 to be less than the amount set forth opposite such fiscal quarter in the table below.

Fiscal Quarter Ending	Minimum EBITDA
March 31, 2005	($3,500,000)
June 30, 2005	($1,800,000)
September 30, 2005	$200,000
December 31, 2005	$2,100,000

6.24.  Limitation on Capital Expenditures, Etc. The Company will not, and will not permit any of its Subsidiaries to, permit (a) capital expenditures (excluding expenditures (whether expensed or capitalized) in respect of M&C Costs or (b) M&C Costs, in each case above, determined as at the end of each fiscal quarter of the Company, made or incurred by the Group Members during the previous four consecutive fiscal quarters to exceed the respective amounts set forth opposite such fiscal quarter in the tables below; provided that with respect to the fiscal quarter ending (i) March 31, 2005, the applicable test period is January 1, 2005 through March 31, 2005; (ii) June 30, 2005, the applicable test period is January 1, 2005 through June 30, 2005; and (iii) September 30, 2005, the applicable test period is January 1, 2005 through September 30, 2005.

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Fiscal Quarter Ending	Maximum CapEx (other than M&C Costs)
March 31, 2005	$2,800,000
June 30, 2005	$5,700,000
September 30, 2005	$6,800,000
December 31, 2005	$7,700,000
March 31, 2006	$11,600,000
June 30, 2006	$14,500,000
September 30, 2006	$17,800,000
December 31, 2006	$21,200,000
March 31, 2007	$23,000,000
June 30, 2007	$23,800,000
September 30, 2007	$24,600,000
December 31, 2007	$25,400,000
March 31, 2008	$25,500,000
June 30, 2008	$25,500,000
September 30, 2008	$25,500,000
December 31, 2008	$25,600,000
March 31, 2009	$25,500,000
June 30, 2009	$25,300,000
September 30, 2009	$25,200,000
December 31, 2009	$25,100,000

Fiscal Quarter Ending	Maximum M&C Costs
March 31, 2005	$6,100,000
June 30, 2005	$9,700,000
September 30, 2005	$10,300,000
December 31, 2005	$12,900,000
March 31, 2006	$11,400,000
June 30, 2006	$11,500,000
September 30, 2006	$12,700,000
December 31, 2006	$12,500,000
March 31, 2007	$14,000,000
June 30, 2007	$14,200,000
September 30, 2007	$14,500,000
December 31, 2007	$15,000,000
March 31, 2008	$14,500,000
June 30, 2008	$14,000,000
September 30, 2008	$12,000,000
December 31, 2008	$10,500,000
March 31, 2009	$10,500,000
June 30, 2009	$11,000,000
September 30, 2009	$11,000,000
December 31, 2009	$11,200,000

6.25.  Agreement re TMIH Subordinated Loan Agreement. Without prejudice to the rights of the Agents and the Lenders to exercise their remedies in respect of their Lien on the TMIH Subordinated Loan and the TMIH Subordinated Loan Agreement, and their and their respective

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transferee’s and assigns’ rights upon foreclosure to act freely to exercise all rights and remedies under the TMIH Subordinated Loan Agreement, the Company hereby expressly agrees that prior to payment in full of all outstanding Obligations and termination of the Commitments, the Company will not demand payment of the TMIH Subordinated Loan, or exercise any rights or remedies under the TMIH Subordinated Loan Agreement to collect principal amounts, interest or other amounts owing thereunder, in cash or in Equity Interests, by acceleration, demand or otherwise, if such action could, directly or indirectly, give rise to any tax or other liability owed by TMIH or to any action referred to in Section 7.1(f) with respect to TMIH, or grounds therefor.

Section 7.   EVENTS OF DEFAULT

7.1.  Events of Default. If any of the following events shall occur and be continuing:

(a)  (i) either Borrower shall fail to pay any principal of any Loan when due and payable in accordance with the terms hereof; or (ii) either Borrower shall fail to pay, prior to the close of business on the third Business Day after such amount becomes due and payable in accordance with the terms hereof, any interest on any Loan or any other amount payable hereunder or under any other Credit Document; or

(b)  any representation or warranty made or deemed made by any Credit Party herein or in any other Credit Document or that is contained in any certificate, instrument, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)  any Credit Party shall default in the observance or performance of, or there shall otherwise occur a violation of, any term, agreement or covenant contained in clause (i) or (ii) of Section 5.4(a), or in Section 5.5(c) or (e), Section 5.7(a), 5.11, Section 6, 10.4(a) or (e) or 10.9; or

(d)  any Credit Party shall default in the observance or performance of any other term, agreement or covenant contained in this Agreement or any other Credit Document (other than as provided in clauses (a) through (c) of this Section), and such default shall continue unremedied for a period of ten (10) days after the earlier of the date on which (i) a Responsible Officer of any Credit Party becomes aware of such default or (ii) written notice thereof shall have been given to the Company or either Borrower from the Administrative Agent or any Lender; or

(e)  any Group Member shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans) of such Group Member (or any Guarantee Obligation in respect of Indebtedness of any other Person), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and

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(iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(f)  (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)  (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan or a Foreign Pension Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Majority Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)  one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered (subject to a customary deductible) by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(i)  any of the Credit Documents shall, for any reason, cease to be in full force and effect or to create a valid Lien on any of the Collateral purported to be covered hereby or thereby or such Lien shall fail to be or cease to be an enforceable, fully perfected Lien against each Credit Party having the priority provided for in Sections 3.20 and 10.1 pursuant to the terms hereof or thereof, or any Credit Party shall so allege in any pleading filed in any court, or any material provision of any Credit Document (including the Guaranty set forth in Section 9 and the provisions of Section 10) shall, for any reason,

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cease to be valid and binding on, and enforceable against each Credit Party party thereto, or any Credit Party or any Affiliate of any Credit Party shall assert any of the foregoing; or

(j)  (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 25% of the outstanding common stock of the Company, provided that Inverness Management LLC and its Affiliates may “beneficially own” up to 35% of the outstanding common stock of the Company, except as expressly provided for under the Trico Plan; (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors, except as expressly provided for under the Trico Plan; or (iii) the Company shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Equity Interest of each Borrower and of Trico Supply and Trico Shipping free and clear of all Liens (except Liens created hereby); or

(k)  after the Initial Funding Date, there shall occur or exist any event or condition that has or has had or could reasonably be expected to have a Material Adverse Effect; or

(l)  the enforceable amount of the Guaranty by Trico Supply under Section 9 hereof of the payment and performance of the Obligations shall at any time be an amount less than NOK 96,513,200 (the “Trico Supply Guaranty Minimum”), unless the principal amount of the Term Loans shall have been prepaid pursuant to Section 2.5(b) (or if the Term Loans shall have been repaid in full, the aggregate amount of the Revolving Credit Commitments shall have been permanently reduced) by an aggregate amount equal to the amount by which the amount of the Guaranty by Trico Supply under Section 9 hereof of the payment and performance of the Obligations is less than the Trico Supply Guaranty Minimum; or

(m)  the aggregate obligations for which Trico Supply and its Affiliates shall at any time become liable in respect of the matters set forth on Schedule 7.1(m) shall exceed the amount set forth on Schedule 7.1(m).

then, in any such event, unless such Event of Default shall be or have been waived by the Lenders in accordance with Section 12.1, (i) all of the Revolving Credit Commitments and the Term Loan Commitments, and the obligation of each Lender to make any Loan thereunder, shall terminate, (ii) the Loans, all interest thereon and all other Obligations under this Agreement and the other Credit Documents shall become and be forthwith due and payable, (iii) the Credit Parties shall be prohibited from using any cash collateral and (iv) the Administrative Agent and the Lenders shall be entitled to exercise all of their respective rights and remedies under the Credit Documents and applicable law, including all rights and remedies with respect to the Collateral and the Guarantors.

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower and each Guarantor.

Section 8.   THE AGENTS

8.1.  Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents, and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any

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provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Agent.

Each Revolving Credit Lender does hereby constitute and appoint the Revolving Credit Collateral Agent as its true and lawful attorney-in-fact, which power of attorney is irrevocable and coupled with an interest, to execute and deliver on its behalf such Ancillary Collateral Documents, including any deposit account control, blocked account and similar agreements, and such additional instruments, certificates or documents as the Revolving Credit Collateral Agent may reasonably deem necessary for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents, or of more fully protecting, perfecting or renewing the rights and Liens of the Revolving Credit Collateral Agent and the Revolving Credit Secured Parties with respect to the Collateral. Each Term Loan Lender does hereby constitute and appoint the Term Loan Collateral Agent as its true and lawful attorney-in-fact, which power of attorney is irrevocable and coupled with an interest, to execute and deliver on its behalf such Ancillary Collateral Documents, including any deposit account control, blocked account and similar agreements, and such additional instruments, certificates or documents as the Term Loan Collateral Agent may reasonably deem necessary for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents, or of more fully protecting, perfecting or renewing the rights and Liens of the Term Loan Secured Parties with respect to the Collateral. Each Lender, whether signatory hereto or joining through an Assignment and Acceptance, irrevocably agrees to be bound by any such Ancillary Collateral Documents, instruments, certificates or documents, regardless of whether such Lender is directly a party thereto, including all indemnity obligations of such Lender and other provisions set forth therein as if such Lender were directly a party thereto.

8.2.  Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3.  Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the damages or losses resulting from the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have directly and primarily resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Credit Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of any Credit Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

8.4.  Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to

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be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to either Borrower or any of its Affiliates), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of, in the case of the Revolving Credit Collateral Agent, the Majority Revolving Lenders, in the case of the Term Loan Collateral Agent, the Majority Term Lenders, and in the case of the Administrative Agent, the Majority Lenders (or, if so specified by this Agreement or the other Credit Documents, the Required Lenders, all Lenders or any other instructing group of Lenders specified by this Agreement or the other Credit Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of, in the case of the Revolving Credit Collateral Agent, the Majority Revolving Lenders, in the case of the Term Loan Collateral Agent, the Majority Term Lenders, and in the case of the Administrative Agent, the Majority Lenders (or, if so specified by this Agreement or the other Credit Documents, the Required Lenders, all Lenders or any other instructing group of Lenders specified by this Agreement or the other Credit Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5.  Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent and the Collateral Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by, in the case of the Revolving Credit Collateral Agent, the Majority Revolving Lenders, in the case of the Term Loan Collateral Agent, the Majority Term Lenders, and in the case of the Administrative Agent, the Majority Lenders (or, if so specified by this Agreement or the other Credit Documents, the Required Lenders, all Lenders or any other instructing group of Lenders specified by this Agreement or the other Credit Documents); provided that, unless and until (i) the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, and (ii) the Revolving Credit Collateral Agent shall have received such directions, the Revolving Credit Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Revolving Credit Lenders, and (iii) the Term Loan Collateral Agent shall have received such directions, the Term Loan Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Term Loan Lenders.

8.6.  Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Credit Party or any Affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and

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creditworthiness of the Credit Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement and the other Credit Documents, if applicable. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have, and in no event shall any Collateral Agent have, any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party or any Affiliate of a Credit Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7.  Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such, and the Revolving Credit Lenders agree to indemnify the Revolving Credit Collateral Agent in its capacity as such, and the Term Loan Lenders agree to indemnify the Term Loan Collateral Agent in its capacity as such (in each case to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement or any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (including any indemnities, expenses or other amounts paid or payable by any of the Agents pursuant to indemnification or reimbursement provisions contained in any Credit Document); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8.  Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9.  Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and either Borrower (or, if a successor is then prepared to assume such duties, such lesser notice period as may be appropriate in the context). If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by either Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the

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Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents. Each of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent may resign in the same manner, and with the same consequences, and a successor therefor be appointed by the Majority Revolving Lenders or Majority Term Lenders, respectively, as provided above with respect to the Administrative Agent.

8.10.  Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

8.11.  The Lead Arranger. The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or the other Credit Documents.

8.12.  Withholding Taxes. (a) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.15(d) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation the maximum amount of the applicable withholding tax. Nothing in this Section 8.12 shall relieve either Borrower of its obligation with respect to Non-Excluded Taxes and Other Taxes provided in Section 2.15.

(b)  If the Internal Revenue Service or any other Governmental Authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(c)  If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply with and be bound by the terms of Sections 2.15(d) and 8.12.

Section 9.   GUARANTY

9.1.  The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by each Guarantor from the proceeds of the Loans, each Guarantor hereby agrees with the Administrative Agent and the Lenders that such Guarantor hereby unconditionally and irrevocably, jointly and severally, guarantees as primary

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obligor and not merely as surety the full and prompt payment and performance by each Borrower when due, whether upon maturity, by acceleration or otherwise, of any and all of the Obligations of each such Borrower to the Lenders and the Agents. If any or all of the Obligations of any Borrower to the Lenders or the Agents (or any of them) become due and payable hereunder, each Guarantor, jointly and severally, unconditionally promises to pay such Obligations to such Lenders or Agents, or order, on demand, together with any and all reasonable expenses which may be incurred by the Agents or the Lenders in collecting any of the Obligations.

9.2.  Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations of the Borrowers whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by either Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations of the Borrowers, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by either Borrower, or (e) any payment made to the Agents or the Lenders on the Obligations which such Agents or such Lenders repay to the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

9.3.  Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or the Borrowers, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or either Borrower and whether or not any other Guarantor, any other guarantor or the Borrowers be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrowers or other circumstance which operates to toll any statute of limitations as to the Borrowers shall operate to toll the statute of limitations as to the Guarantor.

9.4.  Authorization. Each Guarantor authorizes the Agents and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)  change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Obligations as so changed, extended, renewed or altered;

(b)  take and hold security for the payment of the Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)  exercise or refrain from exercising any rights against the Borrowers or others or otherwise act or refrain from acting;

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(d)  release or substitute any one or more endorsers, guarantors, the Borrowers or other obligors;

(e)  settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, or subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrowers to its creditors;

(f)  apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers to the Lenders regardless of what liability or liabilities of such Guarantor or the Borrowers remain unpaid; and/or

(g)  consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any other Credit Document or any of such other instruments or agreements.

9.5.  Reliance. It is not necessary for the Agents or the Lenders to inquire into the capacity or powers of the Borrowers or their Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.6.  Subordination. Any of the Indebtedness of the Borrowers now or hereafter owing to any Guarantor is hereby subordinated to the Obligations of the Borrowers; provided, however, that payment may be made by the Borrowers on any such Indebtedness owing to such Guarantor so long as no Default or Event of Default has occurred and is continuing and the same is not otherwise prohibited by this Agreement; and provided further that if the Administrative Agent so requests at a time when an Event of Default exists, all such Indebtedness of the Borrowers to such Guarantor shall be collected, enforced and received by such Guarantor as trustee for the Lenders and the Agents and be paid over to the Administrative Agent on behalf of the Lenders and the Agents on account of the Obligations of the Borrowers to the Lenders and the Agents, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any of the Indebtedness of the Borrowers to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination and all such notes or negotiable instruments shall constitute Collateral and be delivered to the Collateral Agents in accordance with Section 10.4.

9.7.  Waiver. (a) Each Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require any Agent or the Lenders to (i) proceed against the Borrowers, any other Guarantor, any other guarantor or any other Person, (ii) proceed against or exhaust any security held from the Borrowers, any other Guarantor, any other guarantor or any other party or (iii) pursue any other remedy in such Agent’s or the Lenders’ power whatsoever. Each Guarantor waives (except as shall be required by applicable statute and cannot be waived) any defense based on or arising out of any defense of the Borrowers, any other Guarantor, any other guarantor or any other Person other than payment in full of the Obligations, including any defense based on or arising out of the disability of the Borrowers, any other Guarantor, any other guarantor or any other Person, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers other than payment in full of the Obligations. The Agents and the Lenders may, at their election, but subject to the provisions hereof and of the Intercreditor Agreement, foreclose on any security held by any Agent or the Lenders by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or

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exercise any other right or remedy any Agent and the Lenders may have against the Borrowers or any other Person, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid. Each Guarantor waives any defense arising out of any such election by any Agent or the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrowers or any other Person or any security.

(b)  Each Guarantor waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Agents and the Lenders shall have no duty to advise such Guarantor of information known to them regarding such circumstances or risks.

9.8.  Limitation on Enforcement. The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent or any Collateral Agent, but subject to the provisions hereof and of the Intercreditor Agreement, in each case acting in accordance with discretion given them under the Credit Documents, but subject to the provisions of the Intercreditor Agreement, or upon instructions received as contemplated by Section 8.4, and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders, or, where applicable, by a Collateral Agent for the benefit of the Lenders for which it acts as collateral agent, upon the terms of this Agreement and the other Credit Documents, including the Intercreditor Agreement.

9.9.  Other Limitations. (a) Trico Supply. Anything contained in this Agreement to the contrary notwithstanding, but subject to Section 7.1(l), the obligations of Trico Supply under the Guaranty and Section 10.1 shall be limited to the maximum aggregate amount permitted in order to not cause an infringement of the restrictions of Section 8-7 cf. Sections 1-3 and 1-4 of the Norwegian Public Companies Act on upstream guaranties/providing of security, and the Guaranty shall only become effective as to Trico Supply upon Trico Supply first having received duly perfected security interests provided for in the Trico Supply Collateral Vessel Mortgage. The initial stated amount of the Guaranty, as specified in the initial resolution of the directors of Trico Supply authorizing the Guaranty, is NOK 192,328,794. Trico Supply will comply with its obligations in Section 5.16 to maximize and increase the Maximum Supply Guaranty Amount to the extent possible.

(b)  TMI. Notwithstanding its execution of this Agreement as a Guarantor, TMI (i) shall not be a Guarantor until the earlier of such time as (x) TMI can be a Guarantor without violating the agreements that govern the MARAD 2006 Notes and the MARAD 2014 Notes and (y) TMI is permitted to be a Guarantor pursuant to a MARAD consent, whereupon TMI shall automatically and without any further action by the parties hereto become and be a Guarantor for all purposes of this Agreement and the other Credit Documents, (ii) so long as TMI is not a Guarantor, TMI shall not have any monetary obligation to the Lenders hereunder or under the other Credit Documents and (iii) shall at all times and in any event be a Credit Party for all purposes of the Credit Documents. The Credit Parties will use their best reasonable efforts to obtain the MARAD consents that are required to permit TMI to be a Guarantor and to give effect to TMI’s grant of security interests in the MARAD Vessels pursuant to Section 10.1.

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Section 10.   SECURITY

10.1.  Security.

(a)  Security for Obligations Owing to the Agents and the Revolving Credit Lenders. To induce the Revolving Credit Lenders to make the Revolving Credit Loans, each Credit Party hereby grants to the Revolving Credit Collateral Agent, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations owing to the Agents, in their capacity as such, and the Revolving Credit Lenders, a continuing Lien on and security interest in all of the right, title and interest of such Credit Party in, to and under the First Lien Collateral (as defined below) in accordance with and pursuant to the UCC and all other applicable law, which Lien and security interest shall be first priority for the ratable benefit of the Revolving Secured Parties and the Agents, in their capacity as such, as their interests may appear, and senior to the Lien and security interest granted in Section 10.1(b) for the ratable benefit of the Term Secured Parties, and shall be subject and junior only to, where applicable, Permitted Senior Liens thereon. For purposes of this Agreement, all of the following property wherever located and whether now owned or at any time hereafter acquired by a Credit Party or in which a Credit Party now has or at any time in the future may acquire any right, title or interest, is collectively referred to as the “First Lien Collateral”:

(i)  all Accounts;

(ii)  all Accounts Receivable and Accounts Receivable Records;

(iii)  all books and Records pertaining to the property described in this Section 10.1;

(iv)  all Lockbox Accounts, Blocked Accounts and other Deposit Accounts including in any event the Cash Collateral Account and the Reserved Cash Collateral Account (in each case, other than those maintained in the name of TMIH);

(v)  all Chattel Paper;

(vi)  all Collateral Vessels;

(vii)  all Commercial Tort Claims;

(viii)  all Documents;

(ix)  all Equipment;

(x)  all General Intangibles, including all Intellectual Property and that portion of the Pledged Collateral constituting General Intangibles and the GECC Master Bareboat Charter;

(xi)  all Instruments;

(xii)  all Insurance;

(xiii)  all Inventory;

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(xiv)  all Investment Property, including all Investment Property held in Control Accounts and that portion of the Pledged Collateral constituting Investment Property and all Equity Interests in JV Holdcos;

(xv)  all other Goods and personal property of such Credit Party, whether tangible or intangible, wherever located, including Money, Letter of Credit Rights, including all rights of payment or performance under letters of credit, and any secondary obligation that supports the payment or performance or an Account, Chattel Paper, a Document, a General Intangible, a Payment Intangible, an Instrument, Investment Property, or any other Collateral;

(xvi)  all Payment Intangibles;

(xvii)  all property of any Credit Party held by the Administrative Agent, either Collateral Agent or any other Secured Party, including all property of every description, in the possession or custody of or in transit to the Administrative Agent, either Collateral Agent or such other Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Credit Party, or as to which such Credit Party may have any right or power;

(xviii)  all Real Property;

(xix)  all Vehicles;

(xx)  to the extent not otherwise included, all Pledged Collateral;

(xxi)  to the extent not otherwise included, all monies and other property of any kind which is, after the date hereof, received by such Credit Party in connection with refunds with respect to taxes, assessments and governmental charges imposed on such Credit Party or any of its property or income;

(xxii)  to the extent not otherwise included, all causes of action and all monies and other property of any kind received therefrom, and all monies and other property of any kind recovered by any Credit Party;

(xxiii)  to the extent not otherwise included, all UCC Collateral;

(xxiv)  to the extent not otherwise included above, all Collateral Support and Supporting Obligations relating to any of the foregoing; and

(xxv)  to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the foregoing;

provided, however, that with respect to (a) TMI, the advance written consent of MARAD is required as a condition to the grant of a subordinated mortgage or security interest in, and Lien on, the MARAD Vessels and the proceeds thereof, as contemplated herein (and such grant of a subordinated mortgage or security interest in, and Lien on, the MARAD Vessels and the proceeds thereof shall be subject to receipt of such MARAD consent and any related limitations or conditions to such consent required by MARAD),

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(b) any Permitted JV, the Equity Interests in such joint venture shall not be deemed to be subject to the pledge hereunder to the extent the applicable Qualified JV Agreement prohibits such pledge, (c) the GECC Master Bareboat Charter, the advance written consent of General Electric Capital Corporation is required as a condition to the grant of a security interest in and Lien on the GECC Master Bareboat Charter and the proceeds thereof, and the effectiveness of such grant shall be subject to receipt of such consent and any related limitations or conditions to such consent required by General Electric Capital Corporation and (d) any Collateral constituting Trademarks, no security interest is hereby granted in United States intent-to-use Trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark applications under applicable federal law.

Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing, the Company or any of its consolidated Subsidiaries shall be permitted to make Permitted JV Investments or Permitted JV Sales and each of the Collateral Agents hereby consents to the release of Collateral to the extent constituting Releasable Collateral contributed or sold in connection with such Permitted JV Investment or Permitted JV Sales.

(b)  Security for Obligations Owing to the Term Loan Lenders. To induce the Term Loan Lenders to make the Term Loans, each Credit Party hereby grants to the Term Loan Collateral Agent, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations owing to the Term Loan Lenders, a continuing priming Lien on and security interest in all of the right, title and interest of such Credit Party in, to and under the Second Lien Collateral in accordance with and pursuant to the UCC and all other applicable law, which Lien and security interest shall be for the ratable benefit of the Term Secured Parties, and shall be subordinate and of second priority to the Lien and security interest granted in Section 10.1(a) for the ratable benefit of the Revolving Secured Parties and the Agents, in their capacity as such, and otherwise shall be subject and junior only to, where applicable, Permitted Senior Liens thereon. For purposes of this Agreement, all of the following property wherever located and whether now owned or at any time hereafter acquired by a Credit Party or in which a Credit Party now has or at any time in the future may acquire any right, title or interest, is collectively referred to as the “Second Lien Collateral”:

(i)  all Accounts;

(ii)  all Accounts Receivable and Accounts Receivable Records;

(iii)  all books and Records pertaining to the property described in this Section 10.1;

(iv)  all Lockbox Accounts, Blocked Accounts and other Deposit Accounts including in any event the Cash Collateral Account and the Reserved Cash Collateral Account (in each case, other than those maintained in the name of TMIH);

(v)  all Chattel Paper;

(vi)  all Collateral Vessels;

(vii)  all Commercial Tort Claims;

(viii)  all Documents;

(ix)  all Equipment;

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(x)  all General Intangibles, including all Intellectual Property and that portion of the Pledged Collateral constituting General Intangibles and the GECC Master Bareboat Charter;

(xi)  all Instruments;

(xii)  all Insurance;

(xiii)  all Inventory;

(xiv)  all Investment Property, including all Investment Property held in Control Accounts and that portion of the Pledged Collateral constituting Investment Property and all Equity Interests in JV Holdcos;

(xv)  all other Goods and personal property of such Credit Party, whether tangible or intangible, wherever located, including Money, Letter of Credit Rights, including all rights of payment or performance under letters of credit, and any secondary obligation that supports the payment or performance or an Account, Chattel Paper, a Document, a General Intangible, a Payment Intangible, an Instrument, Investment Property, or any other Collateral;

(xvi)  all Payment Intangibles;

(xvii)  all property of any Credit Party held by the Administrative Agent, either Collateral Agent or any other Secured Party, including all property of every description, in the possession or custody of or in transit to the Administrative Agent, either Collateral Agent or such other Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Credit Party, or as to which such Credit Party may have any right or power;

(xviii)  all Real Property;

(xix)  all Vehicles;

(xx)  to the extent not otherwise included, all Pledged Collateral;

(xxi)  to the extent not otherwise included, all monies and other property of any kind which is, after the date hereof, received by such Credit Party in connection with refunds with respect to taxes, assessments and governmental charges imposed on such Credit Party or any of its property or income;

(xxii)  to the extent not otherwise included, all causes of action and all monies and other property of any kind received therefrom, and all monies and other property of any kind recovered by any Credit Party;

(xxiii)  to the extent not otherwise included, all UCC Collateral;

(xxiv)  to the extent not otherwise included above, all Collateral Support and Supporting Obligations relating to any of the foregoing; and

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(xxv)  to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the foregoing;

provided, however, that with respect to (a) TMI, the advance written consent of MARAD is required as a condition to the grant of a subordinated mortgage or security interest in, and Lien on, the MARAD Vessels and the proceeds thereof, as contemplated herein (and such grant of a subordinated mortgage or security interest in, and Lien on, the MARAD Vessels and the proceeds thereof shall be subject to receipt of such MARAD consent and any related limitations or conditions to such consent required by MARAD), (b) any Permitted JV, the Equity Interests in such joint venture shall not be deemed to be subject to the pledge hereunder to the extent the applicable Qualified JV Agreement prohibits such pledge, (c) the GECC Master Bareboat Charter, the advance written consent of General Electric Capital Corporation is required as a condition to the grant of a security interest in and Lien on the GECC Master Bareboat Charter and the proceeds thereof, and the effectiveness of such grant shall be subject to receipt of such consent and any related limitations or conditions to such consent required by General Electric Capital Corporation and (d) any Collateral constituting Trademarks, no security interest is hereby granted in United States intent-to-use Trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark applications under applicable federal law.

Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing, the Company or any of its consolidated Subsidiaries shall be permitted to make Permitted JV Investments or Permitted JV Sales and each of the Collateral Agents hereby consents to the release of Collateral to the extent constituting Releasable Collateral contributed or sold in connection with such Permitted JV Investment or Permitted JV Sales.

(c)  Separate Classes of Debt. It is the intention of the parties to this Agreement that the Obligations secured by the Lien and security interest granted pursuant to Section 10.1(a) in the First Lien Collateral be deemed, and such Obligations shall be deemed, for all purposes of Bankruptcy Code (including but not limited to Sections 361 and 1122 thereof), and for all other purposes, a separate and distinct class of Indebtedness and Claim from the Obligations secured by the Lien and security interest in the Second Lien Collateral granted pursuant to Section 10.1(b).

10.2.  Perfection of Security Interests. (a) Each Credit Party shall, at its expense, promptly and duly execute and deliver, and have recorded, such agreements, instruments and documents and perform any and all actions requested by the Administrative Agent or any Collateral Agent at any time and from time to time to perfect, maintain, protect, and enforce the Lenders’ security interest in the Collateral of such Credit Party, including (i) executing and filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to the Administrative Agent and the Collateral Agents, (ii) in the case of any Investment Property, Blocked Accounts, Control Accounts, Lockbox Accounts, and other Deposit Accounts, taking any actions required by the Administrative Agent or the Senior Collateral Agent to enable the Collateral Agents to obtain “control” within the meaning of the UCC with respect thereto, including executing and delivering Blocked Account Agreements, Control Account Agreements and Lockbox Account Agreements, (iii) executing and delivering such documents, agreements and instruments as may be required by the Administrative Agent or any Collateral Agent to further evidence and perfect the security interests in favor of the Lenders in all Intellectual Property, (iv) maintaining complete and accurate stock records, (v) using its best efforts in delivering to the Senior Collateral Agent negotiable warehouse receipts, if any, and, upon the Senior Collateral Agent’s request therefor, non-negotiable warehouse receipts covering any portion of the Collateral located in warehouses

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and for which warehouse receipts are issued, (vi) placing notations on such Credit Party’s certificates of title or books of account to disclose the Collateral Agents’ security interest therein in favor of the Lenders, (vii) delivering to the Senior Collateral Agent all documents, certificates and Instruments necessary or desirable to perfect the Collateral Agents’ Lien in favor of the Lenders in letters of credit on which such Credit Party is named as beneficiary and all acceptances issued in connection therewith, (viii) after the occurrence and during the continuation of an Event of Default, transferring Inventory maintained in warehouses to other warehouses designated by the Senior Collateral Agent and (ix) taking such other steps as are deemed necessary or desirable to maintain the Collateral Agents’ security interests in favor of the Lenders in the Collateral.

(b)  Each Credit Party hereby authorizes the Administrative Agent and each Collateral Agent at any time and from time to time to execute and file financing statements or continuation statements and amendments thereto and other filing or recording documents or instruments with respect to the Collateral and the Liens granted under this Agreement and the other Credit Documents, including any such documents or instruments describing the Collateral as “all assets” or “all property” or other terms of similar breadth, in each case without the signature of such Credit Party in such form and in such offices as the Administrative Agent or any Collateral Agent determines appropriate to perfect the security interests of the Collateral Agents in favor of the Lenders under this Agreement. Each Credit Party shall pay the costs of, or incidental to, any recording or filing of any financing statements concerning the Collateral. Each Credit Party agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. If any Collateral is at any time in the possession or control of any warehouseman, bailee or such Credit Party’s agents or processors, such Credit Party shall notify such warehouseman, bailee, agents or processors of the Collateral Agents’ security interests in favor of the Lenders, which notification shall specify that such Person shall hold all such Collateral for the benefit of the Collateral Agents and, upon the occurrence and during the continuance of an Event of Default, hold all such Collateral for the Collateral Agents’ account subject to the Senior Collateral Agent’s instructions. From time to time, each Credit Party shall, upon the Administrative Agent’s or any Collateral Agent’s request, execute and deliver written instruments pledging to the Collateral Agents the Collateral described in any such instruments or otherwise, but the failure of such Credit Party to execute and deliver such confirmatory instruments shall not affect or limit the Collateral Agents’ security interests in favor of the Lenders or other rights in and to the Collateral. Until all Obligations have been fully satisfied and the Revolving Credit Commitments shall have been terminated, the Collateral Agents’ security interests in the Collateral, and all Proceeds and products thereof, shall continue in full force and effect. Notwithstanding anything in any Credit Document to the contrary, only the Senior Collateral Agent shall be entitled to give instructions concerning the possession of, and to exercise remedies against, the Collateral, except as otherwise provided in the Intercreditor Agreement and no other Agent shall be entitled to take any action inconsistent with the instructions of, and exercise of remedies by, the Senior Collateral Agent in respect of the Collateral, and the Senior Collateral Agent’s instructions concerning the Collateral and the exercise of rights and remedies in respect thereof shall have priority over the instructions of any other Agent, subject only to mandatory provisions of law and except as otherwise provided in the Intercreditor Agreement.

10.3.  Rights of Lender; Limitations on Lenders’ Obligations. (a) It is expressly agreed by each Credit Party that, anything herein to the contrary notwithstanding, such Credit Party shall remain liable under its Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Neither any Agent nor any Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Agreement, the Credit Documents, or the granting to the Collateral Agents of a security interest therein or the receipt by the Administrative Agent or any Lender of any payment relating to any Contract pursuant hereto, nor shall any Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Credit Party under or pursuant to any Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any

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payment received by it or the sufficiency of any performance by any party under any Contract, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b)  Subject to Section 10.5, each Agent authorizes each Credit Party to collect its Accounts, provided that such collection is performed in accordance with such Credit Party’s customary procedures, and any Agent may, upon the occurrence and during the continuation of any Event of Default and without notice, limit or terminate said authority at any time.

(c)  The Administrative Agent and any Collateral Agent may at any time, upon the occurrence and during the continuation of any Event of Default, after first notifying the Borrowers of its intention to do so, notify Account Debtors, notify the other parties to the Contracts of the Borrowers or any other Credit Party, notify obligors of Instruments and Investment Property of the Borrowers or any other Credit Party and notify obligors in respect of Chattel Paper of the Borrowers or any other Credit Party that the right, title and interest of the Borrowers or such Credit Party in, to and under such Accounts, such Contracts, such Instruments, such Investment Property and such Chattel Paper have been assigned to the Collateral Agents for the benefit of the Lenders and that payments in respect thereof shall be made directly to the Senior Collateral Agent. Upon the request of any Agent, the Borrowers or such other Credit Party will so notify such Account Debtors, such parties to Contracts, obligors of such Instruments and Investment Property and obligors in respect of such Chattel Paper. Upon the occurrence and during the continuation of an Event of Default, any Agent may in its own name, or in the name of others, communicate with such parties to such Accounts, Contracts, Instruments, Investment Property and Chattel Paper to verify with such Persons to such Agent’s reasonable satisfaction the existence, amount and terms of any such Accounts, Contracts, Instruments, Investment Property or Chattel Paper.

(d)  Any Agent shall have the right to make test verification of the Accounts in any manner and through any medium that it considers advisable, and each Credit Party agrees to furnish all such assistance and information as any such Agent may require in connection therewith. Each Credit Party, at its expense, will cause the Credit Parties’ certified independent public accountants satisfactory to the Majority Lenders to prepare and deliver to each Agent at any time and from time to time, promptly upon any Agent’s request, the following reports: (i) a reconciliation of all Accounts of such Credit Party, (ii) an aging of all Accounts of such Credit Party, (iii) trial balances, and (iv) a test verification of such Accounts as any Agent may reasonably request. Any Agent shall have the right at any time to conduct periodic audits of the Accounts of any Credit Party at the expense of the Borrowers.

10.4.  Covenants of the Credit Parties with Respect to Collateral. Each Credit Party hereby covenants and agrees with each Agent that from and after the date of this Agreement and until the Obligations are fully satisfied:

(a)  Changes in Locations, Name, Etc.; Creation of Deposit Accounts, Etc. Such Credit Party will not, except upon thirty (30) day’s prior written notice to each Agent and delivery to the Administrative Agent of all additional executed financing statements, account control or pledge agreements and other documents necessary to, or otherwise reasonably requested by, each Agent to, grant, or to maintain the validity, perfection and priority of, the security interests provided for herein (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business, (ii) change its name, identity, taxpayer identification number, organizational identification number, or organizational structure or form to such an extent that any financing statement or other filing or registration filed by or on behalf of any Credit Party, the Administrative Agent or any Collateral Agent in connection with this Agreement would become incorrect or misleading or (iii) establish or maintain any Deposit Account, Securities Account or commodity account not listed on Schedule 3.21.

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(b)  Maintenance of Records. Such Credit Party will keep and maintain, at its own cost and expense, satisfactory and complete records of the Collateral, in all material respects, including, a record of all payments received and all credits granted with respect to the Collateral and all other dealings concerning the Collateral. For each Collateral Agent’s further security, each Credit Party agrees that the Collateral Agents shall have a property interest in all of such Credit Party’s books and Records pertaining to the Collateral and, upon the occurrence and during the continuation of an Event of Default, such Credit Party shall deliver and turn over any such books and Records to the Senior Collateral Agent or to its representatives at any time on demand of any Agent.

(c)  Indemnification With Respect to Collateral. In any suit, proceeding or action brought by any Agent relating to any Account, Chattel Paper, Contract, General Intangible, Investment Property, Instrument, Intellectual Property or other Collateral for any sum owing thereunder or to enforce any provision of any Account, Chattel Paper, Contract, General Intangible, Investment Property, Instrument, Intellectual Property or other Collateral, such Credit Party will save, indemnify and keep the Secured Parties harmless from and against all expense, loss or damage suffered by the Secured Parties by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by such Credit Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Credit Party, and all such obligations of such Credit Party shall be and remain enforceable against and only against such Credit Party and shall not be enforceable against any Agent.

(d)  Limitation on Liens on Collateral. Such Credit Party will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral except Liens permitted under Section 6.2 and will defend the right, title and interest of the Collateral Agents, for the benefit of the Lenders, in and to all of such Credit Party’s rights under the Collateral and in and to the Proceeds thereof against the claims and demands of all Persons whomsoever other than claims or demands arising out of Liens permitted under Section 6.2.

(e)  Limitations on Modifications of Accounts. Such Credit Party will not, without the Administrative Agent’s and each Collateral Agent’s prior written consent, grant any extension of the time of payment of any of the Accounts, Accounts Receivable, Chattel Paper, Instruments, Payment Intangibles or Supporting Obligations, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than any of the foregoing which are done in the ordinary course of business, consistent with past practices and trade discounts granted in the ordinary course of business of such Credit Party.

(f)  Notices. Such Credit Party will advise each Agent and the Lenders promptly, in reasonable detail, (i) of any Lien asserted against any of the Collateral other than Liens permitted under Section 6.2, and (ii) of the occurrence of any other event which could reasonably expected to have a material adverse effect with respect to the aggregate value of the Collateral or on the security interests and Liens created thereon under the Credit Documents.

(g)  Pledged Collateral.

(i)  Upon request of any Agent, such Credit Party will (x) deliver to the Senior Collateral Agent all certificates or Instruments representing or evidencing any Pledged Collateral, whether now arising or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Credit Party’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Senior Collateral Agent, together with a Pledge

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Amendment, duly executed by the Credit Party, in substantially the form of Exhibit W (a “Pledge Amendment”), in respect of such Additional Pledged Collateral, and authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and (y) maintain all other Pledged Collateral constituting Investment Property in a Control Account. The Senior Collateral Agent shall have the right, at any time in its discretion and without notice to any Credit Party, to transfer to or to register in its name or in the name of its nominees any or all of the Pledged Collateral. The Senior Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing any of the Pledged Collateral for certificates or instruments of smaller or larger denominations.

(ii)  Except as provided in Section 10.7, such Credit Party shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral (other than liquidating or distributing dividends) with respect to the Pledged Collateral. Any sums paid upon or in respect of any of the Pledged Collateral upon the liquidation or dissolution of any issuer of any of the Pledged Collateral, any distribution of capital made on or in respect of any of the Pledged Collateral or any property distributed upon or with respect to any of the Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agents, be delivered to the Senior Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of any of the Pledged Collateral shall be received by such Credit Party, such Credit Party shall, until such money or property is paid or delivered to the Senior Collateral Agent, hold such money or property in trust for the Senior Collateral Agent, segregated from other funds of such Credit Party, as additional security for the Secured Obligations.

(iii)  Except as provided in Section 10.7, such Credit Party will be entitled to exercise all voting, consent and corporate rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Credit Party which would impair the Collateral or which would be inconsistent with or result in any violation of any provision of this Agreement or any other Credit Document or, without prior notice to each Agent, would enable or permit to be taken any other action to permit any issuer of Pledged Collateral to issue any Equity Interests of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any issuer of Pledged Collateral.

(iv)  Such Credit Party shall not grant Control over any Investment Property to any Person other than the Collateral Agents.

(v)  In the case of each Credit Party which is an issuer of Pledged Collateral, such Credit Party agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and will comply with such terms insofar as such terms are applicable to it. In the case of each Credit Party which is a partner in a Partnership, such Credit Party hereby consents to the extent required by the applicable Partnership Agreement to the pledge by each other Credit Party, pursuant to the terms hereof, of the Pledged Partnership Interests in such Partnership and to the transfer of such Pledged Partnership Interests to the Senior Collateral Agent or its nominee and to the substitution of the Senior Collateral Agent or its nominee as a substituted partner in such Partnership

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with all the rights, powers and duties of a general partner or a limited partner, as the case may be. In the case of each Credit Party which is a member of an LLC, such Credit Party hereby consents to the extent required by the applicable LLC Agreement to the pledge by each other Credit Party, pursuant to the terms hereof, of the Pledged LLC Interests in such LLC and to the transfer of such Pledged LLC Interests to the Senior Collateral Agent or its nominee and to the substitution of the Senior Collateral Agent or its nominee as a substituted member of the LLC with all the rights, powers and duties of a member of the LLC in question.

(vi)  Such Credit Party will not agree to any amendment of an LLC Agreement or Partnership Agreement that in any way adversely affects the perfection of the security interests of the Collateral Agents in favor of the Lenders in the Pledged Partnership Interests or Pledged LLC Interests pledged by such Credit Party hereunder, including electing to treat the membership interest or partnership interest of such Credit Party as a security under Section 8-103 of the UCC.

(h)  Intellectual Property.

(i)  Such Credit Party (either itself or through licensees) will (i) continue to use each Trademark that is Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agents shall obtain a perfected security interest in favor of the Lenders in such mark pursuant to this Agreement and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(ii)  Such Credit Party (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent which is Material Intellectual Property may become forfeited, abandoned or dedicated to the public.

(iii)  Such Credit Party (either itself or through licensees) (i) will not (and will not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any portion of the Copyrights which is Material Intellectual Property may become invalidated or otherwise impaired and (ii) will not (either itself or through licensees) do any act whereby any portion of the Copyrights which is Material Intellectual Property may fall into the public domain.

(iv)  Such Credit Party (either itself or through licensees) will not do any act, or omit to do any act, whereby any trade secret which is Material Intellectual Property may become publicly available or otherwise unprotectable.

(v)  Such Credit Party (either itself or through licensees) will not do any act that knowingly uses any Material Intellectual Property to infringe the intellectual property rights of any other Person.

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(vi)  Such Credit Party will notify each Agent immediately if it knows, or has reason to know, that any application or registration relating to any Material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Credit Party’s ownership of, right to use, interest in, or the validity of, any Material Intellectual Property or such Credit Party’s right to register the same or to own and maintain the same.

(vii)  Whenever such Credit Party, either by itself or through any agent, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States, such Credit Party shall report such filing to each Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of any Agent, such Credit Party shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as such Agent may request to evidence the Collateral Agents’ security interest for the benefit of the Lenders in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Credit Party relating thereto or represented thereby.

(viii)  Such Credit Party will take all reasonable actions necessary or requested by any Agent, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any Copyright, Trademark or Patent that is Material Intellectual Property, including filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition and interference and cancellation proceedings.

(ix)  In the event that any Material Intellectual Property is infringed upon or misappropriated or diluted by a third party, such Credit Party shall notify each Agent promptly after such Credit Party has knowledge thereof. Such Credit Party shall take appropriate action in response to such infringement, misappropriation or dilution, including promptly bringing suit for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions may be appropriate in its reasonable judgment under the circumstances to protect such Material Intellectual Property.

10.5.  Performance by Agents of the Credit Parties’ Obligations. If any Credit Party fails to perform or comply with any of its agreements contained herein and any Agent, as provided for by the terms of this Agreement or any other Credit Document, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of such Agent incurred in connection with such performance or compliance, together with interest thereon at the rate then in effect in respect of Base Rate Loans, shall be payable by such Credit Party to such Agent on demand and shall constitute Obligations secured by the Collateral. Performance of such Credit Party’s obligations as permitted under this Section 10.5 shall in no way constitute a violation of the automatic stay provided by section 362 of the Bankruptcy Code and each Credit Party hereby waives, to the extent permitted by applicable law, applicability thereof. Moreover, neither the Agents nor the Lenders shall be responsible for the payment of any costs incurred in connection with preserving or disposing of Collateral pursuant to

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section 506(c) of the Bankruptcy Code and the Collateral may not be charged for the incurrence of any such cost.

10.6.  Limitation on Duty in Respect of Collateral. Neither the Agents nor any Lender shall have any duty or liability as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except for its or their gross negligence or willful misconduct, with respect to the Collateral in its or their possession or under its or their control. Upon request of the Borrowers, each Agent shall account for any moneys received by it in respect of any foreclosure on or disposition of the Collateral of any Credit Party.

10.7.  Remedies, Rights Upon Default. (a) If any Event of Default shall occur and be continuing, subject to the provisions of the Intercreditor Agreement, each Agent may exercise in addition to all other rights and remedies granted to it in this Agreement and in any other Credit Document, all rights and remedies of a secured party under the UCC subject, however, to the provisions of the Intercreditor Agreement. Without limiting the generality of the foregoing, each Credit Party expressly agrees that in any such event, subject to the provisions of the Intercreditor Agreement, either Collateral Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon such Credit Party or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of such Collateral Agent’s offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Senior Collateral Agent shall have the right upon any such public sale or sales to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Credit Party hereby releases. Each Credit Party further agrees, at either Collateral Agent’s request, subject to the provisions of the Intercreditor Agreement, to assemble the Collateral and make it available to the Senior Collateral Agent at places which the Senior Collateral Agent shall reasonably select, whether at such Credit Party’s premises or elsewhere. The Senior Collateral Agent shall, through the Administrative Agent, apply the proceeds of any such collection, recovery, receipt, appropriation, realization or sale (net of all expenses incurred by the Administrative Agent in connection therewith, including attorney’s fees and expenses), to the Revolving Secured Obligations, if then outstanding, in the order provided for in Section 2.13, such Credit Party remaining liable for any deficiency remaining unpaid after such application, and after so paying over such net proceeds and after the payment by the Senior Collateral Agent of any other amount required by any provision of law, including the UCC, the then Senior Collateral Agent shall, if any Term Secured Obligations remain outstanding, pay any remaining proceeds to the Term Loan Collateral Agent, which shall apply all remaining net proceeds held or received by it to the Term Secured Obligations in the order provided for in Section 2.13, such Credit Party remaining liable for any deficiency remaining unpaid after such application, and after so paying over such net proceeds and after the payment by the Term Loan Collateral Agent of any other amount required by any provision of law, including the UCC, any surplus shall be applied as provided below. Upon payment in full of the Secured Obligations and of the amounts referred to in the preceding sentence, the then Senior Collateral Agent shall account for the surplus, if any, to the relevant Credit Party in accordance with Section 2.13. To the maximum extent permitted by applicable law, each Credit Party waives all claims, damages, and demands against each Agent and the Lenders arising out of the repossession, retention or sale of the Collateral except such as arise out of the gross negligence or willful misconduct of such Person as determined in a final non-appealable judgment or order by a court of competent jurisdiction. Each Credit Party agrees that either Collateral Agent need not give more than

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seven days’ notice to the Borrowers (which notification shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to the Borrowers at its address referred to in Section 12.2) of the time and place of any public sale of Collateral or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Either Collateral Agent and its agents shall have the right to enter upon any Real Property owned or leased by any Credit Party to exercise any of its rights or remedies under this Agreement. No Collateral Agent shall be obligated to make any sale of Collateral regardless of notice of sale having been given. Either Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and any such sale may, without further notice, be made at the time and place to which it was adjourned. Each Credit Party shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay its Obligations and all other amounts to which the Agents and the Lenders are entitled, the Credit Parties also being liable for the fees and expenses of any attorneys employed by the Agents to collect such deficiency. Notwithstanding any provision herein to the contrary, any foreclosure by either Collateral Agent on the Equity Interests in TMI pledged pursuant to this Agreement shall be effected in all respects in a manner that will not result in TMI being in violation of the requirements of MARAD as to the nationality of TMI and its owners.

(b)  Each Credit Party hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral, except any notice required pursuant to Section 7.

(c)  Pledged Collateral.

(i)  During the continuance of an Event of Default, (i) the Senior Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Collateral and make application thereof first to the Revolving Secured Obligations and then to the Term Secured Obligations in the order set forth herein, and (ii) the Senior Collateral Agent or its nominee may exercise (A) all voting, consent, corporate and other rights pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any issuer of Pledged Securities, the right to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Senior Collateral Agent may determine), all without liability except to account for property actually received by it, but the Senior Collateral Agent shall have no duty to any Credit Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(ii)  In order to permit the Senior Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (i) each Credit Party shall promptly execute and deliver (or cause to be executed and delivered) to the Senior Collateral Agent all such proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Credit Party hereby grants to the Senior Collateral Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged

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Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.

(iii)  Each Credit Party hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by such Credit Party to (x) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Credit Party, and each Credit Party agrees that such issuer shall be fully protected in so complying and (y) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral directly to the Senior Collateral Agent.

10.8.  Agent Appointment as Attorney-in-Fact. (a) Each Credit Party hereby irrevocably constitutes and appoints each Agent and any officer or agent thereof, with full power of substitution, as its and its Subsidiaries true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Credit Party and in the name of such Credit Party, or in its own name, from time to time in such Agent’s discretion (but subject to the terms of this Agreement and to the provisions of the Intercreditor Agreement), for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary and desirable to accomplish the purposes of this Agreement and the transactions contemplated hereby, and, without limiting the generality of the foregoing, hereby give each Collateral Agent the power and right, on behalf of such Credit Party, without notice to or assent by such Credit Party to do the following (but subject to the terms of this Agreement and to the provisions of the Intercreditor Agreement):

(i)  to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under any Collateral and, in the name of such Credit Party, its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by such Collateral Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by such Collateral Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable;

(ii)  to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof; and

(iii)  (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to

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the Senior Collateral Agent or as the Senior Collateral Agent shall direct; (B) to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any Collateral; (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents constituting or relating to the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against any Credit Party with respect to any Collateral of such Credit Party; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Senior Collateral Agent may deem appropriate; (G) to license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any trademarks, throughout the world for such term or terms, on such conditions, and in such manner, as the Senior Collateral Agent shall in its sole discretion determine; and (H) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Senior Collateral Agent were the absolute owner thereof for all purposes, and to do, at such Collateral Agent’s option and such Credit Party’s expense, at any time, or from time to time, all acts and things which such Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and such Collateral Agent’s Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as such Credit Party might do.

(b)  Each Agent agrees that it will forbear from exercising the power of attorney or any rights granted to the Senior Collateral Agent pursuant to this Section 10.8, except upon the occurrence or during the continuation of an Event of Default. The Credit Parties hereby ratify, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. Exercise by a Collateral Agent of the powers granted hereunder is not a violation of the automatic stay provided by section 362 of the Bankruptcy Code and each Credit Party waives, to the extent permitted by applicable law, applicability thereof. The power of attorney granted pursuant to this Section 10.8 is a power coupled with an interest and shall be irrevocable until the Obligations are indefeasibly paid in full.

(c)  The powers conferred on the Agents hereunder are solely to protect the Agents’ and the Lenders’ interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Agents shall be accountable only for amounts that they actually receive as a result of the exercise of such powers and neither they nor any of their officers, directors, employees or agents shall be responsible to any Credit Party for any act or failure to act, except for its own gross negligence or willful misconduct.

(d)  Each Credit Party also authorizes the Senior Collateral Agent, at any time and from time to time upon the occurrence and during the continuation of any Event of Default or as otherwise expressly permitted by this Agreement, (i) to communicate in its own name or the name of its Subsidiaries with any party to any Contract with regard to the assignment of the right, title and interest of such Credit Party in and under the Contracts hereunder and other matters relating thereto and (ii) to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

10.9.  Modifications. The Liens, lien priority and other rights and remedies granted to the Collateral Agents in respect of Obligations for the benefit of the Lenders pursuant to this Agreement and the other Credit Documents (including the existence, perfection and priority of the Liens provided

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herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any of the Credit Parties (pursuant to section 364 of the Bankruptcy Code or otherwise) or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, act or omission the security interests and other Liens granted herein shall continue to have the priority provided for under Sections 3.20 and 10.1 to be subject only to Permitted Senior Liens, and shall be prior to all other security interests and other Liens, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever except for Permitted Senior Liens.

10.10.  Intercreditor Agreement. Certain of the parties hereto have entered into the Intercreditor Agreement to govern, and further provide for, inter alia, the relative priority of the Liens of the Revolving Credit Lenders and the Term Loan Lenders and the exercise of certain rights and remedies of the Revolving Credit Lenders and the Term Loan Lenders.

Section 11.   MULTIPLE OBLIGORS

11.1.  Joint and Several Liability. Each Borrower acknowledges, represents and warrants the following:

(a)  Inducement. The Lenders have been induced to make the Loans to the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that the Notes and this Agreement and the other Credit Documents be honored and enforced as separate obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.

(b)  Combined Liability. Notwithstanding the foregoing, the Loans and the other Obligations constitute the joint and several obligation of each and every Borrower, and the Agents and the Lenders may at their option enforce the entire amount of the Loans and the other Obligations against any one or more Borrowers.

(c)  Separate Exercise of Remedies. The Agents (on behalf of the Lenders) may exercise remedies against each Borrower and its property separately, whether or not the Agents exercise remedies against the other Borrower or its property. The Agents may enforce one or more Borrowers’ obligations without enforcing the other Borrower’s obligations. Any failure or inability of any Agents to enforce one or more Borrower’s obligations shall not in any way limit any Agent’s right to enforce the obligations of any other Borrower. If the Senior Collateral Agent forecloses or exercises similar remedies under this Agreement and the other Credit Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Obligations only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Senior Collateral Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Obligations secured by this Agreement and the other Credit Documents under the applicable state law.

11.2.  Waivers.

(a)  General. Without notice to, or consent by, any Borrower, and without in any way limiting or reducing each or any Borrower’s liability for all of its Obligations under this Agreement and the other Credit Documents, the Agents and the Lenders, in accordance with Section 12.1 and other applicable provisions of the Credit Documents, may: (i) grant extensions of time, renewals or other indulgences or modifications to any Borrower or any other party under any of the Credit Documents, (ii) agree with any Borrower to change the rate of interest under the Loans to such Borrower, (iii) agree with the Borrowers to change, amend or modify any Credit Document(s), (iv) to the extent permitted under the Credit Documents following an Event of Default, sell, exchange, release or exercise remedies with

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 respect to any or all Collateral, (v) accept or reject additional collateral for the Loans or any portion thereof, (vi) discharge or release any party or parties liable under the Credit Documents, (vii) foreclose or otherwise realize on any Collateral, or attempt to foreclose or otherwise realize on any Collateral, whether such attempt is successful or unsuccessful, and whether such attempt relates to some or all or only some portion of the Collateral, (viii) accept or make compositions or other arrangements or file or refrain from filing a claim in any bankruptcy, insolvency or similar proceeding, (ix) make other or additional Loans to any of the Borrowers in such amount(s) and at such time(s) as the Agents and the Lenders, in accordance with Section 12.1 and other applicable provisions of the Credit Documents, may determine, and (x) credit payments in such manner and order of priority to principal, interest or other obligations as the Administrative Agent may determine in its discretion, except as otherwise provided in this Agreement (including under Section 2.13 and Section 12.1)). Without limiting the generality of the foregoing, except as might be provided in this Agreement to the contrary, each or any Borrower’s liability for the Loans and other Obligations shall continue even if the Agents, the Lenders and the other Borrower alter any obligations under the Credit Documents in any respect or any Agent’s (or any Lender’s) remedies or rights against any Borrower are in any way impaired or suspended without any Borrower’s consent. If the Agents and the Lenders perform any of the actions described in this Section, then every Borrower’s liability shall continue in full force and effect even if the Agents’ (or any Lender’s) actions impair, diminish or eliminate any Borrower’s subrogation, contribution or reimbursement rights (if any) against the other Borrower.

(b)  Waivers of Rights and Defenses. Each Borrower waives any right to require any Agent to (i) proceed against any particular Borrower, any particular Collateral, or in any particular order of realization, (ii) proceed against or exhaust any Collateral, or (iii) pursue any other right or remedy. Each Borrower agrees that the Agents may proceed against each or any Borrower with respect to the obligations of such Borrower under this Agreement and the other Credit Documents without taking any actions against any other Borrower and without proceeding against or exhausting any other Collateral. Each Borrower agrees that any Agent (on behalf of the Lenders) may unqualifiedly exercise (or refrain from exercising) in its sole discretion any or all rights and remedies available to it against any Borrower without impairing any Agent’s rights and remedies in enforcing the obligations of any Borrower under this Agreement or the other Credit Documents, under which every Borrower’s liabilities shall remain independent and unconditional. Each Borrower agrees and acknowledges that any Agent’s exercise of certain of such rights or remedies may affect or eliminate such Borrower’s right of subrogation or recovery (if any) against the other Borrower and that such Borrower may incur a partially or totally non-reimbursable liability in performing its obligations under the Credit Documents. Without limiting the generality of any other waivers in this Agreement, each Borrower expressly waives any statutory or other right that such Borrower might otherwise have to require the Administrative Agent to exhaust the Collateral held with respect to the other Borrower before any Agent may proceed against the Collateral owned by such Borrower.

(c)  Additional Waivers. Each Borrower waives diligence and all demands, protest, presentments and notices of every kind or nature except notices of default, notices to cure and notices that, in any of the foregoing cases, are either required by law or by this Agreement or the other Credit Documents, including notices of protest, dishonor, nonpayment, acceptance of the Obligations of such Borrower under this Agreement and the other Credit Documents and the creation, renewal, extension, modification or accrual of any such Obligations. No failure or delay on any Agent’s or any Lender’s part in exercising any power, right or privilege under the Credit Documents shall impair or waive any such power, right or privilege.

11.3.  Full Knowledge. Each Borrower and Guarantor acknowledges and represents and warrants that such Borrower or Guarantor, as applicable, has had a full and adequate opportunity to review the Credit Documents and the Trico Plan, the transactions contemplated hereby and thereby and

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all underlying facts relating to such transactions. Each Borrower and Guarantor represents and warrants that such Borrower or Guarantor, as applicable, fully understands: (a) the remedies the Agents (on behalf of the Lenders and the Agents) may pursue against such Borrower and each other Borrower and Guarantor in the event of a Default or Event of Default under this Agreement or any other Credit Document, (b) the value (if any) of any Collateral, and (c) such Borrower’s or Guarantor’s and each other Borrower’s or Guarantor’s financial condition and ability to perform under the Credit Documents. Each Borrower and Guarantor agrees to keep itself fully informed regarding all aspects of such Borrower’s or Guarantor’s financial condition and the performance of each Borrower’s Obligations under this Agreement and the other Credit Documents.

11.4.  Deferral of Reimbursement. Each Borrower waives any right to be reimbursed by the other Borrower for any payment(s) made by such Borrower or from such Borrower’s property on account of the Obligations of such other Borrower under this Agreement or any other Credit Document, unless and until all such Obligations under this Agreement and the Credit Documents then required to be performed have been paid and performed (as applicable) in full. Each Borrower acknowledges that such Borrower has received adequate consideration for execution of the Credit Documents to which such Borrower is a party by virtue of Lenders’ making or committing to make the Loans (which benefit each and every Borrower). No Borrower requires or expects, and no Borrower is entitled to, any other right of reimbursement against the other Borrower as consideration for the entering into the Credit Documents to which such Borrower is a party.

11.5.  Rights of Contribution; Subordination. The Borrowers hereby agree, as between themselves, that if any Borrower shall pay any Obligation of the other Borrower under this Agreement or the other Credit Documents, the other Borrower shall, on demand, pay to such Borrower the amount of such excess payment; provided, however, the right of a Borrower to receive such excess payment shall, after the occurrence, and during the continuance, of any Event of Default, be subordinate and subject in right of payment to the prior payment in full of all the Obligations of the Borrowers to the Agents and the Lenders under this Agreement and the Credit Documents and no Borrower shall exercise any right or remedy with respect to such excess payment until payment and satisfaction in full of all of such Obligations to the Agents and the Lenders.

11.6.  Lenders’ Disgorgement of Payments. Upon payment of all or any portion of the Loans, every Borrower’s Obligations under this Agreement and the other Credit Documents shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any bankruptcy, insolvency or similar proceeding or otherwise, avoided or recovered directly or indirectly from any Agent or any Lender as a preference, fraudulent transfer or otherwise, irrespective of (a) any notice of revocation given by such Borrower prior to such avoidance or recovery, or (b) payment in full of the Loans. Each Borrower’s liability under the Credit Documents shall continue until all periods have expired within which any Agent or Lenders could (on account of bankruptcy or insolvency proceedings, whether or not then pending, affecting any Borrower or any other Person) be required to return or repay any amount paid at any time on account of the Loans or the other Obligations. If, in any such proceeding, any party seeks to require any Agent or any Lender to disgorge or repay any payments previously made by any Borrower to any Agent or Lender, then such Borrower and/or every Borrower shall jointly and severally be obligated to pay such Agent or such Lender, within ten days after written request therefor, an amount equal to the amount adjudicated to be disgorged or repaid.

Section 12.   MISCELLANEOUS

12.1.  Amendments and Waivers. Neither this Agreement or any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1. The Majority Lenders and each Credit Party party to

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the relevant Credit Document may, or, with the written consent of the Majority Lenders, each Agent and each Credit Party party to the relevant Credit Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto or to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents, or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend any scheduled date of payment of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Lenders) or extend the scheduled date of any payment thereof, or extend the Termination Date, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 12.1 without the written consent of such Lender (it being agreed that the addition of Lenders under any Additional Credit Facility provided for in accordance with this Section 12.1 shall not be deemed to constitute such an elimination or reduction); (iii) except to give effect to the addition of new Lenders in respect of any Additional Credit Facility provided for in accordance with this Section 12.1, amend, supplement or otherwise modify any provision of this Section 12.1 or the definitions of the term “Required Lenders” or the term “Majority Lenders” or any provision of any Credit Document expressly requiring that any particular action be taken or consented to by all of the Lenders, in each case without the written consent of all Lenders directly affected thereby; (iv) consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement or the other Credit Documents without the written consent of all Lenders; (v) release any material portion of the Collateral or release any Guarantor from its obligations under the Guaranty, in each case without the written consent of the Required Lenders; (vi) release all or substantially all of the Collateral or all or substantially all of the Guarantors without the written consent of all Lenders; (vii) except to the extend appropriate to give effect to, and to provide for allocation of payments attributable to, any Additional Credit Facility duly incorporated into this Agreement in accordance with this Section 12.1, amend, modify or waive any provision of Section 2.13 without the written consent of each Lender directly adversely affected thereby; (viii) amend, modify or waive any provision of Section 8 or otherwise increase the duties or obligations of Agents without the written consent of each Agent adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Credit Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Credit Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. No vote by the Lenders to release Collateral shall discriminate between the Revolving Loans or the Term Loans or any Additional Credit Facility secured thereby, without prejudice to the rights of the holders of a senior Lien to exercise remedies and sell Collateral free of junior Liens.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders and of the Required Lenders constituting Revolving Credit Lenders, Term Loan Lenders and lenders with respect to each Additional Credit Facility duly incorporated into this Agreement in accordance with this Section 12.1, each voting separately as a class, the Administrative Agent and each Borrower and Guarantor (a) to add one or more additional credit facilities to this Agreement (“Additional Credit Facilities”) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably (with the relative priorities and in the manner consented to by the Revolving Credit Lenders, the Term Loan Lenders and Lenders providing each new

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credit facility hereunder in accordance herewith, as provided for above) in the benefits of this Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facilities in any determination of the Majority Lenders and (c) except in respect of the application of Proceeds of Collateral during the continuance of an Event of Default, to permit non-pro rata payments to be made in respect of such Additional Credit Facilities to the extent necessary to give effect to different interest and principal payment dates provided for under such Additional Credit Facilities, differing fees, breakage and other payments provided for, and otherwise, all as shall be approved in good faith by the Required Lenders to reflect the differing interests of the Lenders under such Additional Credit Facilities.

12.2.  Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Agents, as set forth on Schedule 12.2 in the case of each Guarantor, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Either Borrower:	Trico Marine Assets, Inc. Trico Marine Operators, Inc. 2401 Fountainview, Suite 920 Houston, TX 77057 Attention: Trevor Turbidy Telecopy: (713) 780-0062 Telephone: (713) 780-9926

The Administrative Agent:	Bear Stearns Corporate Lending Inc. 383 Madison Avenue New York, NY 10179 Attention: Kevin Cullen Telecopy: (212) 272-9184 Telephone: (212) 272-5724
The Revolving Credit Collateral Agent:	Bear Stearns Corporate Lending Inc. 383 Madison Avenue New York, NY 10179 Attention: Kevin Cullen Telecopy: (212) 272-9184 Telephone: (212) 272-5724
The Term Loan Collateral Agent:	The Bank of New York Asset Solutions Division 600 E. Las Colinas Blvd. Ste. #1300 Irving, TX. 75039 Attention: Stephen Jerard Telecopy: (972) 401-8557 Telephone: (972) 401-8600

provided that any notice, request or demand to or upon any Agent or the Lenders shall not be effective until received.

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Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or either Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

12.3.  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4.  Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

12.5.  Payment of Expenses and Taxes; Indemnification. The Borrowers jointly and severally agree (a) to pay or reimburse each Agent for all its out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution of, and the administration (including inspections pursuant to Section 5.6) of, and any amendment, supplement or modification to, this Agreement, the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and search, filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to either Borrower prior to the Initial Funding Date (in the case of amounts to be paid on the Initial Funding Date) and from time to time thereafter on a monthly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and to such Agent and (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents prepared in connection herewith or therewith. The Borrowers and the Guarantors shall jointly and severally indemnify and hold harmless each Agent, each Lender and each of their respective affiliates and each of the respective officers, directors, employees, agents, advisors, attorneys, consultants, and representatives of each of the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, fees and disbursements of counsel), joint or several (“Indemnified Amounts”), that may be imposed on, incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with, arising out of or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), whether or not any such Indemnified Party is a party thereto, in each case in any manner relating to, arising out of or in connection

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with or by reason of the Exit Facility, or the use or intended use of the proceeds of the Exit Facility, the Cases, the Credit Documents, or the transactions contemplated hereby or thereby (which shall include any act, event or transaction related or attendant to any thereof), or in connection with any investigation of any matters contemplated hereby or thereby (collectively, the “Indemnified Matters”) except that the Borrowers and the Guarantors shall not have any obligation to an Indemnified Party pursuant hereto with respect to any Indemnified Amounts relating to any Indemnified Matter to the extent of any portion of such Indemnified Amounts directly and primarily caused by, or directly and primarily resulting from, the gross negligence or willful misconduct of that Indemnified Party as determined in a final non-appealable judgment or order by a court of competent jurisdiction. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower or Guarantor or any of their respective Subsidiaries, or by any directors, security holders or creditors of any of the foregoing, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto. The Borrowers and the Guarantors further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of them or any of their respective Subsidiaries for or in connection with the Indemnified Matters, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have been directly and primarily caused by, or directly and primarily resulting from, such Indemnified Party’s gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Without limiting the foregoing, and to the extent permitted by applicable law, each Credit Party agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnified Party. All amounts due under this Section shall be payable not later than ten days after written demand therefor. Statements payable by the Borrowers or the Guarantors pursuant to this Section shall be submitted to the Person and at the address of the Borrowers or the Guarantors set forth in Section 12.2, or to such other Person or address as may be hereafter designated by either Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other Obligations payable hereunder or under any other Credit Document.

12.6.  Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)  (i)Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement or under any other Credit Document (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)  either Borrower, provided that no consent of either Borrower shall be required for an assignment (x) to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person or (y) of any Lender’s rights and obligations under this Agreement in respect of such Lender’s Term Loan and Term Loan Commitment; and

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(B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and, after giving effect to such assignment, the remaining Loans and Commitments of such assigning Lender shall not be less than $1,000,000, in each case unless either Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of either Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500;

(C)  the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D)  in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Credit Documents, provided that the Assignment and Acceptance between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 12.1 and (2) directly affects such CLO.

(iii)  Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 12.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the

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Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)Any Lender may, without the consent of either Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and, if applicable, each other Credit Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and, if applicable, each other Credit Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 12.1 and (2) directly affects such Participant. Subject to clause (c)(ii) of this Section, the Credit Parties agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.7(b) as though it were a Lender, provided that such Participant shall be subject to Section 12.7(a) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with either Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.15 unless such Participant complies with Section 2.15(d).

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)  Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of either Borrower or the Administrative Agent and without regard to the limitations set forth in Section 12.6(b). Each Credit

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Party, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

12.7.  Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular credit facility hereunder, as applicable, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or shall receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender or, if applicable in the case of payments hereunder expressly allocated to the Lenders under a particular credit facility hereunder, by any other Lender participating under such Credit Facility, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders, or the other Lenders participating under such Credit Facility, as applicable, a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders, or the other Lenders participating under such Credit Facility, as applicable; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by each Credit Party to the extent permitted by applicable law, upon any amount becoming due and payable by any Credit Party hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Credit Party, as the case may be. Each Lender agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.8.  Counterparts. This Agreement and each other Credit Document may be executed by one or more of the parties to this Agreement or any other Credit Document on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any other Credit Document by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof. A set of the copies of this Agreement and each other Credit Document signed by all the parties shall be lodged with the Company and the Borrowers and each Agent.

12.9.  Severability. Any provision of this Agreement or any other Credit Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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12.10.  Integration. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

12.11.  GOVERNING LAW. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER CREDIT DOCUMENT, THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW. THIS AGREEMENT IS DEEMED TO BE ENTERED INTO IN, AND THE PAYMENT OBLIGATIONS HEREUNDER ARE INTENDED TO BE PERFORMED IN, THE STATE OF NEW YORK.

12.12.  Submission To Jurisdiction; Waivers. Each Credit Party hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Credit Documents to which it is a party or is subject, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof and to the extent applicable to the enforcement by the Agents or the Lenders of the obligations of the Credit Parties under the Credit Documents, to the non-exclusive jurisdiction of the courts of The Netherlands, Norway, Mexico, Nigeria, England, Brazil and the Cayman Islands;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Credit Party at its address set forth or referenced in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

12.13.  Acknowledgments. Each Credit Party hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

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(b)  no Agent or Lender has any fiduciary relationship with or duty to such Credit Party arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Agents and Lenders, on one hand, and such Credit Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among such Credit Party and the Lenders.

12.14.  Releases of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Credit Document, each Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 12.1) to take any action requested by the Borrowers having the effect of releasing any Collateral or Guaranty to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with Section 12.1.

12.15.  Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Credit Party pursuant to this Agreement that is designated by such Credit Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Affiliate of such Lender, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Specified Hedge Agreement (or any professional advisor to such counterparty) or any pledgee of any security interest pledged pursuant to Section 12.6(d), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Credit Document.

12.16.  WAIVERS OF JURY TRIAL. THE CREDIT PARTIES, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.17.  Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

12.18.  Joint and Several Liability; Postponement of Subrogation. (a) The obligations of the Borrowers and the Guarantors hereunder and under the other Credit Documents to which they are a party shall be joint and several and, as such, each Borrower and each Guarantor shall be liable for all of the Obligations of each Borrower under this Agreement and the other Credit Documents. The liability of each Borrower and each Guarantor for the Obligations of each Borrower under this Agreement and the other Credit Documents shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Credit Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder) which may at any time be available to or be asserted by any Borrower or any

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other Credit Party or other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of any other Credit Party or any other Person or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other Credit Party for the Obligations, or of such Credit Party under this Section, in bankruptcy or in any other instance.

(b)  Each Borrower and each Guarantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the Obligations and the permanent termination of all Commitments. Any amount paid to either Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the Obligations and the permanent termination of all Commitments shall be held in trust for the benefit of the Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the Secured Parties and credited and applied against the Obligations of the Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any Obligations or Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against the other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the Obligations of the other Borrower to any Secured Party.

12.19.  Marshaling; Payments Set Aside. None of the Agents or any Lender shall be under any obligation to marshal any assets in favor of either Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that either Borrower makes a payment or payments to any Agent or the Lenders or any of such Persons receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

12.20.  Certain Agreements Relating to TMIH. Each of the Company and the Agents and the Lenders hereby agrees that it shall not hold the Directors of TMIH personally liable for or in respect of, and expressly waives any claim it might now or in the future have as a matter of Netherlands law against the Directors of TMIH for personal liability for or in respect of, the authorization, execution, delivery and performance by TMIH of the Trico Supply Share Purchase Agreement. The Company, as owner of all of the Equity Interests in TMIH and as the creditor under the TMIH Subordinated Loan Agreement with respect to the TMIH Subordinated Loan, hereby expressly (i) consents to the authorization, execution, delivery and performance by TMIH of the Trico Supply Share Purchase Agreement, (ii) declares that it believes that such authorization, execution, delivery and performance by TMIH of the Trico Supply Share Purchase Agreement are in the best overall interests of TMIH and the Company, and (iii) irrevocably waives, and agrees that it shall not assert, any claim, defense, objection, cause of action or other right it might have under any applicable law to object to or challenge, or assert any ineffectiveness or unenforceability of, such Trico Supply Share Purchase Agreement or to assert any fraudulent transfer or other claim (whether similar or dissimilar to the foregoing) in respect of such Trico Supply Share Purchase Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TRICO MARINE ASSETS, INC. as a Borrower and a Guarantor By: /S/ Thomas E. Fairley Name: Thomas E. Fairley Title: Director

TRICO MARINE OPERATORS, INC. as a Borrower and a Guarantor By: /S/ Thomas E. Fairley Name: Thomas E. Fairley Title: Director

TRICO MARINE SERVICES, INC. as a Guarantor By: /S/ Thomas E. Fairley Name: Thomas E. Fairley Title: Director

COUNTERPART SIGNATURE PAGE TO THE CREDIT AGREEMENT

TRICO MARINE INTERNATIONAL, INC. By: /S/ Thomas E. Fairley Name: Thomas E. Fairley Title: Director

TRICO MARINE INTERNATIONAL HOLDINGS B.V. By: /S/ Thomas E. Fairley Name: Thomas E. Fairley Title: Director

TRICO SUPPLY AS By: /S/ Trevor Turbidy Name: Trevor Turbidy Title: Attorney-in-fact

TRICO SERVICOS MARITIMOS LTDA. By: /S/ Fernando R. Martins Name: Fernando R. Martins Title: General Manager

COUNTERPART SIGNATURE PAGE TO THE CREDIT AGREEMENT

SERVICOS DE APOYO MARITIMO DE MEXICO, S. DE R.L. DE C.V. By: /S/ Thomas E. Fairley Name: Thomas E. Fairley Title: Director

COASTAL INLAND MARINE SERVICES LTD. By: /S/ Thomas E. Fairley Name: Thomas E. Fairley Title: Director

TRICO MARINE INTERNATIONAL, LTD. By: /S/ Thomas E. Fairley Name: Thomas E. Fairley Title: Director

COUNTERPART SIGNATURE PAGE TO THE CREDIT AGREEMENT

TRICO SUPPLY (UK) LIMITED By: /S/ Thomas E. Fairley Name: Thomas E. Fairley Title: Director

ALBYN MARINE LIMITED By: /S/ A.J.R. May Name: A.J.R. May Title: Director

COUNTERPART SIGNATURE PAGE TO THE CREDIT AGREEMENT

BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Book Manager

By:    /S/ Keith C. Barnish
Name: Keith C. Barnish
Title: Senior Managing Director

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and as Revolving Credit Collateral Agent

By:    /S/ Victor Bulzacchelli
Name: Victor Bulzacchelli
Title: Vice President

COUNTERPART SIGNATURE PAGE TO THE CREDIT AGREEMENT

THE BANK OF NEW YORK, as Term Loan Collateral Agent

By:    /S/ Francis B. Casanova
Name: Francis B. Casanova
Title: Vice President